                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential for Use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to SS 240.14a-11(c) or SS 240.14a-12

                             NAI Technologies, Inc.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
   (Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
       Item 22(a)(2) of Schedule 14A.
[ ] $500 per  each  party  to the  controversy  pursuant  to  Exchange  Act
       Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1)  Title of each class of securities to which transaction applies:

         ----------------------------------------------------------------------
         2)  Aggregate number of securities to which transaction applies:

         ----------------------------------------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

         ----------------------------------------------------------------------
         4)  Proposed maximum aggregate value of transaction:

         ----------------------------------------------------------------------
         5)  Total fee paid:

         ----------------------------------------------------------------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[x]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:

         -------------------------------------------------

         2)  Form, Schedule or Registration Statement No.:

         -------------------------------------------------
         3)  Filing Party:

         -------------------------------------------------
         4)  Date Filed:

         -------------------------------------------------

                             NAI TECHNOLOGIES, INC.
                            2405 Trade Centre Avenue
                            Longmont, Colorado 80503
                                 (303) 776-5674

                                  ------------

                   NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS
                         to be held on February 1, 1996


                                  ------------



     A Special Meeting of Shareholders (the "Special Meeting") of NAI Technologies, Inc., a New York corporation (the "Company"), will be held on Thursday, February 1, 1996 at 10 a.m., at the Raintree Conference Center located at 1850 Industrial Circle, Longmont, Colorado 80503, for the following purposes:



     1. to approve the issuance by the Company of certain debt securities and warrants convertible or exercisable into or for approximately 8,000,000 shares of the Company's Common Stock to investors in a proposed private placement which will result in the potential issuance of more than 20% of the Company's Common Stock and may result in a change of control of the Company;

     2. to vote on an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 25,000,000;



     3. to vote to ratify and approve the selection of KPMG Peat Marwick as the Company's independent auditors for the year ended December 31, 1995; and





     4. to consider and act upon such other matters as may properly come before the Special Meeting.





     All shareholders are cordially invited to attend. Only shareholders of record at the close of business on December 15, 1995 will be entitled to vote at the Special Meeting or any adjournment thereof.



                                   By Order of the Board of Directors,



                                   Richard A. Schneider,
                                   Secretary

January 5, 1996




--------------------------------------------------------------------------------



     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE READ THE ACCOMPANYING PROXY STATEMENT AND COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES OF AMERICA. THE PROXY IS REVOCABLE BY YOU AT ANY TIME PRIOR TO ITS USE. IF YOU RECEIVE MORE THAN ONE PROXY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND RETURNED TO ASSURE THAT ALL YOUR SHARES WILL BE VOTED AT THE SPECIAL MEETING.



--------------------------------------------------------------------------------

                             NAI TECHNOLOGIES, INC.
                            2405 Trade Centre Avenue
                            Longmont, Colorado 80503
                                 (303) 776-5674

                                  ------------




              PROXY STATEMENT FOR A SPECIAL MEETING OF SHAREHOLDERS
                         to be held on February 1, 1996



                                  ------------

                                  INTRODUCTION


General



     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of NAI Technologies, Inc., a New York corporation (the "Company"), of proxies for use at a special meeting of shareholders (the "Special Meeting") of the Company to be held at the Raintree Conference Center located at 1850 Industrial Circle, Longmont, Colorado 80503, on Thursday, February 1, 1996 at 10 a.m., local time, and at any adjournment thereof. This Proxy Statement was first mailed to shareholders of the Company on or about January 5, 1996.





     At the Special Meeting, the Company's shareholders will (i) vote to approve the issuance by the Company of certain debt securities and warrants convertible or exercisable into or for approximately 8,000,000 shares of the Company's Common Stock to investors in a proposed private placement (the "Investment Transaction") which will result in the potential issuance of more than 20% of the Company's Common Stock and may result in a change of control of the Company,
(ii) vote on an amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock, par value $.10 per share, of the Company ("Common Stock") from 10,000,000 to 25,000,000, and (iii) vote to ratify and approve the selection of KPMG Peat Marwick as the Company's independent auditors for the fiscal year ended December 31, 1995. The shareholders may also conduct such other further business as may properly come before the Special Meeting or any adjournment thereof.



     The Board of Directors believes that the approval of the Investment Transaction and the related authorization of an additional 15,000,000 shares of Common Stock is necessary to enable the Company to restructure its debt which otherwise matures, with a payment of $15,225,000, plus interest accrued, being due and payable, on February 15, 1996 and otherwise to remain financially viable and to avoid seeking bankruptcy protection.

Record Date; Proxies



     The Board of Directors of the Company has fixed the close of business on December 15, 1995 as the record date (the "Record Date") for determining holders of Common Stock entitled to notice of and to vote at the Special Meeting. Only holders of record of the Common Stock at the close of business on such date will be entitled to vote at the Special Meeting or at any adjournment thereof. At such date, there were issued and outstanding 7,459,437 shares of Common Stock, each of which is entitled to one vote on each matter presented at the Special Meeting.





     Each shareholder of the Company is requested to complete, sign, date and return the enclosed proxy without delay in order to ensure that the shares owned by such shareholder are voted at the Special Meeting. Any shareholder may revoke a proxy at any time before it is voted by: (i) delivering a written notice to the

Secretary of the Company, at the address of the Company set forth above, stating that the proxy is revoked; (ii) executing a subsequent proxy and delivering it to the Secretary of the Company; or (iii) attending the Special Meeting and voting in person. Each properly executed proxy returned will be voted as directed. In addition, unless otherwise specified in the proxy, proxies will be voted IN FAVOR OF the proposal to approve the Investment Transaction, IN FAVOR OF the proposal to amend the Company's Certificate of Incorporation to increase the authorized shares of Common Stock from 10,000,000 to 25,000,000, and IN FAVOR OF ratification and approval of the selection of KPMG Peat Marwick as the Company's independent auditors for the year ended December 31, 1995.



Required Vote



     The holders of a majority of the outstanding shares of Common Stock on the Record Date are necessary to constitute a quorum at the Special Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock present at the Special Meeting and voting is required to approve the Investment Transaction. Accordingly, votes "withheld" will not count against the ratification of the Investment Transaction. Brokers do not have discretionary authority to vote on the proposal to approve the Investment Transaction. See "Approval of Issuance of Securities in Investment Transaction." The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the proposal to amend the Company's Certificate of Incorporation to increase the authorized shares of Common Stock. Accordingly, votes "withheld" will count against the proposal to amend the Certificate of Incorporation. Brokers do not have discretionary authority to vote on the proposal to amend the Certificate of Incorporation. See "Approval of Increase in Number of Common Shares Authorized." The affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting and voting is required to ratify and approve the selection of auditors. Accordingly, votes "withheld" will not count against the ratification of the selection of such auditors. Brokers have discretionary authority to vote on the ratification of the selection of auditors. See "Ratification of the Selection of Independent Auditors."



Dissenters' Rights



     Shareholders do not have dissenters' rights of appraisal with respect to any of the matters to be acted upon at the Special Meeting.





Other Action At Special Meeting





     The Company does not know of any other matters to be presented at the Special Meeting. If any additional matters should be properly presented, proxies will be voted in accordance with the judgment of the proxy holders.



Cost of Solicitation




     The Company will bear the cost of soliciting proxies estimated at approximately $60,000. The Company has retained D.F. King & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies in connection with the Special Meeting for which it will receive an estimated fee of approximately $15,000 plus reasonable out-of-pocket expenses. Directors, officers and employees of the Company may also solicit proxies personally or by telephone, telegram or mail. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy material to the beneficial owners of the Common Stock held of record by such persons and the Company will, upon request, reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

1995 Annual Meeting




     Although the Company intended to hold an annual meeting during 1995, it was not able to do so. The Company's by-laws provide that the annual meeting of the shareholders of the Company for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at a time and date selected by the Board of Directors. Under Section 602(b) of the New York Business Corporation Law, the failure to hold the annual meeting will not work as a forfeiture or give cause for dissolution of the Company. However, pursuant to Section 603 of the New York Business Corporation Law, holders of 10% of the shares of the Company's Common Stock, or approximately 745,944 shares, have the right to demand in writing that the Company call a special meeting for the election of directors specifying the date and month thereof, which shall not be less than 60 nor more than 90 days from the date of such written demand. Representatives of the Company have discussed the Company's failure to hold an annual meeting during 1995 with representatives of The Nasdaq National Market, on which the Common Stock is traded, and the Company has received no indication that there will be any adverse effect on the Company's trading privileges as a result of such failure. The Company anticipates that the 1996 annual meeting of shareholders will be held subsequent to July 1, 1996 and before August 31, 1996.




          APPROVAL OF ISSUANCE OF SECURITIES IN INVESTMENT TRANSACTION

General

     The Company proposes to offer to selected qualified investors up to 8,000 units (the "Units"), each Unit consisting of $1,000 principal amount of the Company's 12% Convertible Subordinated Promissory Notes due 2001 (the "Notes") and a detachable warrant (the "Warrant" and, together with the Notes, the "Securities") to purchase Common Stock at a purchase price of $1,000 per Unit or up to an aggregate purchase price of $8,000,000 on a "best efforts -- 6,000 Units or none" basis pursuant to arrangements hereinafter described (the "Investment Transaction"). If 6,000 Units are sold within a period of 60 days following the date of the commencement of the offering (which period may be extended up to an additional 30 days at the election of the Company and the placement agent), the remaining 2,000 Units will be offered for sale on a "best efforts" basis until either all of the Units offered thereby are sold or the offering period ends, whichever occurs first.

     The Notes are convertible by the holders into shares of Common Stock at a conversion price equal to $2.00 per share, subject to adjustment. The Notes will mature on January 15, 2001. The Notes will be unsecured obligations of the Company subordinate in right of payment to all Senior Indebtedness (as hereinafter defined) of the Company. At November 25, 1995, the amount of Senior Indebtedness outstanding was $15,225,000. See "Approval of Issuance of Securities in Investment Transaction--Description of the Securities--The
Notes."

     Each Warrant entitles the holder thereof to purchase 250 shares of Common Stock at any time and from time to time on or before January 15, 2001, at an exercise price equal to $2.50 per share of Common Stock, subject to adjustment. The Warrants will be immediately detachable and separately transferable. See "Approval of Issuance of Securities in Investment Transaction--Description of the Securities--The Warrants."

     The conversion price of the Notes will be adjusted to $1.50 or $1.00, respectively, and the exercise price of the Warrants will be adjusted to $2.00 or $1.50, respectively, if the earnings before interest, taxes, depreciation and amortization ("EBITDA") of the Company fall below $6,000,000 or $4,750,000 in 1996. EBITDA will be calculated by combining the Company's earnings before interest and taxes as reported in its consolidated statements of operations for the relevant period and the Company's depreciation and amortization as reported in its consolidated statements of cash flows for the same period. Should the Company sell the stock or assets of a subsidiary in 1996, such amounts will be reduced by certain agreed amounts, depending on the time of sale. The conversion price of the Notes and the exercise price of the Warrants may be reduced if such reduction is in the opinion of the Company necessary to effectuate the sale of the Securities. The conversion price and the number of shares of Common Stock to be received upon conversion and the exercise price and the number of shares to be received upon exercise are subject to adjustment upon the occurrence of certain events. The Company may force conversion of the Notes if, during any period prior to maturity, the closing price of the Common Stock exceeds $6.00 per share for 30 consecutive trading days. See "Approval of Issuance of Securities Investment Transaction--Description of the Securities."



     On October 13, 1995, Charles S. Holmes loaned the Company $1,000,000 at 12% interest (the "Holmes Transaction") and in December 1995 Mr. Holmes loaned the Company an additional $1,000,000 on the same terms, both of which loans will be integrated with the Investment Transaction. See "Approval of Issuance of Securities in Investment Transaction--Background of Investment Transaction--Capital and Credit Transactions." Mr. Holmes became a director of the Company in October 1995 and will take an active role in the Company following the completion of the Investment Transaction. Two other individuals acceptable to the Company and who are designated by the Investors (including one designated by Mr. Holmes) will also be appointed to the Company's Board of Directors following the resignation of two then-current members of the Board of Directors. See "Approval of Issuance of Securities in Investment Transaction--Board Representation." Prior to the October 1995 investment, the Company did not have any affiliation with Mr. Holmes or any of his affiliates.



     The Investment Transaction will be with a limited number of accredited investors ("Investors") pursuant to the exemption from registration afforded by Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). THE SECURITIES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN APPLICABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. This proxy statement does not constitute an offer to sell or a solicitation of an offer to buy the Securities by the Company or any other person.

     Commonwealth Associates, a New York-based investment banking firm founded in 1988 that specializes in small capitalization (e.g., under $300 million in market value) and emerging growth companies ("Commonwealth"), will act as the placement agent for the Company in connection with the Investment Transaction. Management of the Company was introduced to representatives of Commonwealth in August 1995 by Mr. Holmes who had no prior relationship with Commonwealth and was and is unaffiliated with Commonwealth but who knew a senior officer of Commonwealth socially. The Company selected Commonwealth as its placement agent because Commonwealth is regularly engaged in private placements as part of its investment banking services and has substantial experience in transactions similar to the Investment Transaction. The Company did not interview any other firms at the time it selected Commonwealth to act as its placement agent but the Company had interviewed several investment banking firms less than a year earlier in October 1994 when it retained an investment banker to pursue various strategic alternatives none of which were successful in raising funds. See "Approval of Issuance of Securities Investment Transaction--Background of Investment Transaction--Capital and Credit Transactions." Prior to retaining Commonwealth to act as its placement agent, the Company had not had any relationship with Commonwealth or any of its affiliates.

     Commonwealth is assisting the Company in the structuring of the Investment Transaction including the offering price for the Units, the number of shares of Common Stock issuable upon conversion of the Notes, the other terms of the Notes, and the exercise price and the other terms of the Warrants. Pursuant to an engagement letter dated October 20, 1995 with Commonwealth, the Company agreed to pay Commonwealth a fee equal to 8% of the gross proceeds of the Investment Transaction together with the reimbursement of accountable expenses. If the minimum number of Units are sold, Commonwealth's commission (before reimbursement of expenses) will equal $480,000 while, if the maximum number of Units are sold, Commonwealth's commission (before reimbursement of expenses) will equal $640,000. In addition, the

Company has granted Commonwealth a right of first refusal to act as the Company's underwriter and placement agent with respect to future public and private financings and serve as the Company's investment banker with respect to any potential acquisition, merger, divestiture, strategic planning or other activity until December 31, 2000, but only if the terms offered by Commonwealth are then comparable to those being offered by other investment banking firms to similarly situated companies. Therefore, the Company may in the future have a material relationship with Commonwealth and may pay additional compensation to Commonwealth for providing additional services in the future. If the Investment Transaction does not proceed including as a result of the failure of the Company's shareholders to vote in favor of Proposals 1 and 2, other than as a result of a breach by Commonwealth of its obligations, the Company is obligated to pay Commonwealth a minimum fee of $250,000, plus accountable expenses, such amount not to exceed $400,000 in the aggregate. The compensation to be paid Commonwealth by the Company in connection with the Investment Transaction was determined by arm's-length negotiations between management of the Company and representatives of Commonwealth. Shareholders are not being asked to approve the retention by the Company of Commonwealth.

          Warrants to purchase an aggregate of 1,700,000 additional shares of Common Stock at $2.50 per share will be issued to Charles S. Holmes, 1,200,000 of which are for past advisory services in connection with the private placement and the engagement of Commonwealth and 500,000 of which are as a result of the Holmes Transaction and the additional $1,000,000 investment. Warrants to purchase between 600,000 and 800,000 shares of Common Stock (based on the number of Units sold) at $2.50 per share will be issued to Commonwealth in connection with the private placement. If the maximum number of Units are sold and warrants to purchase 800,000 shares of Common Stock are issued to Commonwealth and exercised by it, Commonwealth will own slightly less than 5% of the Company's Common Stock on a fully-diluted basis and based on shares currently outstanding. See "Approval of Issuance of Securities in Investment Transaction-- Commonwealth Placement Agreement."

     Completion of the Investment Transaction is subject to the restructuring of and amendment of certain other terms under the Company's Amended and Restated Credit Agreement, dated as of April 12, 1995, and as amended to date (the "Existing Credit Agreement"), with two bank lenders (the "Bank Lenders"), and the completion of a due diligence review by Commonwealth. If all of the Notes are sold and converted, an aggregate of 4,000,000 shares of Common Stock will be issued. Of these shares, 1,000,000 shares will be issued to Mr. Holmes for $2,000,000 of Notes. If all the Warrants (including the advisory warrants) are exercised, an aggregate of 4,000,000 additional shares of Common Stock will be issued. Of these additional shares, an aggregate of 1,700,000 shares will be issued to Mr. Holmes consisting of warrants for 500,000 shares and advisory warrants for 1,200,000 shares and 800,000 shares will be issued to Commonwealth for its advisory warrants. Upon the happening of such events, the Company will have received gross proceeds of $18,000,000 (approximately $16,860,000 net) in exchange for the sale of approximately 49.6% of the shares of Common Stock on a fully-diluted basis and based on shares currently outstanding. See "Approval of Issuance of Securities in Investment Transaction--Dilution of Holders of Common Stock."



     The Board of Directors has unanimously approved the Investment Transaction and the issuance of the Securities in the Investment Transaction. The issuance of the Securities in the Investment Transaction is subject to the approval of the shareholders of the Company because insufficient shares are authorized for issuance under the Company's Certificate of Incorporation (see "Approval of Increase in Number of Common Shares Authorized") and to comply with certain rules of The Nasdaq National Market ("Nasdaq"). Such Nasdaq rules require that the Company seek shareholder approval prior to the sale or issuance by the Company of Common Stock or securities like the Securities convertible into or exercisable for Common Stock equal to 20% or more of the Common Stock or 20% or more of the voting power outstanding before the issuance for less than the greater of the book or market value of the Common Stock by a majority of the votes cast on the proposal in person or by proxy. As previously stated, the consummation of the Investment Transaction will result in the sale of approximately 49.6% of the shares of Common Stock on a fully-diluted basis and based on shares currently outstanding for less than the book value per share of Common Stock as at September 30, 1995 which was $1.56 (assuming that the conversion price of the Notes and the exercise price of the Warrants are adjusted as provided by the terms of such Securities which adjustment cannot be predicted by the Company). On December 22, 1995, the closing price of the Common Stock on Nasdaq was $2 per share. Section 6(i)(1)(b) of Schedule D of the Nasdaq rules also requires that, prior to issuing shares of a listed class such as the Common Stock that would result in the "change of control," the Company obtain approval of the proposed issuance by a majority of the votes cast at the Special Meeting. The consummation of the Investment Transaction may result in a change of control of the Company.



     The Company is seeking shareholder approval of the issuance by it of the Securities, having the terms and conditions described in "Approval of Issuance of Securities in Investment Transaction--Description of Securities," which are convertible into or exercisable for approximately 8,000,000 shares of its Common Stock, to investors in the Investment Transaction, in the manner described herein, which will result in the potential issuance of more than 20% of its Common Stock and may result in a change of control of the Company. The Company is not seeking shareholder approval of any other aspect of the Investment Transaction. A vote in favor of the issuance of the Securities in the Investment Transaction will not estop a shareholder from bringing a legal action against the Company related to such issuance in the Investment Transaction. However, under New York law, the Company would likely assert as a defense to any legal challenge by a shareholder of the issuance of the Securities in the Investment Transaction a vote for or an abstention to such issuance by such challenging shareholder.

     If the Company is unable to conclude the Investment Transaction, the Company and Mr. Holmes have agreed that the Company would retain an investment banker to sell certain assets or the stock of one or more subsidiaries, and that Mr. Holmes would have the option to purchase an additional $1,000,000 principal amount of Notes and receive Warrants to purchase an additional 1,300,000 shares of Common Stock (the "Holmes Alternative"). If he made such new investment, the Company would use its best efforts to promptly cause the resignation of two then-current members of the Board of Directors of the Company and to cause the vacancies resulting thereby to be filled by individuals designated by Mr. Holmes and acceptable to the Company. See "Approval of Issuance of Securities in Investment Transaction--The Holmes Alternative."

     If the Company is unable to consummate either the Investment Transaction or the Holmes Alternative and to amend the Existing Credit Agreement, it may be forced to seek bankruptcy protection.

     The following chart summarizes the principal terms of each transaction between the Company, Mr. Holmes and Commonwealth:

           Transaction                      Date                  Parties                     Principal Components
           -----------                      ----                  -------                     --------------------
Purchase by Mr. Holmes of                 10/13/95        Mr. Holmes and the         Payment by Mr. Holmes of an
$1,000,000 principal amount                               Company                    aggregate of $2,000,000 to the
of the Company's 12%                                                                 Company for the notes; agreement
subordinated promissory notes                                                        by the Company to pay Mr.
due February 15, 1996 and                                                            Holmes interest thereon at 12%
commitment by Mr. Holmes                                                             per annum; agreement by the
to purchase an additional                                                            Company to pay Mr. Holmes a
$1,000,000 of Notes (which                                                           fee of 3% of the gross proceeds
investment was made in                                                               of any investment made by him in
December 1995)                                                                       the notes; agreement by the
                                                                                     Company to issue warrants to
                                                                                     purchase an aggregate of
                                                                                     1,700,000 shares of Common
                                                                                     Stock at $2.50 per share (subject
                                                                                     to adjustment) to Mr. Holmes;
                                                                                     and commitment by Mr. Holmes
                                                                                     to integrate such investment with
                                                                                     the Investment Transaction.



Retention by the Company of               10/20/95        Commonwealth and           Fee of 8% of the gross proceeds
Commonwealth Associates as                                the Company                of the Investment Transaction plus
the placement agent for the                                                          accountable expenses; minimum
Investment Transaction                                                               termination fee of $250,000 if the
                                                                                     Investment Transaction is not
                                                                                     completed, plus accountable
                                                                                     expenses, such amount not to exceed
                                                                                     $400,000; agreement by the Company
                                                                                     to issue warrants to purchase
                                                                                     between 600,000 and 800,000 shares
                                                                                     of Common Stock (based on the
                                                                                     amount of Notes sold) at $2.50 per
                                                                                     share (subject to adjustment) to
                                                                                     Commonwealth; and grant by the
                                                                                     Company to Commonwealth of a right
                                                                                     of first refusal to act as the
                                                                                     Company's underwriter and placement
                                                                                     agent and to serve as the Company's
                                                                                     investment banker in certain
                                                                                     circumstances.


Background of Investment Transaction

     The Company has experienced substantial financial difficulty in 1994 and 1995 and has a current liability under the Existing Credit Agreement of $15,225,000, which is due February 15, 1996, and approximately $3,120,000 of unpaid past due trade debt as of November 25, 1995. The Company has operated during this period with a series of amendments and waivers from the Bank Lenders, one of which was given on

October 13, 1995 in connection with the Holmes Transaction. If the Company is not able to restructure the repayment schedule with the Bank Lenders, it will be unable to meet its payment obligations at February 15, 1996.

     In addition, the Company lost $11,600,000 in 1994 and an additional $9,200,000 in the nine months ended September 30, 1995. The Company's net book value has declined from $4.52 per share at January 1, 1994 to $1.56 per share at September 30, 1995.

     The Company has negotiated the Investment Transaction with Commonwealth. The completion thereof is subject to the Company's ability to work out satisfactory terms for amendments to the Existing Credit Agreement with the Bank Lenders. The Bank Lenders have reviewed the Investment Transaction and have stated that, subject to satisfactory review prior to the closing of the Investment Transaction, they will consent to the Investment Transaction and will amend the Existing Credit Agreement to provide for an amortization of principal in equal installments of $500,000 at March 31, 1996, June 30, 1996, September 30, 1996 and December 31, 1996, and equal quarterly installments of $750,000 beginning on March 31, 1997, with a payment of $7,975,000 due on January 15, 1999 (the "Revised Credit Agreement"). Commonwealth and Mr. Holmes have agreed that such terms are acceptable to them. See "Approval of Issuance of Securities in Investment Transaction--Background of Investment Transaction--Capital and Credit Transactions."

     If the Company is unable to conclude the Revised Credit Agreement and the Investment Transaction, the Company and Mr. Holmes have agreed to implement the Holmes Alternative. The Bank Lenders have reviewed the Holmes Alternative and stated that they will consent to the Holmes Alternative and will amend the Existing Credit Agreement to provide for an amortization of principal in equal quarterly installments of $125,000 at March 31, 1996, June 30, 1996, September 30, 1996 and December 31, 1996 with the balance due on January 15, 1997. While the Company reasonably believes that the Bank Lenders will enter into a written agreement as described above based on the receipt by the Company of a draft letter of intent from the Bank Lenders which is subject to execution, the absence of the occurrence of an event of default under the Existing Credit Agreement, the receipt of credit committee approval and the preparation, execution and delivery of appropriate documents, no assurance can be given that the Bank Lenders will do so or renegotiate the Existing Credit Agreement in a manner to permit the Company to continue to operate upon the implementation of the Holmes Alternative.

     If the Company is unable to consummate either the Investment Transaction or the Holmes Alternative and to amend the Existing Credit Agreement, it may be forced to seek bankruptcy protection. All of the assets of the Company and its United States subsidiaries are pledged as collateral to the Bank Lenders. Completion of the transactions above will not ensure the Company's survival. Continuation of the Company as a going concern is also dependent upon the return of the Company to profitable operations.

     The completion of these transactions will result in substantial dilution of the shareholdings of all shareholders. See "Approval of Issuance of Securities in Investment Transaction--Dilution of Holders of Common Stock."

     Summary of Business Activities. In 1990, management adopted a long range strategy to enhance the growth of the Company both by internal and external means. Management sought to grow the Company's U.S. military business by increasing its internal sales and engineering resources while simultaneously reducing the Company's dependence on the military budget by increasing its commercial and foreign customer base. Between 1990 and 1993, the Company acquired five businesses, primarily for cash and notes in the aggregate amount of approximately $25,300,000, and the assumption of certain liabilities.

     The Company acquired the Systems Division, based in Columbia, Maryland, in November 1990 for approximately $6,000,000 in cash. The Systems Division specializes in the integration of various manufacturers' computer software and hardware to address specific customer needs.

     In May 1992, the Company acquired a line of ruggedized computers and peripheral products marketed under the name KMS for approximately $1,700,000 in cash and assumed liabilities of approximately $400,000. Additional costs pursuant to the transaction resulted in a total acquisition cost of approximately $2,500,000. The purchase price was paid from the Company's cash balances. KMS operations were moved to Hauppauge, New York following the acquisition.

     In August 1992, the Company acquired assets and assumed certain liabilities and obligations related to the production of telecommunications test equipment and transmission enhancement products in Laconia, New Hampshire for approximately $6,000,000 in cash and assumed liabilities of approximately $1,000,000. Additional costs incurred pursuant to the transaction resulted in a total acquisition cost of approximately $8,000,000. The acquisition cost was funded by existing cash balances and $5,000,000 of additional borrowings under the Company's long-term credit agreement with the Bank Lenders.

     In January 1993, the Company acquired Lynwood Scientific Developments Limited, a U.K. company located in Farnham, England, for approximately $4,000,000 in cash, 330,497 shares (adjusted for stock dividends and stock splits) of Common Stock and warrants to purchase 39,000 shares of Common Stock at a price of $8.89 per share. The Common Stock was valued at approximately $1,100,000. The cash portion of the purchase price was paid from existing cash balances. Lynwood produces intelligent terminals, terminal emulators, TEMPEST computer products and high performance work stations for commercial and government markets.

     In October 1993, the Company acquired Codar Technology, Inc., located in Longmont, Colorado ("Codar"), for approximately $6,500,000 consisting of cash and notes payable. Additional costs incurred pursuant to the transaction resulted in a final total acquisition cost of approximately $7,600,000. The Company increased its term loan borrowings by $7,500,000 in conjunction with the acquisition. Codar produces ruggedized computers and equipment and provides systems integration and design services.

     Following the Codar acquisition in 1993, the Company structured its operations into two business segments: the Electronic Systems segment and the Telecommunications segment. The Electronic Systems segment included the Military Systems Group (the Military Products Division, based in Hauppauge, New York and the Codar Division, based in Longmont, Colorado), the Systems Division (based in Columbia, Maryland) and the Lynwood Division (based in Farnham, United Kingdom). The Telecommunications segment consists of the Wilcom Division (based in Laconia, New Hampshire).

     In April 1994, the Company announced that as part of its transition from the design and manufacture of computer peripherals toward both producing and integrating computer systems it would close its Hauppauge, New York based Military Products Division and transfer the division's operations to its Codar facility in Longmont, Colorado. As a direct result of the above, during the first quarter of 1994, the Company recorded a $9,500,000 charge, of which $7,300,000 was classified as a restructuring charge and $2,200,000 was charged to cost of sales. The transfer of operations to Colorado was substantially completed by the fourth quarter of 1994.

     The transition of the Military Systems Group to Colorado placed strains on the existing management and information systems at Codar which resulted in delayed shipments and significant cost overruns on long-term contracts, substantial losses on operations and significant cash flow issues. During the second half of 1994, the Codar subsidiary reported sales at a level substantially below earlier expectations.

     In 1995, the Company reorganized Codar's management. During the second quarter of 1995, which was the first full quarter under the new management team, the Company recorded mixed results. Revenue was $7,500,000, the highest in Codar's history. Operating losses during the quarter were $3,000,000, primarily due to cost-overruns on long-term contracts which were recognized during the quarter and inventory write-downs on slow moving or obsolete inventory. During the third quarter ended September 30, 1995, Codar had $6,400,000 in sales and reported a loss of $1,800,000. See the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 set forth in its entirety in Appendix 2 hereto.

     Capital and Credit Transactions. Until May 1994, the Company's borrowings were under unsecured credit lines and term loans. During 1992 and 1993, the Company borrowed no funds under these facilities, but borrowed $12,500,000 under term loans in connection with the acquisitions of Wilcom and Codar. In May 1994, the Company restructured its credit facilities to create secured lines of credit with its two principal lending institutions amounting to $6,000,000 and term loans of $9,175,000.

     On April 7, 1995, the Company entered into the Existing Credit Agreement. Under the terms of the Existing Credit Agreement, the then-existing term debt and lines of credit were converted into a revolving credit arrangement in exchange for a cash payment of $100,000 and the issuance of 125,000 shares of Common Stock to each of the Bank Lenders which the Company agreed to register with the Securities and Exchange Commission. The $100,000 cash payment, the issuance of the shares of Common Stock and other costs associated with the refinancing resulted in a charge against the Company's earnings of approximately $900,000 which is being amortized over the last three quarters of 1995. The Existing Credit Agreement required quarterly payments of $875,000, commencing in September 1995, which the Company was not able to make. The Existing Credit Agreement expires on February 15, 1996 at which time the remaining principal balance of $15,225,000 is due. Unless the Investment Transaction and restructuring take place, the Company will be unable to meet this obligation when it becomes due.

     In October 1994, the Company retained an investment banker to pursue strategic alternatives, including the sale of common or preferred stock, issuance of convertible debt, a business combination, the sale of all or a portion of the Company and establishment of a borrowing arrangement with new lending institutions. Separately, in November 1994, the Company sold 363,636 shares of Common Stock at $2.75 per share to an affiliate of Fundamental Management Corp. ("Fundamental"). C. Shelton James, a director of the Company, is the President and a director of Fundamental. In May 1995, the Company reached the letter of intent stage with a prospective purchaser to acquire the Company for publicly-traded stock of the acquiring company, which, based upon the price of the stock of the acquiring company, valued the Common Stock at approximately $3.45 per share. Subsequent to the completion of the prospective purchaser's due diligence, in July 1995, the prospective purchaser informed the Company that it would not proceed with the transaction on the terms previously announced. The Company continued to pursue other financing alternatives. The prospective purchaser has had further discussions with the Company, including as recently as December 13, 1995, but has not made any firm offers to the Company.

     In March 1995, the Company received a proposal for Charles S. Holmes to invest up to $8,000,000 in the Company in the form of convertible preferred stock with voting rights with the Common Stock coupled with warrants to purchase additional shares of Common Stock. Such proposal would have given Mr. Holmes an approximate 45% interest in the Company on a fully-diluted basis together with the right to designate three directors of the Company. The Company provided Mr. Holmes with certain information concerning the financial position of the Company and its projects and discussed Mr. Holmes' investment proposal with him.

     On August 4, 1995, Mr. Holmes introduced management of the Company to representatives of Commonwealth who proposed to raise up to $8,000,000. After discussions between management of the Company, Mr. Holmes and representatives of Commonwealth, a draft letter from Commonwealth proposing the

Investment Transaction was presented to the Board of Directors at its meeting on October 3, 1995. Management was authorized to negotiate final terms with Mr. Holmes of the Holmes Transaction providing for an investment of $1,000,000 and to execute a letter of intent with Commonwealth with respect to the Investment Transaction which was executed by the Company on October 20, 1995.

     The Board of Directors considered several different options including a potential disposition or merger of the Company, the possible sale of certain assets or the stock of one or more subsidiaries, the Holmes Transaction and the Investment Transaction. In approving the Holmes Transaction and the Investment Transaction, the Board considered the interests of all shareholders of the Company, the dilutive effects upon the current shareholders of the Company of various alternatives, the inability of the Company's investment bankers to find alternatives, the failure of the prospective purchaser to make a firm offer, and the obligations to the Bank Lenders which the Company would not be able to meet.

     On October 13, 1995, the Banks agreed to waive certain financial covenant defaults and to permit the Company and Mr. Holmes to proceed with the Holmes Transaction. On November 6, 1995, the Bank Lenders agreed to certain other amendments to the Existing Credit Agreement. Before or contemporaneously with the initial closing of the Investment Transaction, the Company contemplates entering into an amendment to the Existing Credit Agreement under which the Bank Lenders will agree to amend and extend the payment provisions contained in the Existing Credit Agreement, as well as reset certain financial covenants, on more favorable terms for the Company. While the Company reasonably believes that the Bank Lenders will enter into a written amendment as described below based on the receipt by the Company of a draft letter of intent from the Bank Lenders which is subject to execution, the absence of the occurrence of an event of default under the Existing Credit Agreement, the receipt of credit committee approval and the preparation, execution and delivery of appropriate documents, no assurance can be given that the Bank Lenders will do so. As contemplated, the Revised Credit Agreement would provide for principal payments of $500,000 on each of March 31, 1996, June 30, 1996, September 30, 1996 and December 31, 1996 and $750,000 on the last day of each quarter thereafter, commencing on March 31, 1997 and ending on September 30, 1998, together with accrued and unpaid interest through the applicable payment date. The remaining outstanding principal amount of $7,975,000 would be due and payable on January 15, 1999. Borrowings permitted under the Revised Credit Agreement would be irrevocably reduced with each quarterly principal payment. The interest rate, bank fees, collateral, non-financial covenants and events of default are not expected to be modified by the Revised Credit Agreement.



     On October 13, 1995, Mr. Holmes loaned the Company $1,000,000 at 12% interest, and received a fee of 3% of such principal amount making the effective rate of interest on such loan 12.7% (assuming that the loan is integrated with the Investment Transaction and has a term of five years). Mr. Holmes loaned an additional $1,000,000 to the Company on similar terms in December 1995. Such amounts are due February 15, 1996. However, these investments will be integrated with the Investment Transaction and Mr. Holmes will receive 2,000 Units in exchange therefor.



The Holmes Alternative

     In the event that the Investment Transaction is abandoned or is not consummated on or before February 15, 1996, Mr. Holmes will be entitled, on or before February 15, 1996 or such later date as may be mutually agreed between the parties, to purchase, upon written notice to the Company, (i) an additional $1,000,000 principal amount of the Company's Notes (the "Additional Note") and
(ii) warrants representing the right to purchase an additional 1,300,000 shares of Common Stock (the "Additional Warrant" and, together with the Additional Note, the "Additional Securities"), in each case, upon substantially the same terms and conditions as the respective securities purchased by Mr. Holmes in the Holmes Transaction. In the event that Mr. Holmes, or a designee of Mr. Holmes, purchases all of the Additional Securities, the Company will, upon written notice from Mr. Holmes, (i) promptly retain the services of an investment bank, mutually selected by the Company and Mr. Holmes, to advise the Company on the sale of certain assets or the stock of one or more subsidiaries and offer such assets or stock for sale through such investment bank and (ii) use its best efforts to promptly cause the resignation of two then-current members of the Board of Directors of the Company and to cause the vacancies resulting thereby to be filled by individuals designated by Mr. Holmes. See "Approval of Issuance of Securities in Investment Transaction--Commonwealth Placement Agreement."

Description of the Securities

     The Securities will be issued pursuant to a Subscription Agreement, dated as of January 15, 1996, between the Company and the Investors (the "Subscription Agreement"). It is anticipated that each unit will consist of (i) $1,000 principal amount of the Notes and (ii) a detachable Warrant representing the right to acquire 250 shares of Common Stock and will be offered at a Unit purchase price of $1,000. The Company has agreed to register the Notes, the Warrants and the underlying Common Stock with the Securities and Exchange Commission. See "Approval of Issuance of Securities in Investment Transaction--Registration Rights."

     The Notes. The Notes will mature on January 15, 2001 and will bear interest from the date of issuance at the rate per annum of 12%. Interest on the Notes will be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year commencing April 15, 1996. In the event of a Chapter 11 or Chapter 7 bankruptcy case in which the Company is the debtor, the Notes will bear interest from the date of commencement of the case at a default rate per annum equal to the lesser of 18% or the highest such rate allowable by law. The Notes will be subject to prepayment, in whole and not in part, at the option of the Company, at any time after the third anniversary of the date of issuance, without premium or penalty.

     Subordination. The indebtedness evidenced by the Notes, including any interest thereon, is subordinate and subject in right of payment to the prior payment when due in full of all Senior Indebtedness. Senior Indebtedness is defined in the Note to include, unless the terms respecting the particular indebtedness or obligation otherwise provide, the principal of, premium, if any, and any interest on, all liabilities of the Company, direct or contingent, joint, several or independent, now or hereafter existing, due or to become due, whether created directly or acquired by assignment or otherwise, under or in respect of the Existing Credit Agreement and all extensions, renewals and refunding of any of the foregoing up to the original amount (including the Revised Credit Agreement). At November 25, 1995, the amount of Senior Indebtedness outstanding was $15,225,000. There will be no sinking fund for the Notes.

     Conversion Rights. The Notes may be converted by the holders as to their principal amount into Common Stock of the Company at any time at a conversion price equal to $2.00 per share, subject to adjustment. The conversion price of the Notes will be adjusted to $1.50 or $1.00, respectively, if the Company's EBITDA falls below $6,000,000 or $4,750,000 in 1996. EBITDA will be calculated by combining the Company's earnings before interest and taxes as reported in its consolidated statements of operations for the relevant period and the Company's depreciation and amortization as reported in its consolidated statements of cash flows for the same period. Should the Company sell the stock or assets of any of its subsidiaries in 1996, such amounts will be reduced by certain agreed amounts, depending on the time of sale. The conversion price and the number of shares of Common Stock to be received upon conversion are subject to adjustment upon the occurrence of any of the following events: (i) the recapitalization of the Company or reclassification of the securities to be received upon conversion or any merger or consolidation of the Company into or with a corporation or other business entity, or the sale or transfer of all or substantially all of the Company's assets or any successor corporation's assets to any other corporation or business entity, (ii) the subdivision or combination of the shares of Common Stock to be received upon conversion, (iii) the payment of dividends or other distributions in the form of the securities to be received upon conversion, and (iv) the issuance of shares of Common Stock at less than the conversion price. No adjustment of the conversion price is required to be made until cumulative adjustments otherwise required to be made amount to 1% or more of the conversion price last adjusted. The Company may force conversion of the Notes if, during any period prior to maturity, the closing price of the Common Stock exceeds $6.00 per share for 30 consecutive trading days prior to the giving of notice of conversion. Fractional shares will not be issued upon conversion, but cash adjustment will be paid in lieu thereof. Interest will accrue on the Notes through the date of conversion. No payment or adjustment will be made for dividends on securities issued upon conversion.

     Restrictive Covenants of the Company. The Note will contain certain negative covenants prohibiting, among other things, the negative pledge of the Company's assets not otherwise encumbered by its senior lenders, the creation or incurrence of any liens on the Company's property or assets, the making of any investments, the payment of dividends on the Company's capital stock, the disposition of certain assets, certain affiliated party transactions and the merger or consolidation of the Company. The foregoing covenants, while advantageous to the holders of the Notes, could impede the ability of the Company to enter into certain transactions that might be advantageous to the Company.

     Events of Default. "Events of Default" under the Notes include failure to pay principal or interest, the failure to pay other indebtedness for borrowed money in excess of $500,000 when due, or the acceleration of such indebtedness, the failure to pay any judgment in excess of $500,000 when due or stayed, and voluntary or involuntary bankruptcy of the Company.

     If an Event of Default occurs and is continuing, then and in every such case the holders of the Notes may declare the Notes then outstanding to be immediately due and payable by a notice in writing to the Company, whereupon the same will be immediately due and payable. A payment default will result in an increased issuance to Investors of Warrants to purchase an amount of shares of Common Stock and until the Notes are fully repaid, the right of the Investors to elect a majority of the Company's Board of Directors. In the event of a Chapter 11 or Chapter 7 bankruptcy case involving the Company, the Notes will bear interest from the date of commencement of the case at a default rate per annum equal to the lesser of 18% or the highest such rate allowable by law.

     The Warrants. The Warrants will represent the right to acquire specified numbers of shares of Common Stock at an exercise price equal to $2.50 per share, subject to adjustment (the "Exercise Price"). The Exercise Price of the Warrants will be adjusted to $2.00 or $1.50, respectively, if the Company's EBITDA falls below $6,000,000 or $4,750,000 in 1996. EBITDA will be calculated by combining the Company's earnings before interest and taxes as reported in its consolidated statements of operations for the relevant period and the Company's depreciation and amortization as reported in its consolidated statements of cash flows for the same period. Should the Company sell the stock or assets of any of its subsidiaries in 1996, such amounts will be reduced by certain agreed amounts, depending on the time of sale. The Exercise Price and the number of shares of Common Stock to be received upon exercise are subject to adjustment upon the occurrence of any of the following events: (i) the recapitalization of the Company or reclassification of the securities to be received upon conversion or any merger or consolidation of the Company into or with a corporation or other business entity, or the sale or transfer of all or substantially all of the Company's assets or any successor corporation's assets to any other corporation or business entity, (ii) the subdivision or combination of shares of Common Stock to be received upon exercise, (iii) the payment of dividends or other distributions in the form of the securities to be received upon exercise, and
(iv) the issuance of shares of Common Stock at less than the Exercise Price. No adjustment of the Exercise Price is required to be made until cumulative adjustments otherwise required to be made amount to 1% or more of the Exercise Price last adjusted. Warrants will be exercisable, at any time and from time to time, on or before 5:30 p.m., local time, on or before January 15, 2001 (the "Expiration Date") by delivery of an Exercise Notice duly completed and tendering of the aggregate Exercise Price.

Registration Rights

     The Company has agreed to file a registration statement with the Securities and Exchange Commission with respect to the Notes, the Warrants and the shares of Common Stock issuable upon conversion or exercise of the Notes and the Warrants (collectively, the "Registrable Securities") within the later of 90 days after the date of the closing of the Investment Transaction or March 31, 1996 and to use its best efforts to cause such registration statement to become effective within 60 days thereafter and to keep such registration statement effective for up to three years thereafter. In the event the registration statement is not filed or declared effective and does not remain effective for such required time periods, the interest rate borne by the Notes will be increased by 1% per annum for each 90-day period (or portion thereof) that such failure continues, with such rate to reach 18% if such registration is not completed nine months after the closing of the Investment Transaction, provided that the interest rate borne by the Notes will not be increased if the Registrable Securities are otherwise freely-tradeable pursuant to Rule 144 or otherwise. Rule 144 provides a safe harbor for sales of restricted securities more than two years after the date of acquisition of such securities if such sales comply with the volume and manner of sale limitations contained in the rule. Upon the effectiveness or reeffectiveness of the registration statement, the interest rate borne by the Notes will be reduced to the original interest rate of the Notes.

     The Company has also agreed to include the Registerable Securities in any registration statement filed with the Securities and Exchange Commission with respect to any future public offerings initiated by the Company or any other selling shareholders (the "Piggy-Back Rights") and holders of a majority in interest of Registerable Securities will have the right, which right may be exercised no more than twice, to demand, at any time prior to December 31, 2005, that the Company file a registration statement with the Securities and Exchange Commission with respect to the Registrable Securities (the "Demand Rights"). The Company will bear all fees and expenses incurred in the preparation and filing of a registration statement relating to the exercise of all Piggy-Back Rights and the first exercise of the Demand Rights.

Board Representation



     The Certificate of Incorporation of the Company currently provides for a Board of Directors consisting of no less than three (3) nor more than seven (7) directors with the number of directors within those limits fixed by the Board of Directors from time to time. The Board of Directors has fixed the number of directors at seven (7). Paragraph 7 of the Certificate of Incorporation further provides that such number may be increased to nine (9) who shall be divided into three classes serving three-year terms upon the occurrence of certain events including the beneficial ownership by a single entity of twelve percent (12%) or more of the outstanding shares of Common Stock entitled to vote in the election of directors.





     In connection with the Holmes Transaction, Charles S. Holmes was elected as a director of the Company and is a party to an agreement with the Company with respect to his nomination to the Board of Directors. See "Approval of Issuance of Securities in Investment Transaction--Interest of Persons in Investment Transaction." In addition, the Company has agreed, in connection with the Investment Transaction, to use its best efforts to cause two then-current members of the Board of Directors to resign and two other individuals acceptable to the Company and who are designated by the Investors (including one designated by Mr. Holmes) to be appointed to the Board of Directors to fill such vacancies. Accordingly, two of the current directors of the Company will subsequently resign if the Investment Transaction is completed. Messrs. Barre, May and Rosenthal have voluntarily tendered their resignations to the Company, recognizing the Company's obligations in connection with the Investment Transaction, but the Board of Directors has yet to determine which two of the three resignations it will accept. Such decision will be made when the Board is advised of the names and backgrounds of the nominees for director proposed by the investor group. Such determination will be made based on the backgrounds of the directors who have tendered their resignations as compared with the backgrounds of the nominees with the goal of achieving a Board of Directors with a wide diversity of applicable skills and experience for the Company to draw on. It is expected that the nominees designated by the Investors will be elected to the Board following the initial closing of the Investment Transaction anticipated to occur on or prior to February 15, 1996. Accordingly, two of the current directors of the Company will serve only until such time. The remaining directors of the Company and the two directors designated by the Investors will serve until the 1996 annual meeting of shareholders anticipated to be held subsequent to July 1, 1996 and before August 31, 1996 and until their respective successors are elected and qualify or until their resignation, removal, disqualification or death as provided in the Certificate of Incorporation and by-laws of the Company. The Company did not offer to pay nor did the Company pay any remuneration for the resignations.



Commonwealth Placement Agreement

     Commonwealth, as placement agent, will receive a fee equal to 8% of the gross proceeds of the Investment Transaction together with the reimbursement of accountable expenses. After deducting the fees and expenses payable to the Placement Agent and miscellaneous expenses payable by the Company in connection with the Investment Transaction, the net proceeds to the Company are estimated to be approximately $5,020,000 to $6,860,000. Until December 31, 2000, Commonwealth has been granted a right of first refusal to act as the Company's underwriter and placement agent with respect to future public and private financings and serve as the Company's investment banker with respect to any potential acquisition, merger, divestiture, strategic planning or other activity, but only if the terms offered by Commonwealth are then comparable to those being offered by other investment banking firms to similarly situated companies. As a result, Commonwealth may be retained by the Company to implement the Holmes Alternative. Commonwealth is entitled to receive Warrants to purchase between 600,000 and 800,000 shares of Common Stock (based on the amount of Notes sold) upon terms and conditions identical to those of the Warrants as an advisory fee. If the Investment Transaction does not proceed including as a result of the failure of the Company's shareholders to vote in favor of Proposals 1 and 2, other than as a result of a breach by Commonwealth of its obligations, the Company is obligated to pay Commonwealth a minimum fee of $250,000, plus accountable expenses, such amount not to exceed $400,000 in the aggregate.

Interest of Persons in Investment Transaction

     Mr. Charles S. Holmes, a director, is the principal purchaser in the Holmes Transaction and will be the principal purchaser in the Holmes Alternative. He was elected as a member of the Board of Directors at the time of the consummation of the Holmes Transaction. He received a fee of $30,000 and will receive interest on the notes issued to him in connection with the Holmes Transaction.

Dilution of Holders of Common Stock

     The following is a brief summary of the dilutive effects of the Investment Transaction, assuming the sale and conversion of a minimum of $6,000,000 and a maximum of $8,000,000 of the Notes at $2.00 per share of Common Stock and assuming exercise of all of the related Warrants at $2.50 per share of Common
Stock:


                                                                                                              Assuming
                                         Current                                                              Adjustment
                                         Common                                     Upon Conversion           for Failure
                                         Stock Equity          Upon                 of the Notes and          to Meet
                                         (including            Conversion           Exercise of the           EBITDA
                                         options)              of the Notes         Warrants                  Thresholds
                                         ------------          -------------        -----------------         -----------
Interests of current holders of
Common Stock...................Minimum      100%                 67.1%                   50.4%                  40.4%
                               Maximum      100%                 50.4%                   40.4%                  40.4%


Pro Forma Balance Sheet upon Occurrence of the Investment Transaction

     The following is a brief summary of the pro forma effects of the Investment Transaction and the Revised Credit Agreement, assuming the sale of a minimum of $6,000,000 and a maximum of $8,000,000 of Notes and related Warrants, on the Company's consolidated balance sheet at September 30, 1995 and certain other financial data at December 31, 1994.

       Pro Forma Effect of Investment Transaction as at September 30, 1995


(in thousands)                                                     Adjustments (1)           Pro Forma As Adjusted(1)
                                                                   ---------------           ------------------------
                                                                   Minimum        Maximum        Minimum        Maximum
                                                                   -------        -------        -------        -------
ASSETS
   Total Current Assets............................  $28,067        $5,020         $6,860        $33,087        $34,927
   Total Assets....................................   45,681         6,900          9,000         52,581         54,681

LIABILITIES
   Total Current Liabilities.......................   30,823      (13,475)       (13,475)         17,348         17,348
   Total Long-Term Debt............................      249        18,725         20,475         18,974         20,724
   Total Debt......................................   15,686         5,250          7,000         20,936         22,686

Book Value Per Share...............................    $1.56          $.12           $.17          $1.78          $1.83
Stockholders' Equity...............................   11,643         1,650          2,000         13,293         13,643
Interest Expense...................................    1,197           653            870          1,850          2,067
Net Loss...........................................  (9,195)           935          1,191       (10,130)       (10,386)
Earnings Per Share.................................  ($1.25)        ($.13)         ($.16)        ($1.38)        ($1.41)


--------------------



(1) Adjusted for the closing of the Investment Transaction assuming the sale of a minimum of $6,000,000 and a maximum of $8,000,000 of Notes and related Warrants and advisory Warrants (having an assumed value of $.50 per Warrant using, among several valuation methodologies, the Black Scholes model (assuming a warrant term of five years, a risk-free rate of return representing the interest rate on long-term U.S. Treasury securities with maturity dates corresponding to the warrant term, a stock price volatility factor calculated using the daily stock prices for the Common Stock for the previous one-year period and a dividend yield of 0%) and NASD valuation formulae) and the implementation of the Revised Credit Agreement.
     The Company does not believe that there will be a material change in the assumed value of the Warrants.

       Pro Forma Effect of Investment Transaction as at December 31, 1994

(in thousands)                                                         Adjustments (1)         Pro Forma As Adjusted(1)
                                                                       ---------------         ------------------------
                                                                       Minimum       Maximum      Minimum       Maximum
                                                                       -------       -------      -------       -------
Book Value Per Share....................................    $2.83         $.23          $.28        $3.06         $3.11
Interest Expense........................................  (1,477)          870         1,160        2,347         2,637
Net Loss................................................ (11,591)        1,246         1,588     (12,837)      (13,179)
Earnings Per Share.....................................   ($1.69)       ($.18)        ($.23)      ($1.87)       ($1.92)


--------------------



(1) Adjusted for the closing of the Investment Transaction assuming the sale of a minimum of $6,000,000 and a maximum of $8,000,000 of Notes and related Warrants and advisory Warrants (having an assumed value of $.50 per Warrant using, among several valuation methodologies, the Black Scholes model (assuming a warrant term of five years, a risk-free rate of return representing the interest rate on long-term U.S. Treasury securities with maturity dates corresponding to the warrant term, a stock price volatility factor calculated using the daily stock prices for the Common Stock for the previous one-year period and a dividend yield of 0%) and NASD valuation formulae) and the implementation of the Revised Credit Agreement.
     The Company does not believe that there will be a material change in the assumed value of the Warrants.




Market for the Common Stock and Related Stockholder Matters

     The Common Stock trades in The Nasdaq Stock Market under the symbol NATL. The table below sets forth for the periods indicated the high and low sale prices for the Common Stock as adjusted for stock dividends and stock splits as compiled from published sources.


                        Period                                     High                        Low
                        ------                                     ----                        ---
1995              First Quarter                                 $ 3                          $ 1   7/8
                  Second Quarter                                  3   1/2                      2   1/8
                  Third Quarter                                   3   1/4                      1   1/4
                  Fourth Quarter                                  2   3/8                      1   1/8

1994              First Quarter                                   7                            5   3/16
                  Second Quarter                                  5   7/8                      3   5/8
                  Third Quarter                                   4   7/8                      2   7/8
                  Fourth Quarter                                  4   1/8                      2   3/16


     There have been no cash dividends declared or paid on the Common Stock during the past two years. The Existing Credit Agreement prohibits the payment of cash dividends. A 4% stock dividend on the Common Stock was paid to shareholders of record on February 25, 1994.

     As of December 15, 1995, the approximate number of record holders of the Common Stock as determined from the records of the transfer agent, American Stock Transfer and Trust Company, was 700. Street names are included collectively as a single holder of record. Management estimates that the Company has approximately 2,000 additional shareholders holding stock in street names.

Directors' Votes

     Each of the Directors of the Company have agreed to vote or cause to be voted shares of Common Stock which they own or control or to use their best efforts to cause the shares of Common Stock (aggregating 652,551 shares or 8.7% of the shares of Common Stock outstanding) to be voted in favor of the Investment Transaction.

       THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE
                 PROPOSAL TO APPROVE THE INVESTMENT TRANSACTION.


           APPROVAL OF INCREASE IN NUMBER OF COMMON SHARES AUTHORIZED

     The Board of Directors is submitting for shareholder approval a proposal to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 25,000,000. The full text of such amendment is set forth in its entirety in Appendix 3 hereto. The principal reason for recommending the amendment of the Certificate of Incorporation increasing the authorized shares of Common Stock is to accommodate the potential conversion to Common Stock of up to $8,000,000 of Notes and exercise of certain related Warrants to be issued as part of the Investment Transaction. Presently, the total number of authorized but unissued shares is inadequate to satisfy the possible conversion of the Notes to and exercise of the Warrants for Common Stock as required by the Investment Transaction.

     As of the Record Date, a total of 233,095 shares of Common Stock were authorized but not issued or reserved for issuance. As of that date, a total of 7,459,437 shares of Common Stock were issued and outstanding and a total of 2,307,468 shares of Common Stock were reserved or otherwise committed for possible issuance by the Company to the holders of various warrants and to employees pursuant to various benefit plans of the Company.

     The Notes will be convertible into 3,000,000 to 4,000,000 shares of Common Stock (5,000,000 to 8,000,000 shares if certain conditions are not met), and holders of the Warrants will acquire the right to purchase 1,500,000 to 2,000,000 shares of Common Stock (3,333,334 to 2,500,000 if certain conditions are not met) upon exercise thereof.

     The maturity date on the Existing Credit Agreement is February 15, 1996, with a remaining outstanding principal amount of $15,225,000. Under the Company's present financial condition, the available resources of the Company would be insufficient to meet this obligation. Amendment of the Existing Credit Agreement, which includes as an unconditional prerequisite the private placement of $6,000,000 of subordinated indebtedness, will extend the maturity of the amounts outstanding under the Existing Credit Agreement to January 15, 1999. The proposal to increase the Company's authorized Common Stock is thus intended to insure that the Company has sufficient Common Stock to meet the foregoing obligations and to provide approximately 8,878,000 to 10,578,000 additional authorized shares that could be issued in connection with exercises of stock options, possible future stock splits, stock dividends and mergers and acquisitions and to raise additional capital, which could include public offerings or private placements of Common Stock.

     While the Board of Directors believes it important that the Company have the flexibility that would be provided by having available additional authorized Common Stock, the Company does not now have any commitments, arrangements or understandings which would require the issuance of such additional shares of Common Stock other than the shares reserved for issuance pursuant to the Investment Transaction. The availability of additional authorized shares of Common Stock would simply permit the Board of Directors to respond in a timely manner to future opportunities and business needs of the Company as they may arise and would avoid the possible necessity and expense of a special meeting of shareholders to increase the authorized Common Stock.

     If the authorized shares of Common Stock are increased as proposed, the authorized shares of Common Stock would be available for issuance from time to time upon such terms and for such purposes as the Board of Directors may deem advisable without further action by the shareholders of the Company except as may be required by law or the rules of any stock exchange on which the Common Stock may be listed at a time or under circumstances as may decrease or increase the book value per share of Common Stock presently issued and outstanding, depending upon whether the consideration paid for such newly issued shares is less or more than the book value per share prior to such issuance. The issuance of additional shares could dilute the voting power and equity of the holders of outstanding Common Stock and may have the effect of discouraging attempts by a person or group to take control of the Company.

         The Company has authority to issue 2,000,000 shares of Preferred Stock, par value $.10 per share. The Preferred Stock may be issued in series. The Board of Directors of the Company is expressly authorized to establish and designate series of Preferred Stock and to fix from time to time before issuance the number, designation, relative rights, preferences and limitations (including, without limitation, participating, voting, optional or other special rights) of the shares of any series of Preferred Stock. Except to the extent, if any, that holders of issued and outstanding shares of Preferred Stock are entitled to vote, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of Common Stock, who shall be entitled to one vote for each share of Common Stock held of record by them.

     If the proposal to amend the Certificate of Incorporation is not approved, the Board of Directors intends to issue a class of Preferred Stock of the Company with full voting rights in the same class as Common Stock and cumulative preferred dividend rights although no party has committed to buy or place these securities.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the proposal to amend the Company's Certificate of Incorporation to increase the authorized shares of Common Stock from 10,000,000 to 25,000,000. Holders of Common Stock are entitled to one vote per share. There are no cumulative voting rights and no preemptive rights.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK.

                     PRINCIPAL AND MANAGEMENT SHAREHOLDINGS



     The following table sets forth information concerning persons or groups who are known by the Company to be the beneficial owners of more than 5% of the Common Stock as of December 15, 1995. The information in the table below is based upon information furnished to the Company by such persons and statements filed with the Securities and Exchange Commission.


                                                           Number of Shares of                     Percent of
                                                           Common                                  Company
Name and Address of Beneficial Owner                       Stock Beneficially Owned(1)             Common Stock
------------------------------------                       ---------------------------             ------------
Lindner Fund, Inc.
7711 Carondelet Avenue
Box 16900
St. Louis, MO  63105(2). . . . . . . . . . . . . .                  405,600                          5.43%

Fundamental Management Corporation
201 South Biscayne Boulevard
Suite 1450
Miami, FL  33131(3). . . . . . . . . . . . . . . .                  415,429                          5.57%

C.L. King & Associates, Inc.
Nine Elk Street
Albany, NY  12207(4) . . . . . . . . . . . . . . .                  451,451                          6.05%

Pioneering Management Corporation
60 State Street
Boston, MA  02114(5) . . . . . . . . . . . . . . .                  451,500                          6.05%



--------

(1) To the knowledge of the Company, beneficial owners named in the above table have sole voting power with respect to the shares listed opposite their names.


(2) These shares are reportedly owned by Lindner Fund, Inc., an investment company registered under Section 8 of the Investment Company Act of 1940, of which Ryback Management Corporation is the investment company adviser registered under Section 203 of the Investment Advisers Act of 1940.


(3) These shares are reportedly owned by various limited partnerships of which Fundamental Management Corporation is the general partner. C. Shelton James, a director of the Company, is the President and a director of Fundamental Management Corporation and shares voting and dispositive power with the other seven executive officers and directors over the shares of Common Stock owned by it as general partner.

(4) These shares are reportedly owned by C.L. King & Associates, Inc. in its capacity as a registered broker dealer, registered under Section 15 of the Securities Exchange Act of 1934, as amended.

(5) These shares are reportedly owned by a passive investor. Pioneering Management Corporation is the investment company adviser of such investor and is registered under Section 203 of the Investment Advisers Act of 1940.

     Shares of Common Stock beneficially owned as of December 15, 1995 by each director, nominee for director and executive officer of the Company and by all directors and executive officers of the Company as a group are set forth in the following table. This table is based upon information furnished to the Company by such persons and statements filed with the Securities and Exchange Commission.


                                                         Beneficial Ownership of Shares(1)
                                                         ---------------------------------

                                            Number of Shares of                  Percent of
                                            Common Stock                         Company
Name                                        Beneficially Owned(2)                  Common Stock(3)
----------------------------------------    ---------------------                 ---------------
Robert A. Carlson .......................             100,467                      1.30%

Stephen Barre ...........................              17,654                        *

C. Shelton James(4)......................              14,793                        *

Charles S. Holmes(5).....................                   0                        *

John M. May.............................               47,489                        *

Robert D. Rosenthal .....................              69,700                        *

Richard A. Schneider ....................              16,812                        *

All directors and officers
  as a group (7 persons) ................             266,915                       5.43%


--------


*    Less than 1%

(1) Directors and executive officers have sole voting power and sole investment power with respect to the shares listed opposite their names.


(2) Excludes options exercisable within 60 days of December 15, 1995 for such persons as follows: Mr. Carlson, 0; Mr. Barre, 3,120; Mr. James, 7,401; Mr. Holmes, 0; Mr. May, 3,120; Mr. Rosenthal, 3,120; Mr. Schneider, 0; and all directors and officers as a group, 16,761.

(3) The percentages of Common Stock outstanding are based on 7,459,437 shares outstanding on December 15, 1995.

(4) Excludes 415,429 shares of Common Stock owned by various limited partnerships of which Fundamental Management Corporation, an investment company of which Mr. James is President and a director, as to which shares Mr. James shares voting and dispositive power.

(5) Excludes Notes convertible into 500,000 shares of Common Stock and Warrants exercisable for 850,000 shares of Common Stock upon consummation of the Investment Transaction owned by Mr. Holmes on December 15, 1995.

              RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS



     The Board of Directors has selected KPMG Peat Marwick, Jericho, New York, as the Company's independent auditors for the year ended December 31, 1995.
In accordance with the by-laws of the Company, the Board of Directors is submitting its selection of KPMG Peat Marwick to the shareholders for ratification and approval. If the selection is not ratified and approved, the Board of Directors will reconsider its choice. KPMG Peat Marwick, an international firm of certified public accountants, has been retained as auditors by the Company each year since 1981. A representative of KPMG Peat Marwick is expected to be present at the Special Meeting to make a statement, should the representative desire to do so, and to answer appropriate questions from shareholders.





     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION AND APPROVAL OF THE SELECTION OF KPMG PEAT MARWICK AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDED DECEMBER 31, 1995.




                  SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     Shareholder proposals for inclusion in the proxy materials and consideration at the 1996 Annual Meeting of Shareholders, if any, must be received by the Company on or before April 30, 1996 in order to be included in the proxy material of the Company for that meeting.

                                     By Order of the Board of Directors,



                                     Richard A. Schneider,
                                     Secretary


Dated:   January 5, 1996


     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.





     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the Securities and Exchange Commission may be obtained without charge (except for exhibits to such annual report, which will be furnished upon payment of the Company's reasonable expenses in furnishing such exhibits) by any such person solicited hereunder by writing to: Richard A. Schneider, Secretary, NAI Technologies, Inc., 2405 Trade Centre Avenue, Longmont, Colorado 80503. A copy of such report, without exhibits, is also attached hereto as Appendix 1.

                                   Appendix 1
                                                                (COMPOSITE COPY)

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-K

                  Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                            For the Fiscal Year Ended
                                December 31, 1994

                          Commission File Number 0-3704


                             NAI TECHNOLOGIES, INC.

A New York Corporation                          IRS Employer I.D. No. 11-1798773

                1000 Woodbury Road, Woodbury, New York 11797-2530

                          Telephone No. (516) 364-4433

          Securities Registered Pursuant to Section 12 (g) of the Act:

                     Common Stock, Par Value $0.10 Per Share


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing requirements for the past 90 days.

                   YES     X                NO
                          ---                    ---

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the
best  of  the  registrant's   knowledge,  in  definitive  proxy  or  information
statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. (X)

As of March 7, 1995, 7,195,567 common shares were outstanding and the aggregate market value of the common shares (based on the average bid and asked price of these shares on the NASDAQ Stock Market as of March 7, 1995) of NAI Technologies, Inc. held by non-affiliates was approximately $18 million.

Documents Incorporated by Reference: Proxy Statement for 1995 Annual Meeting of Shareholders to be held on April 26, 1995 is incorporated by reference in Part III of this Annual Report on Form 10-K.

                             NAI TECHNOLOGIES, INC.

                          1994 FORM 10-K ANNUAL REPORT

                                TABLE OF CONTENTS

                                                                   Page
                                                                   ----

                                     PART I

Item 1.   Business.............................................      3

Item 2.   Properties...........................................     11

Item 3.   Legal Proceedings....................................     11

Item 4.   Submission of Matters to a Vote of Security Holders..     12

                                     PART II

Item 5.   Market for Registrant's Common Stock and Related
          Stockholder Matters..................................     13

Item 6.   Selected Financial Data..............................     14

Item 7.   Management's Discussion and Analysis of Financial
          Condition and Results of Operations..................  15-21

Item 8.   Consolidated Financial Statements and Supplementary
          Data.................................................     22

Item 9.   Changes in and Disagreements with Accountants on
          Accounting and Financial Disclosure..................     22

                                    PART III

Item 10.  Directors and Executive Officers of the Registrant...     23

Item 11.  Executive Compensation...............................     25

Item 12.  Security Ownership of Certain Beneficial Owners and
          Management...........................................     30

Item 13.  Certain Relationships and Related Transactions.......     32

                                     PART IV

Item 14.  Exhibits, Financial Statement Schedules and Reports
          on Form 8-K..........................................     32

                                     PART I.

Item 1.
Business

NAI Technologies, Inc. (NAI; the Company) was incorporated in 1954 and operated in its traditional business of manufacturing electronic instrument test equipment for the first 25 years of its existence. In the mid-1970's the Company increased its penetration into the military market and won an initial award for what came to be known as the USH contract and in 1983 the Company was successful in winning a development contract for what later became the NST contract. The USH and NST contracts provided significant streams of revenue to the Company during their duration which lasted into 1993. In 1990 management began the implementation of a long-range strategy to enhance the growth of the Company by both internal and external means. The cornerstone of the strategy was to grow the Company's U.S. military business by increasing its internal sales and engineering resources while at the same time reducing the Company's dependence on the U.S. military by increasing the Company's commercial and foreign customer base.

The initial implementation step in this strategy was the acquisition in November 1990 of the Systems Division specializing in the integration of various manufacturers' computer software and hardware to address specific customer needs, primarily to the U.S. Government agencies.

In 1992, the Company completed two acquisitions and sold its Electronic Instruments product line: in May 1992, certain assets of KMS Advanced Products, Inc., a manufacturer of rugged computers and peripherals; in August 1992, the business and assets of Wilcom, Inc., a manufacturer of test equipment and line treatment products sold to the telecommunications market; in September 1992, the Company sold its Electronic Instruments product line at approximately book value.

In 1993, the Company completed two additional acquisitions: in January 1993, the common stock of Lynwood Scientific Developments Ltd., which is located in the United Kingdom, and which designs and manufactures intelligent terminals, terminal emulators, TEMPEST computer products and high performance workstations for commercial and government markets principally in the U.K; in October 1993, the common stock of Codar Technology, Inc., which is located in Longmont, Colorado, and which specializes in the design and manufacture of militarized and "ruggedized" computer systems and monitors, and other peripherals.

On April 8, 1994 the Company announced the restructuring of its Military Systems Group. The major component of the restructuring plan was the consolidation of operations into one location at Codar Technology, Inc. located in Longmont, Colorado. The goal of the restructuring was and continues to be to reduce costs and increase operating efficiencies. In conjunction with this decision, the Company announced that it was closing its Hauppauge-based Military Products Division by September 30, 1994, and that most of the work force reductions would be completed in early July. The work force reductions and the closing of the facility were completed on schedule. Management's discussion and analysis of financial condition and results of operations provides additional information regarding the impact of the restructuring on 1994 operations and anticipated impact on 1995.

The Company reports its operations in two distinct operating segments: the Electronic Systems segment and the Telecommunications segment.

The Electronic Systems segment is comprised of three operating companies: Codar Technology, Inc. (located in Longmont, Colorado), the Systems Division (based in Columbia, Maryland) and Lynwood Scientific Developments Ltd. (based in Farnham, United Kingdom).

The Electronic Systems segment segregates its sales into three categories: systems integration, service and component sales. Systems integration sales are characterized by the process of selecting and connecting the proper hardware (NAI built and others) and software to accomplish a specific purpose. Service sales are usually performed at the customer site and involve installation, training and/or diagnostic testing. Component sales require less customer application interface and consist primarily of hardware.

The  Telecommunications  segment  currently  consists of one operating  company:
Wilcom, Inc. (located in Laconia, New Hampshire).

Sales within the Telecommunications segment are classified into two categories: test equipment and line treatment. Test equipment is used primarily by the telephone companies and interchange carriers for testing digital and analog transmissions in both copper and fibre circuits. Line treatment products are used to improve sound quality, extend the range of telephone line circuits, and to provide an additional means for the telephone companies to generate revenue.

                                Company Products

Electronic Systems Segment

The U.S. computer market can be divided into three levels - commercial, ruggedized and MIL-SPEC.

Prior to the late 1980's, there were no dedicated manufacturers of ruggedized computer hardware. At that time, most available markets were served by either purely commercial products or full MIL-SPEC equipment. While commercial products were intolerant of harsh environments, full MIL-SPEC equipment designed for specific applications was very expensive and lagged several years behind the available commercial technology.

Due to the need to operate under harsh environmental conditions yet constrained by cost and the desire to maintain technological leadership, the concept of ruggedized equipment evolved.

The advantage presented by the adaptation of commercial hardware for rugged environments was quickly accepted by end-users. Cost advantages over full MIL-SPEC equipment, superior reliability over pure commercial products, time to market of current technology and the relative ease of upgrading were factors that have contributed to the rapid expansion of ruggedized systems worldwide.

The Electronic Systems segment serves three unique markets today: Department of Defense and other Government agencies, industrial and international. Each market sector has unique competitive requirements and significant opportunities for growth.

The purchase price for rugged products is currently approximately 1.2 times the cost of standard commercial products. The availability and affordability of repackaged rugged hardware provide a wide variety of end-users with the ability to purchase highly reliable rugged products. As the premium for ruggedized computers over commercial computers continues to decline, new industrial customers are entering the market. Examples include the United Parcel Service, railroads, police enforcement and off-shore oil drilling operations.

The Electronic Systems segment offers its customers the ability to buy ruggedized versions of state of the art commercial off-the-shelf (cots) computer technology at prices far below MIL-SPEC equipment. Price-performance trade-offs are becoming a primary determinant in many decisions between competing options.

The Company designs and manufactures a variety of personal computers, monitors, terminals, X-terminals, workstations/servers, data storage devices, networks/communications, printers, keyboards, removable hard drives and computer peripheral equipment. All of the equipment can be customized to meet specified customer requirements. The Company's strength is that it can offer a customer a complete solution in a timely and cost efficient manner.

In 1994, the Company began selling several new products in the RISC-based workstation, PC product line, and peripheral product line.

The Explorer, which is a portable, high performance workstation, is based on the latest Sun Microsystems' SPARC RISC technology. The system also includes an advanced twelve-inch active matrix color display and removable memory, all packaged in a lightweight field deployable system. This unique package is designed to meet severe environments and is currently being used in several major programs, in both the U.S. and foreign military markets.

The Company also announced a product family of workstations, which is based on Digital Equipment Corporation's Alpha XP technology. These workstations also include high resolution, ruggedized monitors, designed by the Company and marketed to the U.S. armed forces.

In the PC product line, the Company introduced a new lightweight, rack-mount system, based on the Intel Pentium processor. The system was specifically designed as a flight line mission computer system, interfacing with several avionic platforms.

In the peripheral product line, the Company introduced a mass storage environment unit. This MSEU has the capability to configure multimedia technology, such as optical disk, hard disk, and digital audio tape, utilizing a common buss structure.

The Company also introduced a stand alone, flat panel display, utilizing active matrix LCD technology with an integrated microprocessor. This flat panel display has touch screen control, an integrated power supply, and rugged design to meet harsh environments.

In 1993, the Company was awarded the Tower Restoration Vehicle (TRV) contract with the U.S. Air Force. The initial award was for $17.6 million and is expected to have an ultimate value of approximately $25 million before its completion in 1997. The TRV (AN/MSN-7) provides highly mobile, quick-response air traffic control tower capabilities to meet critical mission requirements worldwide. This capability is essential when air operations are initiated at an undeveloped site or when an air base's primary tower is inoperable. The initial award is for the production of nineteen TRV systems consisting of military utility vehicles outfitted with unique pop-up shelters and power generators. The shelters are configured with an extensive communication suite and air traffic control operations support equipment which will be "ruggedized" to support the Air Force's various mission requirements. The Company will also provide extensive test and evaluation, documentation and support capabilities for this program.

In addition to complying with system functional specifications, the segment's products are engineered to be deployed in environments that require special attention to system packaging with limitations on size, power consumption, shock, vibration and restraint on electromagnetic emissions. One example of this is the Communications/Terminal Concentrator designed for the U.S. Navy. The customer required an embedded shipboard communications controller and terminal concentrator that met stringent environmental and packaging requirements. The Company designed and delivered a small ISA rackmount system engineered to exceed the Navy's standards for shock, vibration and temperature. The system's high reliability and cost effectiveness has resulted in the successful deployment of hundreds of systems over the past several years.

The Company's peripheral product line offers two customized printers: the 7300 thermal printer and 8240 dot matrix printer. The thermal printer has several innovative features, including the capability of printing on plain paper in a thermal transfer mode as well as directly on specially treated thermal paper. Plug-in auto sensing AC, DC and battery power modules enhance flexibility, while 600 line per minute speed and 300 line per inch resolution provide both high speed and superior print quality.

The lightweight battery operated 8240 impact dot matrix printer, which is now offered in several different versions and weighs just over eight pounds, is part of a product family that comprises AC, DC, TEMPEST and non-TEMPEST versions. Development was completed in 1993 and full production began in 1994.

The Company offers a complete line of rugged microcomputers which are IBM compatible and built to withstand severe shock, vibration, cold, heat, dust, sand, rain and altitude. The entire line of microcomputers is designed based on the Intel microprocessors. Unlike full MIL-SPEC or specially designed computers, these can be upgraded to keep pace with changes in microcomputer technology and can be configured to meet individual user needs. Similar to the microcomputer, the rugged color monitors are engineered to ensure performance and reliability while withstanding severe shock and operate over wide temperature and humidity ranges.

Other products currently being sold include the 4100, a rugged color display computer, and the RPC-5000, a rugged portable computer. The 4100 is the next generation of rack mounted computer utilizing color panel screens while maintaining the same features as the standard rugged computer. The KMS-4100 rugged color display features a VGA compatible flat panel display for applications requiring full-color graphics. The RPC-5000 offers true rugged portability with its compact, modular "lunch box" design and a basic configuration weight of less than two pounds. This unique modular design allows the computer to be expanded with additional disk drives, expansion cards or power options. Expansion modules can be customized to satisfy unique customer requirements.

Through its wholly owned subsidiary, NAI Technologies, Inc.-Systems Division, the Electronic Systems segment is focused on the integration and sale of computer systems based on VME, multibus, ISA/EISA, SPARC and Intel 386, 486 and pentium platforms which are customized to meet "rugged" and "TEMPEST" requirements of Department of Defense applications. In addition, the Company offers TEMPEST versions of dot matrix and laser computer printers. These products are required to meet certain specifications with respect to the emanation of electromagnetic signals which could otherwise compromise the security of the data being handled by the printer. NAI's TEMPEST printers are designed for use with minicomputers and microcomputer systems such as desktop computers, multi-workstation office systems and other small computer systems. The Company's printers are designed primarily for business applications and use either impact or non-impact printer techniques. The printers typically produce graphics such as charts and bar codes, as well as alphanumeric characters.

In February 1995, the Systems Division announced that it had been awarded several new contracts which in the aggregate totalled $9.8 million. The largest contract which exceeds $6 million is for the delivery in 1995 of customized, integrated computer systems based on the SPARC 20 architecture.

The Company typically purchases printers from major OEM printer manufacturers such as Hewlett-Packard and modifies them to meet TEMPEST requirements. The Company then resells the TEMPEST products to agencies of the U.S. Government and systems integrators. Since NAI is itself a printer manufacturer, the Company has an advantage over many of its competitors which do not manufacture printers. The Company's experience with printer technology, particularly its successful development of the Navy Standard Teleprinters and its own dot matrix printer, allows NAI to TEMPEST new printer models quickly and efficiently.

Telecommunications

In 1992, the Company acquired the business and assets of Wilcom, Inc., and continues to operate it as a wholly owned subsidiary under the Wilcom name.

Wilcom has two distinct product lines: telecommunications test equipment used primarily by the telephone companies and interchange carriers to test digital and analog transmissions on both copper and fiber circuits and telephone voice frequency signaling and line conditioning products used to improve the sound quality or extend the range of a telephone line.

Wilcom's digital test equipment products include several offerings from the T1 level (1.544 MBPS) through the DS3 level (45 MBPS). The most technically sophisticated of Wilcom's digital test products is the D400 channel access test set. The D400 test set can access a single channel from a T1 or DS3 circuit and analyze among other things, bit error rates, signaling, and field data link protocol. Wilcom's other major digital products include a hand held, receive only, T1 test set for monitoring certain performance characteristics of a single T1 circuit, and an inexpensive device that identifies a T1 circuit from a multiple configuration of circuits which may be carrying either a digital (T1) or analog signal.

Wilcom manufactures several fiber optic test equipment products along with fiber talk sets which are used for voice communications over fiber optic systems during the installation and maintenance of fiber optic lines. Wilcom's fiber optic test equipment products fall into three categories: optical sources; power meters;

and fiber identifiers. Optical sources utilize either lasers or light emitting diodes which generate a pulse of light that is carried over an optical fiber. Optical power meters are attached to the end of an optical fiber to measure the power level of an optical pulse being transmitted on an optical fiber. Fiber identifiers are used along the optical fiber to indicate the presence of light without breaking the transmission path, which allows a technician to identify operative fibers without inadvertent service disruptions.

The market for analog test equipment is mature and, as a result, the majority of analog test equipment sales are for replacement of old equipment. Wilcom has a large base of analog test equipment products in the field and has a major share of this market. Analog test equipment products offered include those to test grounding, signaling and noise characteristics of an analog circuit.

The line treatment product offering includes a wide variety of voice frequency telephone line treatment products commonly referred to as "plug-ins". These products are generally used in voice frequency transmission applications to improve the sound quality or extend the range of a telephone line. Most notable of these products is the VFR-7416 voice frequency repeater, which automatically adapts to the transmission characteristics of a particular telephone circuit (such as line impedance) which significantly reduces installation set-up time. Another product, signaling plug-ins, extends the distance over which control information (required to set up, switch and disconnect a telephone call) can effectively be transmitted.

The vast majority of homes and businesses in the U.S. today still rely on 1950's technology, namely, copper wire. Copper wire extends from the central offices of the Regional Bell Operating Companies (RBOCs) to homes and businesses. These local loops are barely adequate for the lightning fast technological advancements of modem manufacturers. During 1994 Wilcom introduced several new products to its line of enhanced line powered amplifiers. This line of patented products is designed to be used both by the phone companies and by the individual user to increase line quality in both voice and high speed data transmission applications. In February 1995, the Company announced its first significant order for this product line when it received a contract from one of the RBOC's for the delivery of its model MB21-K1. The total value of the contract is in excess of $2,000,000 and will be fully delivered in 1995.

Marketing and Service

The Company's products are marketed to customers through sales personnel, manufacturers' representatives and distributors. The Company maintains sales offices and sales support in Columbia, Maryland; Arlington, Virginia; Westlake Village, California; Dallas, Texas; Longmont, Colorado; Laconia, New Hampshire; London, England; Israel and Australia.

The Company provides maintenance and field service for its products through its customer service departments located at each of its manufacturing facilities and at certain customer sites. Field service for printers is also performed by some distributors. Most overseas service is performed by the Company's representatives in the United Kingdom, France, Germany, Denmark, Israel and Australia.

Customers

During 1994, sales under contracts with the United States Government were approximately 40% of the Company's net sales. Other than the U.S. Government, no single customer accounted for more than 10% of the Company's sales in 1994, 1993 or 1992.

Foreign sales in 1994 accounted for approximately 25% of total sales. Such sales, which exclude products sold to the United States Government and resold by the United States Government for foreign military use, are made primarily to customers in United Kingdom, Canada, Western Europe, Japan, Hong Kong, Israel and India. See "Foreign Sales" for further information.

Backlog

The Company's backlog of orders was $53.8 million at February 16, 1995 compared to $31.3 million at March 1, 1994. Of these amounts, 64% and 84%, respectively, represent orders for military sales. Such orders are subject to termination at the convenience of the U.S. Government with negotiated settlements. Other orders, when subject to cancellation or return, are handled with a restocking charge or by negotiated settlement.

While the Company's backlog is not subject to seasonal factors, it does fluctuate due to timing of orders from the United States Government. Not all of the backlog is expected to be shipped during 1995. The Company expects to produce and ship approximately 72% of its current backlog of orders during 1995.

The nature of the Company's business has changed such that customer procurement and delivery cycles have been shortened when compared with the Company's past business base. As a result, the backlog is less significant as an indicator of future business.

Competition and Other Factors

The Company is a small factor in the markets in which it competes. Many suppliers in the market are significantly larger than the Company in total sales and assets, and many devote significantly more resources to the development of new products than does the Company. The Company continually searches for certain market niches where it has expertise and can compete successfully. Competition for the Company's products is based principally on reliability, performance, price and diversity of the products offered.

Research and Development

The Company's technological base is characterized by rapid change. As a result, maintenance and expansion of the Company's business are highly dependent upon the success of the Company's programs to develop new products and upgrade existing products. The Company's engineering resources have been devoted to the development of new products in every major category of its business.

During the years 1994, 1993 and 1992 the Company's cost of independent research in pursuit of new products and improvements to existing products, was approximately $3,214,000, $5,020,000 and $3,661,000, respectively. Customer-funded engineering included either in cost of sales or inventory as a contract cost was $6,121,000 in 1994 compared to $2,424,000 in 1993 and $2,477,000 in
1992.

Manufacturing and Supplies

Production of the Company's products requires assembly and testing of components, printed circuit boards and other purchased parts. Quality control, testing and inspection are performed at various steps throughout the manufacturing process.

The Company purchases certain materials and components used in its systems and equipment from independent suppliers. These materials and components are not normally purchased under long-term contracts. The Company believes that most of the items it purchases are obtainable from a variety of suppliers and it normally obtains alternative sources for major items, although the Company is sometimes dependent on a single supplier or a few suppliers for some items.

Defense Environment

The Company's sales are affected by the United States defense budget. With continuing discussions on budget cuts, it is difficult to assess what the impact of budget cuts, if any, will be on the Company. It appears that defense outlays will be reduced from past levels. The Company is unaware of any targeted cuts specifically affecting its products. The Company's products are utilized on many different programs. However, changed U.S. Government spending levels could impact the Company's future sales levels.

Foreign Sales

The Company's foreign sales are comprised of export sales from the U.S. and foreign revenues from Lynwood Scientific Developments Ltd. Sales are made principally to customers in the United Kingdom, Canada, Western Europe, Japan, Hong Kong, Indonesia, Israel and Australia. All export sales are payable in U.S. dollars and, therefore, settlement amounts do not fluctuate with changes in exchange rates. All of Lynwood's sales are payable in British currency. Fluctuations in exchange rates between the U.S. dollar and the British pound will impact on the Company's operating results. No single country, with the exception of the United Kingdom, accounted for more than 5% of the Company's foreign sales in any of the years noted below.

Foreign sales for the past three years have been as follows:

                               Approximate
                                   Total               Percent of
                               Foreign Sales          Company Sales
                               -------------          -------------
              1994              $13,828,000                25%
              1993               17,363,000                21%
              1992                6,400,000                10%


Employees

At December 31, 1994, the Company had approximately 393 employees. The Company has never experienced a work stoppage and none of its employees are represented by a union. The Company believes its relationship with its employees is good.

Item 2.
Properties

The Company's facilities, which are believed to be adequate to meet the Company's foreseeable needs, are shown in the table that follows:

                                   Facilities

                                                            Approximate
                                                            Floor Area
Division or Subsidiary               Location              (in Sq. Ft.)
----------------------               --------              ------------
Electronic Systems Segment

  Military Products Division    Hauppauge, New York*    66,000 (owned)

  Codar Technology, Inc.        Longmont, Colorado      80,000 (leased)

  Systems Division              Columbia, Maryland      25,000 (leased)

  Lynwood Scientific
    Developments Ltd.           Farnham, England        26,000 (leased)

Telecommunications Segment

  Wilcom, Inc.                  Laconia, New Hampshire  52,000 (owned)


The Company also leases several small sales offices.

*Currently under contract to be sold.


Item 3.
Legal Proceedings

On or about June 28, 1994, TDA Trading Corp. ("TDA"), individually and on behalf of a class of persons similarly situated, commenced a securities fraud class action in the United States District Court for the Eastern District of New York (the "Court") against Robert A. Carlson, Richard A. Schneider and NAI Technologies, Inc. ("NAI"). TDA commenced its action, entitled TDA Trading Corp.
v. Carlson, et. al., by filing a complaint (the "Complaint") with the Court.

TDA's Complaint principally alleges that the defendants knowingly and/or recklessly misrepresented to the public that they expected NAI's 1993 fourth quarter and fiscal year sales and earnings results to continue to increase at levels substantially above those of prior years at a time when they supposedly knew but failed to disclose that NAI's fourth quarter 1993 sales of its Navy Standard Teleprinter ("NST") and other products would decrease precipitously. The Complaint further alleges that, as a result of defendants' alleged failure to disclose these developments, TDA and other purchasers of NAI common stock were damaged because, it is alleged, at the time of purchase the price of NAI common stock had been artificially inflated. Additionally, the Complaint asserts that at the time that these adverse business developments allegedly became known to defendants and prior to their dissemination to the public, defendants Carlson, Schneider and other directors of NAI allegedly sold shares of NAI stock owned by them personally at price levels described above which TDA claims were higher than the true value of these shares.

As relief, TDA essentially seeks damages in an amount to be proven at trial, together with costs and expenses, including reasonable attorneys', accountants' and experts' fees. TDA's Complaint also requests that the Court declare its action against NAI and the individual defendants to be a proper class action and certify it as class representative and plaintiff's counsel as counsel for the class. On March 24, 1995, the Court granted TDA's motion for class certification.

NAI believes that it has meritorious defenses to the allegations and claims set forth in the Complaint and that a finding of ultimate liability against it, if any, would not have a materially adverse effect on its financial position. NAI has advised its directors' and officers' liability insurance carrier of the claims asserted against it and defendants Carlson and Schneider.


Item 4.
Submission of Matters to a Vote of Security Holders

None.

                                     PART II

Item 5.
Market for Registrant's Common Stock and Related Stockholder Matters

The Company's common stock trades on the NASDAQ Stock Market under the symbol NATL. The table below sets forth for the periods indicated the high and low sale prices for the common stock as adjusted for stock dividends and stock splits as compiled from published sources.

                 Period                       High           Low
                 ------                       ----           ---

1994        First Quarter                   $ 7            $5 3/16
            Second Quarter                    5 7/8         3 5/8
            Third Quarter                     4 7/8         2 7/8
            Fourth Quarter                    4 1/8         2 3/16

1993        First Quarter                    10 13/16       8 3/16
            Second Quarter                    9 1/8         7 11/16
            Third Quarter                    11 1/8         8 5/8
            Fourth Quarter                   10 13/16       6

There have been no cash dividends declared or paid on the common stock in the above two years. The Company's term loan agreement restricts cash dividends to the lesser of 20% of prior year net earnings or $2 million. 4% stock dividends on the common stock were paid to shareholders of record on February 26, 1993 and February 25, 1994. A three for two stock split was declared for shareholders of record on August 16, 1993.

The following table sets forth, as of December 31, 1994, the approximate number of record holders of the Company's securities as determined from the records of the transfer agent, American Stock Transfer and Trust Company:

                  Title of Class           Number of Record Holders
                  --------------           ------------------------
            Common Stock, par value
              $.10 per share                         700


Street names are included collectively as a single holder of record. Management estimates that the Company has approximately 2,000 additional shareholders holding stock in street names.

Item 6.
Selected Financial Data

                                    (in thousands except per share data)
                                1994       1993      1992      1991      1990
                                ----       ----      ----      ----      ----
Net Sales                     $ 54,520   $81,024   $67,315   $59,412   $ 42,057

Operating earnings (loss) (1) $(14,589)  $ 8,960   $ 8,407   $ 6,308   $  4,471

Net earnings (loss) (1)       $(11,591)  $ 5,455   $ 5,051   $ 3,900   $  3,089

Per share data:
 Net earnings (loss) (3)      $(  1.69)  $  0.80   $  0.80   $  0.63   $   0.51

 Cash dividends (2)           $    -     $   -     $   -     $   -     $     -

Total assets at year end      $ 53,720   $60,715   $43,704   $33,817   $ 32,964


Long-term debt                $ 13,990   $10,797   $ 7,158   $ 5,017   $  1,817

Working capital               $ 16,665   $19,105   $17,094   $14,134   $  7,364

Shareholders' equity          $ 20,296   $30,593   $23,911   $18,897   $ 14,946

Average market price per
 common share at year end (3) $2 11/16   $ 6 1/4   $8 3/16   $4 9/16   $2 15/16

Average common shares (3)        6,580     6,843     6,309     6,222      6,020
================================================================================



(1) Includes $7,321 in restructuring costs in 1994.

(2) There have been no cash dividends in the above five fiscal years.

(3) Prior year share data has been restated to reflect 4% stock dividends declared in February 1992, 1993 and 1994 and a three-for-two stock split paid in August 1993.

Item 7.
Management's Discussion and Analysis of Financial Condition and Results of Operations

                              Results of Operations

1994 Compared with 1993

On April 8, 1994 the Company announced the restructuring of its Military Systems Group. The major component of the restructuring plan was the consolidation of operations into one location (Codar Technology, Inc.) located in Longmont, Colorado. The goal of the restructuring was and continues to be to reduce costs and increase operating efficiencies. In conjunction with this decision, the Company announced that it was closing its Hauppauge-based Military Products division by September 30, 1994, and that most of the work force reductions would be completed in early July. The work force reductions and the closing of the facility were completed on schedule, but at year-end the combined operation was performing at lower than anticipated revenue levels.

The Hauppauge facility consisted of two buildings totalling approximately 86,000 square feet. On October 5, 1994 the smaller facility totalling 20,000 square feet was sold for approximately net book value. The larger facility totalling 66,000 square feet is currently under contract to be sold. Most of the Company's components business, particularly the USH and the NST products, were manufactured at this location. The decision to close the Hauppauge facility was brought about by the Navy's decision to significantly reduce future purchases of NST and USH units. Without a guarantee of future business, the Company decided it was not cost efficient to maintain multiple manufacturing sites and work forces. Therefore, the Company approached the Navy in April to give it the opportunity to make one final purchase prior to the shut-down of the production capability. The Company subsequently received a small order for additional USH and NST-I units.

At the beginning of 1994 the Military Products division employed approximately 190 people. The implementation of the restructuring plan began in April 1994. It is anticipated that Codar will add approximately 70 jobs after the business transition is completed, thus creating a net reduction of approximately 120 employees. Through December 31, 1994 Codar had added 54 employees.

During the first quarter of 1994 the Company recorded a $7.3 million restructuring charge of which $3.1 million related to a non-cash write-off of inventory and anticipated losses on the disposal of assets. The remaining $4.2 million primarily consists of employee severance costs, lease termination costs, and idle facility costs. $3.3 million out of the $4.2 million was disbursed during 1994. The Company anticipates that it will receive approximately $2.3 million over the next two years from the sale of the Hauppauge real estate. The proceeds will be used to reduce the Company's term debt.

The following table lists the major elements of the restructuring charge which has been budgeted and the amount remaining as of December 31, 1994:

                                                    Budget
                 Description                        Amount        Balance
                 -----------                        ------        -------
Employee severance expense                        $2,731,000    $  448,000
Idle facility costs subsequent to plant closing      590,000       248,000
Lease termination costs                              370,000       205,000
Contractual obligations                              110,000          -
Other                                                400,000          -
                                                  ----------    ----------

Total charges requiring cash outlays               4,201,000       901,000

Loss on disposition of assets                      2,000,000        80,000
Inventory writedown                                1,120,000         -
                                                  ----------    ----------

Total non-cash charges                             3,120,000        80,000
                                                  ----------    ----------

Total restructuring expense                       $7,321,000    $  981,000
                                                  ==========    ==========

The transition of the Military Systems Group to Colorado placed strains on the existing management information systems at Codar. During the second half of 1994 the Codar subsidiary reported sales at a level substantially below earlier expectations. The sales shortfall was principally attributable to parts shortages and increased product complexity, the adverse impact of which will continue for at least the first half of 1995.

The nature of the Company's business is such that year to year changes in sales levels are predominantly due to changes in shipping volume or product mix rather than changing sales prices. Net sales in 1994 were $54.5 million, a 33% decrease when compared with $81.0 million for the same period in 1993. The decrease occurred in both segments, with the largest decrease in the components business which was attributable to the decline in NST business.

The following chart provides the sales breakdown by product line:

In thousands of dollars                         1994        1993      % Change
--------------------------------------------------------------------------------
Electronic Systems Segment
         Systems                               $16,587     $15,870           5%
         Component                              19,006      50,662         (62%)
         Service                                10,737       4,670         130%
                                               ---------------------------------
  Total Electronic Systems Segment              46,330      71,202         (35%)

Telecommunications Segment
         Line treatment                          5,391       5,895          (9%)
         Test equipment                          2,799       3,927         (29%)
                                               ---------------------------------
  Total Telecommunications Segment               8,190       9,822         (17%)
                                               ---------------------------------

  TOTAL                                        $54,520     $81,024         (33%)
                                               =================================

Sales in the Electronic Systems segment (net of intercompany eliminations) decreased 35% to $46.3 million from $71.2 million in 1993. The sales decrease was primarily attributable to lower component revenue, partially offset by higher service revenue. The decrease in component revenue was principally due to the substantial completion in 1993 of the NST contract and a decrease in TEMPEST printer product shipments. The increase in systems and service revenue is primarily attributable to the inclusion of revenue from the Codar Division which was acquired in October 1993.

In recent years the Company has reduced its dependency on the United States defense budget by expanding its non-military business operations. However, the Company still expects a substantial portion of 1995 sales to be directly to the military or through prime contractors to the military. The Company is not aware of any programs in which it participates that are specifically targeted for termination or curtailment other than the previously discussed NST program. The Company's products are utilized on many different U.S. Government programs which reduces the adverse impact of cancelling a single specific program. However, changes in future U.S. defense spending levels could impact the Company's future sales volume.

Sales in the Telecommunications segment decreased 17% to $8.2 million as compared to $9.8 million for the same period in 1993. The decrease in sales was attributable to lower test equipment and line treatment revenues which were adversely affected by lower orders due to cost cutting initiatives from the regional Bell operating companies and foreign telecommunications companies. The Company believes this decline is temporary and that order activity will increase in 1995 as several new products nearing their completion of the development and test phases become available. The Company has received favorable reviews on several new line treatment products and in February 1995 it received its first order in the amount of $2.0 million for a new line treatment product.

The gross margin percentage for 1994 was 18.8% as compared with 33.9% in 1993. The gross margin percentage was adversely affected by an unfavorable mix of high and low margin product deliveries, reduced shipping volume, continuing inefficiencies as the Company transitions its military products manufacturing operations from Hauppauge, New York to Longmont, Colorado and a $2.2 million first quarter charge associated with cost overruns on two new printer products. Lower margins are expected to continue at least during the first half of 1995 as the Company continues its consolidation and repositioning efforts.

Selling expense for 1994 was $7.5 million as compared with $7.4 million in 1993. This slight increase is attributable to the inclusion of the selling expenses associated with Codar Technology which was acquired in October 1993 partially offset by savings associated with the previously mentioned restructuring and lower selling expenses due to lower sales volume.

General and administrative expenses for 1994 were $6.3 million as compared with $5.8 million in 1993. This increase is primarily attributable to increased one-time charges associated with the Company's previously mentioned restructuring and the cost of running the Hauppauge facility for the first ten months of 1994 substantially below capacity. In 1995 the general administrative expenses should be lower, as the full annual impact of the consolidation cost savings will be realized.

Company-sponsored research and development expenditures in 1994 were $3.2 million as compared with $5.0 million in 1993. This decrease is attributable to savings associated with the previously mentioned restructuring and the change in mix between Company-sponsored research and development and customer-funded research and development. A key component to the Electronic Systems' segment strategy is to focus on system integration business. Although systems integration work by its nature will require significant engineering content, such costs must be classified as contract costs and charged to cost of sales as opposed to Company-sponsored research and development (IR&D). It is anticipated that discretionary R&D expenditures will be curtailed in 1995 as the Company attempts to conserve cash.

The Company had an operating loss of $14.6 million in 1994 as compared with operating earnings of $9.0 million in 1993. The operating loss is primarily attributable to lower sales volume and margins, the previously mentioned restructuring and continuing inefficiencies as the Company transitions its military products manufacturing operations from Hauppauge, New York to Longmont, Colorado.

Interest expense, net of interest income, increased by $0.7 million to $1.4 million in 1994. This increase is attributable to increased long-term debt, short-term bank borrowings and an increase in the prime rate. In October 1993 the Company increased its long-term debt by $7.5 million in conjunction with the acquisition of Codar Technology.

The effective income tax recovery rate is below the combined statutory federal and state rates for 1994. The Company was unable to recognize a tax benefit to its losses greater than the amount it could carry back due to uncertainties as to whether or not a future benefit will be realized. Any earnings realized in 1995 will not be taxed at the statutory rate.

The Company had a net loss of $11.6 million in 1994 as compared with net earnings of $5.5 million in 1993. Earnings (loss) per share were ($1.69) as compared with $0.80 in 1993, based on a weighted average of 6.9 million and 6.8 million shares outstanding, respectively. The 1993 earnings per share and shares outstanding figures have been adjusted to reflect the distribution of a 4% stock dividend on March 14, 1994 to shareholders of record on February 25, 1994.

1993 Compared with 1992

Sales for 1993 were $81.0 million, a 20% increase when compared with sales of $67.3 million in 1992. The nature of the Company's business is such that year to year changes in sales levels are predominantly due to changes in shipping volume or product mix rather than changing sales prices.

Sales in the Electronic Systems segment (net of intercompany eliminations) increased 15% to $71.2 million from $61.8 million in 1992. The increase in sales was primarily attributable to the inclusion of revenue from the Company's recent acquisitions, Lynwood Scientific Developments, Ltd. and Codar Technology, Inc. Sales from these two new companies along with a modest increase in systems integration sales more than offset the impact of the sale of the Electronics
Instrument product line in September 1992 and lower component sales. The decrease in component revenue was principally due to a decline in shipments of the Company's two traditional products, the USH and the NST. Both products have been a significant portion of the Company's sales over the past four years but the contracts for both are near completion. In 1993, NST and USH sales accounted for 37% of total revenue compared to 58% in 1992.

Although the Company's acquisitions have allowed it to reduce its dependency on the United States defense budget, the Company still expects approximately 50% of 1994 sales to be directly to the military or through prime contractors to the military. The Company is not aware of any programs in which it participates that are specifically targeted for termination or curtailment other than the previously discussed USH and NST programs. The Company's products are utilized on many different U.S. Government programs. However, changed U.S. defense spending levels could impact the Company's future sales volume.

Sales in the Telecommunications segment were $9.8 million in 1993 vs. $5.5 million in 1992. This increase is due to the inclusion of a full twelve months of operations of Wilcom in 1993 as compared with five months in 1992. Sales in the Telecommunications segment were adversely affected by lower orders in the fourth quarter of 1993, due to cost cutting measures announced by several of the regional Bell operating companies.

The gross margin percentage in 1993 increased to 33.9% from 32.4% in 1992. The increase in gross margin was primarily attributable to a favorable mix of high and low margin product deliveries as well as continued improvements in operating efficiencies. The Company continually strives to reduce its costs and increase its operating efficiencies. It is probable that the Company will not be able to sustain this gross margin percentage in 1994 due to the completion of the NST and USH contracts which historically had a higher gross margin percentage than the other products the Company manufactures.

Selling expenses for 1993 were $7.4 million as compared with $5.8 million for 1992. This increase is attributable to the recent acquisitions and the opening of an international sales office in late 1992, partially offset by the selling expenses eliminated as a result of the sale of the Electronics Instrument product line in September 1992.

General and administrative expenses for 1993 were $5.8 million as compared with $3.8 million in 1992. This increase is primarily attributable to the recent acquisitions and increased personnel and related costs associated with the strengthening of the internal management organization.

Company sponsored research and development expenditures for 1993 were $5.0 million as compared with $3.7 million in 1992. This increase is primarily attributable to the recent acquisitions and reflects the Company's intention to continue to expand its business base internally as well as through acquisitions.

Operating earnings for 1993 increased 7% to $9.0 million as compared with $8.4 million in 1992. The increase in operating earnings was a result of increased sales volume and improved margins offset by increases in selling, general and administrative expense, research and development expense and amortization of excess of cost over fair value of net assets acquired.

Interest expense, net of interest income, increased by $0.3 million to $0.7 million in 1993. The increase in net interest expense is attributable to increased debt and reduced short term investments due to the recent acquisitions.

The effective income tax rate for 1993 was slightly lower than the statutory rate due to a favorable income tax settlement. The 1992 effective rate approximated the combined statutory federal and state rates.

Net earnings for the year 1993 were $5.5 million, an 8% increase compared with $5.1 million in 1992. Included in net earnings was approximately $0.4 million and $0.1 million for amortization of the excess of cost over the fair value of net assets acquired for 1993 and 1992, respectively. Earnings per share in 1993 were $0.80, the same as in 1992, based on a weighted average of 6.8 million and
6.3 million shares outstanding, respectively. The 1992 and 1993 earnings per share and shares outstanding figures have been adjusted to reflect the distribution of a 4% stock dividend on March 26, 1993 to shareholders of record on February 26, 1993, three for two stock split effected on September 17, 1993 for shareholders of record on August 16, 1993 and a 4% stock dividend on March 24, 1994 to shareholders of record on February 25, 1994.

Liquidity and Capital Resources

The Company reported a net loss of $11.6 million in 1994, and incurred a negative cash flow of $0.03 million from operations. Company operations have historically provided a positive cash flow. However, the Company is currently experiencing financial difficulties. At December 31, 1994, the Company was in violation of certain covenants of its term loan agreements. Such violations were subsequently waived by the applicable lending institutions.

At December 1, 1994 the Company's long-term secured debt totaled $16.3 million of which current installments were $2.2 million. This compares to $14.9 million at December 31, 1993 of which current installments were $4.2 million. The Company's long-term borrowings, secured by plant and equipment, bear interest at rates ranging from 70% of prime (8.5% at December 31, 1994) to 12.43%. With the acquisition of Lynwood, the Company assumed a 5 year business term loan in the amount of $0.3 million, with interest at 2% above the U.K. base rate (6.25% at December 31, 1994).

On April 7, 1995 the Company entered into a revolving credit agreement with its two existing primary lending institutions. Under the terms of the new agreement, the existing term debt and lines of credit were converted into a revolving credit arrangement in exchange for a cash payment of $100,000 and the issuance of 250,000 shares of the Company's common stock. The new agreement requires quarterly payments, commencing in September 1995, of $875,000. The agreement, unless extended, expires on January 15, 1996 at which time the remaining principal balance of $13,425,000 is due. The agreement allows for an extended maturity date to April 15, 1996 under certain conditions.

The repayment of the amount due will be dependent upon the Company's ability to either obtain alternate financing or to restructure the remaining balance due. The Company is considering several alternatives to achieve this, including the sale of common or preferred stock, issuance of convertible debt, a business combination, the sale of all or a portion of the Company and establishment of a borrowing relationship with other lending institutions. The Company has engaged Needham & Company, Inc. as its investment advisor to assist in this process. The ability of the Company to accomplish this at favorable terms will be somewhat dependent upon the Company's operating results in 1995. The restructuring actions taken in 1994 have significantly reduced the expense structure of the Company. However, it is not certain that the Company will be able to achieve the revenue level necessary to return to profitability.

At the present time, the Company is a net user of cash. The Company is taking action to minimize its cash outlays by deferring or eliminating discretionary expenses and capital asset purchases. In addition, the Company is working with several consultants who are assisting in the correction of shipment problems that currently exist at the Military Systems Group. The Company must increase its shipment rate to an acceptable level within the near future, or obtain additional financing, in order to meet its cash flow requirements during 1995.

Cash and cash equivalents totaled $1.7 million at December 31, 1994 and 1993. Cash used in operating activities amounted to $0.03 million as compared to $1.1 million in 1994 and 1993, respectively. In January 1995, the Company received an initial tax refund of $4.0 million.

Cash of $0.07 million was used in investing activities during 1994. The major components were comprised of $0.09 million for the purchase of property, plant and equipment and $1.1 million in proceeds from the sale of assets. Management expects total 1995 capital expenditures to be slightly higher than the 1994 expenditures. However, as previously indicated, the Company expects to receive approximately $2.3 million from the sale of real estate over the next two years, which will be applied against existing debt under the revolving credit agreement.

During 1994, the Company made debt payments of $4.8 million and payments of notes payable of $5.3 million and received proceeds from issuances of notes payable of $8.6 million.

Inflation

The Company's financial statements are prepared in accordance with traditional historical accounting systems, and therefore do not reflect the effect of inflation. The impact of changing prices on the financial statements is not considered to be significant.

Item 8.
Consolidated Financial Statements and Supplementary Data

The following consolidated financial statements of the registrant are submitted herewith at the end of this document beginning on Page __:

Independent Auditors' Report.

Consolidated balance sheets at December 31, 1994 and 1993.

Consolidated statements of operations for the years ended December 31, 1994, 1993 and 1992.

Consolidated statements of shareholders' equity for the years ended December 31, 1994, 1993 and 1992.

Consolidated statements of cash flows for the years ended December 31, 1994, 1993 and 1992.


Notes to consolidated financial statements.


Item 9.
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

                                    PART III


Item 10.
Directors and Executive Officers of the Registrant

Directors of the Company

The current members of the Board of Directors of the Company, together with certain information furnished to the Company by each such person, are set forth below.


                                            Years Served
Name and Age                                as a Director            Biographical Summary
------------                                -------------            --------------------
Robert A. Carlson, 62                             8              Mr. Carlson is President and
                                                                 Chief Executive Officer of the
                                                                 Company.  From December 1987
                                                                 until December 1989, he was
                                                                 President and Chief Operating
                                                                 Officer of the Company.

Richard A. Schneider, 42                          3              Mr. Schneider is Executive Vice
                                                                 President, Treasurer and
                                                                 Secretary of the Company.  He
                                                                 was elected a director of the
                                                                 Company on February 11, 1993.
                                                                 From October 1988 until December
                                                                 1992, he served as Vice
                                                                 President - Finance, Treasurer
                                                                 and Secretary of the Company.

Stephen A. Barre, 56                              6              Mr. Barre is Chairman and Chief
                                                                 Executive Officer of Servo
                                                                 Corporation of America, a
                                                                 communications and defect
                                                                 detection company.

C. Shelton James, 55                              6              Mr. James is Chairman of the
                                                                 Board and Chief Executive
                                                                 Officer of Elcotel Inc., a
                                                                 public communications company.
                                                                 He also is President and a
                                                                 director of Fundamental
                                                                 Management Corporation, an
                                                                 investment management company,
                                                                 and is on the board of directors
                                                                 of Harris Computer Systems Inc.,
                                                                 SK Technologies and CPSI Inc.

Walter Lipkin, 69                                42              Mr. Lipkin is retired.  He was a
                                                                 co-founder of the Company and
                                                                 served as a Vice President or
                                                                 Senior Vice President and
                                                                 Treasurer from 1954 through
                                                                 1989.

John M. May, 67                                  16              Mr. May is an independent
                                                                 consultant.  From 1975 to 1987,
                                                                 he was Vice President and
                                                                 Director of Tower, Perrin, Inc.,
                                                                 a management consulting firm.
                                                                 He is also a director of Olsten
                                                                 Corporation, a provider of
                                                                 temporary employee and health
                                                                 care services.

Robert D. Rosenthal, 45                          10              Mr. Rosenthal is President,
                                                                 Chief Executive Officer and a
                                                                 Director of First Long Island
                                                                 Investors, Inc., a diversified
                                                                 investment and financial
                                                                 services company.  He also is
                                                                 Co-Chairman and Co-Chief
                                                                 Executive Officer of the New
                                                                 York Islanders, a franchise in
                                                                 the National Hockey League.


Executive Officers of the Company

The current executive officers of the Company are as follows:

Robert A. Carlson, 62, is the President and Chief Executive Officer of the Company. From December 1987 until December 1989, he was President and Chief Operating Officer of the Company.

Richard A. Schneider, 42, is the Executive Vice President, Treasurer and Secretary of the Company. From October 1988 until December 1992, he served as Vice President - Finance, Treasurer and Secretary of the Company.

Section 16 Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires officers, directors and beneficial owners of more than 10% of the Company's Common Stock to file reports of ownership and changes in their ownership of the equity securities of the Company with the Securities and Exchange Commission. Based solely on a review of the reports and representations furnished to the Company during the last fiscal year by such persons, the Company believes that each of these persons is in compliance with all applicable filing requirements. Under Sections 16(b) of the Exchange Act, such persons also are required to disgorge to the Company any profit realized by any purchase and sale, or any sale and purchase, of equity securities of the Company within any period of less than six months. Pursuant thereto, Mr. Schneider was required to disgorge profits totalling $5,980 based on the sale of 1,000 shares and the purchase of 1,000 shares of the Company's Common Stock one day short of the required six month waiting period in fiscal 1994.

Item 11.
Executive Compensation

Executive Compensation

The following table sets forth all plan and non-plan compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the executive officers of the Company other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000 for each of the Company's last three fiscal years (collectively, the "Named Executives").

                                                      SUMMARY COMPENSATION TABLE

                                                                                         Long Term Compensation
                                                                              ----------------------------------------
                                                       Annual Compensation             Awards             Payouts
                                     ---------------------------------------  ------------------------   -------------
           (a)              (b)         (c)          (d)          (e)            (f)           (g)          (h)             (i)
                                                                                            Securities
                                                              Other Annual    Restricted    Underlying      LTIP         All Other
Name and Principal         Fiscal                             Compensation      Stock         Options/    Payouts       Compensation
Position                   Year      Salary ($)    Bonus ($)      ($)(1)      Award(s)($)   SARs (#)        ($)             ($)
--------------------       ------    ----------    ---------  --------------  -----------   ----------   ----------    -------------
Robert A. Carlson -        1994      $275,000           --          --            --         138,983(5)     --          $66,324(2)
President and Chief        1993       260,000      $ 68,790         --            --          64,347        --           69,652(2)
Executive Officer          1992       226,000       113,300         --            --         122,919        --           64,539(2)

Richard A. Schneider -     1994       149,000           --          --            --          94,389(5)     --           12,426(3)
Executive Vice President,  1993       138,000        27,380         --            --          23,442        --           13,993(3)
Treasurer and Secretary    1992       118,000        36,970         --            --          30,147        --           14,622(3)

Frank Tortorelli -         1994       144,895           --          --            --          75,136(5)     --            5,298(4)
President, Military        1993           n/a           --          --            --             --         --               --
Systems Group (6)          1992           n/a           --          --            --             --         --               --
------------------------------------------------------------------------------------------------------------------------------------

(1) The aggregate amount of all perquisites and other personal benefits paid to any Named Executive is not greater than either $50,000 or 10% of the total of the annual salary and bonus reported for such Named Executive.

(2) Includes $51,266, $59,122 and $59,022 of life insurance premiums paid on term life and split dollar policies by the Company on behalf of Mr. Carlson in each of the years 1992, 1993 and 1994, respectively, as well as $8,273, $7,909 and $7,302 of matching contributions made by the Company under the 401(k) deferred compensation plan and $5,000, $2,621 and $0 of matching contributions made by the Company under the profit sharing portion of such plan for the benefit of Mr. Carlson for each of the years 1992, 1993 and 1994, respectively.

(3) Includes $6,781, $7,637 and $7,603 of life insurance premiums paid on term life and split dollar policies by the Company on behalf of Mr. Schneider in each of the years 1992, 1993 and 1994, respectively, as well as $4,341, $4,166 and $4,823 of matching contributions made by the Company under the 401(k) deferred compensation plan and $3,500, $2,190 and $0 of matching contributions made by the Company under the profit sharing portion of such plan for the benefit of Mr. Schneider for each of the years 1992, 1993 and 1994, respectively.

(4) Includes $818 of life insurance premiums paid on a term life policy by the Company on behalf of Mr. Tortorelli in 1994, as well as $4,480 of matching contributions made by the Company under the 401(k) deferred compensation plan and $0 of contributions made by the Company under the profit sharing portion of such plan for the benefit of Mr. Tortorelli for 1994.

(5) Options to acquire shares of the Company Common Stock that were granted in fiscal year 1994. At the same time, options for Mr. Carlson (102,951), Mr. Schneider (54,996) and Mr. Tortorelli (39,336) were canceled.

(6)  Mr. Tortorelli became an executive officer of the Company in fiscal 1994.

Stock Options

The table below summarizes the options granted to the Named Executives in 1994 and their potential realizable values.


                            OPTION/SAR GRANTS IN 1994

                                                                                                                   Potential
                                                                                                              Realizable Value at
                                                                                                                Assumed Annual
                                                                                                             Rates of Stock Price
                                                                                                                 Appreciation
                                           Individual Grants                                                  for Option Term(1)
--------------------------------------------------------------------------------------------------------  --------------------------
           (a)                      (b)                   (c)               (d)                (e)          (f)              (g)
                                 Number of             % of Total
                                 Securities            Options/SARs
                                 Underlying            Granted to
                                 Options/SARs          Employees in   Exercise or Base
Name                             Granted (#)           Fiscal Year    Price ($/Sh)       Expiration Date    5%($)          10% ($)
-----------------------          -----------           -----------    ----------------   ---------------  -----------     ----------

Robert A. Carlson -                36,032                   7%            $6.25          10 years         $141,627         $358,911
President and Chief               102,951(2)               21%            $5.25           5 years         $149,330         $329,979
Executive Officer

Richard A. Schneider -             39,393                   8%            $4.74          10 years         $117,431         $297,587
Executive Vice President           54,996(2)               11%            $5.25           5 years         $ 79,772         $176,273
Treasurer and Secretary

Frank Tortorelli -                 35,800                   7%            $5.25          10 years         $118,201         $299,542
President, Military                39,336(2)                8%            $5.25           5 years         $ 57,057         $126,080
Systems Group



(1) Option price compounded annually at 5% and 10% over the ten year term minus the exercise price times the number of shares subject to the option.

(2) Such options were granted on May 26, 1994 in connection with the cancellation of options granted for the same number of shares at earlier dates. Such options become exercisable at a rate of 25% per year on the anniversary date of the grant. All such options expire after the fifth anniversary of the date of grant.

The table below summarizes the exercise of stock options during 1994 for the Named Executives

                     AGGREGATED OPTION/SAR EXERCISES IN 1994
                          AND FY-END OPTION/SAR VALUES


(a)                                     (b)                     (c)                     (d)                        (e)
                                                                                        Number of
                                                                                        Securities                 Value of
                                                                                        Underlying                 Unexercised
                                                                                        Unexercised                In-the-Money
                                                                                        Options/SARs               Options/SARs
                                                                                        at FY-End (#)              at FY-End ($)
                                        Shares
                                        Acquired on             Value                   Exercisable/               Exercisable/
Name                                    Exercise (#)            Realized ($)            Unexercisable              Unexercisable(1)
--------------------                    ------------            ------------            -------------              ----------------
Robert A. Carlson -
President and Chief
Executive Officer                       10,140                  $34,223                 47,579/166,906             $336/$0

Richard A. Schneider -
Executive Vice
President, Treasurer
and Secretary                           -0-                     $0                       7,768/87,559               $86/$0

Frank Tortorelli -
President, Military
Systems Group                           -0-                     $0                       4,056/58,392                $0/$0

-----------------
(1) Market price at December 31, 1994 minus exercise price times the number of shares underlying the unexercised options.

Pension Plan and Supplemental Retirement Plan

Certain Company employees including the Named Executives are covered by the Company's non-contributory Employees Pension Plan (the "Pension Plan"). Effective January 4, 1994, current accruals were frozen under the Pension Plan. The Company also has a non-qualified Supplemental Retirement Plan in effect which covers certain Company employees including the Named Executives other than Mr. Tortorelli.


Typical retirement benefits as in effect on December 31, 1994 are shown in the table below:

                 ESTIMATED ANNUAL NORMAL RETIREMENT PENSION AND
                SUPPLEMENTAL BENEFITS FOR VARIOUS COMBINATIONS OF
              SPECIFIED COMPENSATION AND YEARS OF CREDITED SERVICE

                                         Years of Credited Service at Retirement
                 ---------------------------------------------------------------------------------------------
Remuneration        10               15               20               25               30               35
--------         --------         --------         --------         --------         --------         --------
$ 50,000         $  4,610         $  6,915         $  9,220         $  8,125         $ 13,830         $ 13,830
  75,000            7,485           11,228           14,970           14,888           22,455           22,455
 100,000           10,360           15,540           20,720           22,075           31,080           31,080

 125,000           13,235           19,853           26,470           29,263           39,705           39,705
 150,000           16,110           24,165           32,220           36,450           48,330           48,330
 175,000           18,985           28,478           37,970           43,638           56,955           56,955

 200,000           21,860           32,790           43,720           50,825           65,580           65,580
 225,000           24,735           37,103           49,470           58,013           74,205           74,205
 250,000           25,982           38,972           51,963           59,122           77,945           77,945

 300,000           25,982           38,972           51,963           59,122           77,945           77,945
 400,000           25,982           38,972           51,963           59,122           77,945           77,945


The benefits shown in the table above have been computed on an actuarial basis and are not subject to any deduction for social security or other offset amounts. The compensation covered by the Pension Plan includes the amounts shown in columns(c), (d) and (e) of the Summary Compensation Table.

It is estimated that Messrs. Carlson, Schneider and Tortorelli, who have ten, six and three years of credited service, respectively, will receive each year at normal retirement age the following total aggregate annual amounts under the Pension Plan and the non-qualified Supplemental Retirement Plan: $160,213, $66,818 and $3,124, respectively.

Termination of Employment and Change in Control Agreements

The Company has entered into Executive Termination Agreements with Messrs. Carlson, Schneider, Tortorelli and four other employees, which provide for severance benefits in the event employment terminates within one year following a change in control of the Company unless termination is on account of death, or for cause. The agreements are renewable annually at the option of the Company. The agreements provide severance benefits which include an amount equal to two times annual base salary for Messrs. Carlson, Schneider and Tortorelli (the number of years or portions thereof until Mr. Carlson's sixty-fifth birthday times annual base salary for Mr. Carlson) and one times annual base salary for the four other employees.

Director Compensation

During 1994, each director who was not also an officer of the Company was paid an annual retainer of $9,000 plus a uniform fee of $1,000 for each Board and committee meeting attended in person. During 1995, each director who is not also an officer of the Company will be paid an annual retainer of $9,000 plus a uniform fee of $1,000 for each Board and committee meeting attended in person. During 1994, directors who were also officers of the Company received no remuneration for attendance at Board and committee meetings. No such compensation is contemplated to be paid during 1995 either.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 1994, the members of the Compensation Committee were John M. May (Chairman), Walter Lipkin and Robert D. Rosenthal. During fiscal year 1994 and formerly, none of such persons was an officer of the Company or any of its subsidiaries or had any relationship with the Company other than serving as a director of the Company, except that Mr. Lipkin served as a Vice President or Senior Vice President and Treasurer of the Company from 1954 through 1989. In addition, during the fiscal year ended December 31, 1994, no executive officer of the Company served as a director or a member of the compensation committee of another entity, one of whose executive officers served as a director or on the Compensation Committee of the Company.

Item 12.
Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information concerning persons or groups who are known by the Company to be the beneficial owners of more than 5% of the Company Common Stock as of March 7, 1995. The information in the table below is based upon information furnished to the Company by such persons and statements filed with the Securities and Exchange Commission.

                                                            Number of Shares of
                                                            Company Common Stock                 Percent of Company
Name and Address of Beneficial Owner                        Beneficially Owned(1)                Common Stock
------------------------------------                        ---------------------                -------------------
Lindner Fund Inc.
7711 Carondelet Avenue
Box 16900
St. Louis, MO  63105(2)..................................           405,600                          5.65%

C.L. King & Associates
Nine Elk Street
Albany, NY  12207(3).....................................           451,451                          6.29%

Pioneer Management Corporation
60 State Street
Boston, MA  02114(4).....................................           451,500                          6.29%

Fundamental Management Corporation
201 South Biscayne Boulevard
Suite 1450
Miami, FL  33131(5)......................................           385,636                          5.38%


------------------

(1) To the knowledge of the Company, beneficial owners named in the above table have sole voting power with respect to the shares listed opposite their names.

(2) These shares are reportedly owned by Lindner Fund Inc., an investment company registered under the Investment Company Act of 1940, of which Ryback Management Corporation is the investment company adviser registered under Section 203 of the Investment Advisers Act of 1940.

(3)  These  shares  are  reportedly  owned by a passive  investor.  C.L.  King &
     Associates  the  investment   company  adviser  of  such  investor  and  is
     registered under Section 203 of the Investment Advisers Act of 1940.

(4) These shares are reportedly owned by a passive investor. Pioneer Management Corporation is the investment company adviser of such investor and is registered under Section 203 of the Investment Advisers Act of 1940.

(5) These shares are reportedly owned of record by several limited partnerships formed under the laws of the State of Florida for the purpose of investing in securities of public company issuers, of which Fundamental Management Corporation is the sole managing general partner. C. Shelton James, a director of the Company, is the President of Fundamental Management Corporation. Excludes 14,793 shares of Company Common Stock owned by Mr. James as to which shares Fundamental Management corporation disclaims beneficial ownership.

Shares of Company Common Stock beneficially owned as of March 7, 1995 by each director, nominee for director and executive officer of the Company and by all directors and executive officers of the Company as a group are set forth in the following table. This table is based upon information furnished to the Company by such persons and statements filed with the Securities and Exchange Commission.

                                                              Beneficial Ownership of Shares(1)
                                                              ---------------------------------
                                              Number of Shares of
                                              Company Common Stock                         Percent of Company
Name                                          Beneficially Owned(2)                        Common Stock(3)
------------------------                      ---------------------                        ------------------
Robert A. Carlson                                     100,467                                    1.40%

Stephen Barre                                          17,654                                       -

C. Shelton James(4)                                    14,793                                       -

Walter Lipkin                                         123,846                                    1.72%

John M. May                                            47,489                                    1.08%

Robert D. Rosenthal                                    69,700                                       -

Richard A. Schneider                                   16,812                                       -

Frank Tortorelli                                          -0-                                       -

All directors and officers
as a group (8 persons)                                390,761                                    5.43%



---------------------

-    Less than 1%

(1) Directors and executive officers have sole voting power and sole investment power with respect to the shares listed opposite their names.

(2) Excludes options exercisable within 60 days of March 7, 1995 for such persons as follows: Mr. Carlson, 68,327; Mr. Barre, 3,120; Mr. James, 7,401; Mr. Lipkin, 3,120; Mr. May, 3,120; Mr. Rosenthal, 3,120; Mr.
     Schneider, 9,833; Mr. Tortorelli, 6,084; and all directors and officers as a group, 104,125.

(3) The percentages of Company Common Stock outstanding are based on 7,195,567 shares outstanding on March 7, 1995.

(4) Excludes 385,636 shares of Company Common Stock owned of record by several limited partnerships of which Fundamental Management Corporation, an investment company of which Mr. James is President, is the sole managing general partner, as to which shares Mr. James shares voting and dispositive power.

                                     PART IV

Item 13.
Certain Relationships and Related Transactions

None.


Item 14.
Exhibits, Financial Statement Schedules and Reports on Form 8-K
(a) Financial Statements, supplementary data and financial statement schedules

         The consolidated financial statements and schedules listed in the accompanying index to financial statements are filed as part of this Annual Report on Form 10-K.


(b)      Reports on Form 8-K

         None


(c)      Exhibits (not included)

         10    Revolving Credit Agreement

         22    List of Subsidiaries

         23    Accountants' Consent

                               S I G N A T U R E S

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         NAI TECHNOLOGIES, INC.

                                         BY:/s/ Richard A. Schneider
                                            -------------------------
                                            Richard A. Schneider
DATE:  April 13, 1995                       Executive Vice President

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Signature                       Title                             Date
---------                       -----                             ----

/s/ Robert A. Carlson           President, Chief Executive       April 13, 1995
---------------------------     Officer and Director
(Robert A. Carlson)             (Chief Executive Officer)

/s/ Stephen Barre               Director                         April 13, 1995
---------------------------
(Stephen Barre)

/s/ C. Shelton James            Director                         April 13, 1995
---------------------------
(C. Shelton James)

/s/ Walter Lipkin               Director                         April 13, 1995
---------------------------
(Walter Lipkin)

/s/ John M. May                 Director                         April 13, 1995
---------------------------
(John M. May)

/s/ Robert Rosenthal            Director                         April 13, 1995
---------------------------
(Robert Rosenthal)

/s/ Richard A. Schneider        Executive Vice President,        April 13, 1995
---------------------------     CFO, Treasurer,
(Richard A. Schneider)          Secretary and Director
                                (Chief Financial and
                                Accounting Officer)

                     NAI TECHNOLOGIES, INC. AND SUBSIDIARIES

                          INDEX TO FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULES




                                                                  Page
                                                                  ----

Independent Auditors' Report                                      F-2

Consolidated Balance Sheets at December 31, 1994 and              F-3
  1993

Consolidated Statements of Operations - Years ended               F-4
  December 31, 1994, 1993 and 1992

Consolidated Statements of Shareholders' Equity -                 F-5
  Years ended December 31, 1994, 1993 and 1992

Consolidated Statements of Cash Flows - Years ended               F-6
  December 31, 1994, 1993 and 1992

Notes to Consolidated Financial Statements                        F-7

Consolidated Financial Statement Schedules:

         II - Valuation and Qualifying Accounts                   F-30


Schedules not listed above have been omitted either because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto.

KPMG Peat Marwick
Certified Public Accountants
One Jericho Plaza
Jericho, NY 11753

                          Independent Auditors' Report

The Stockholders and
Board of Directors
NAI Technologies, Inc.

We have audited the accompanying consolidated financial statements of NAI Technologies, Inc. (formerly North Atlantic Industries, Inc.) and subsidiaries as listed in the accompanying index. In connection with our audit of the consolidated financial statements, we have also audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NAI Technologies, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 10 to the accompanying consolidated financial statements, the Company was not in compliance with its bank debt covenants at December 31, 1994. Accordingly, on April 12, 1995, the Company entered into a new secured revolving credit agreement with its lenders. The new secured revolving credit agreement expires in early 1996 at which time the Company will be required to repay all outstanding amounts due. The Company is considering several alternatives to meet this requirement, including the sale of common or preferred stock, issuance of convertible debt, a business combination, the sale of all or a portion of the Company or borrowing from other institutions.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                                            KPMG PEAT MARWICK LLP
April 13, 1995
Jericho, New York

                     NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets

                                                                                                              December 31,
(in thousands)                                                                                           1994               1993
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Current Assets:
   Cash and cash equivalents                                                                          $  1,658             $  1,717
   Accounts receivable, net                                                                             12,508               15,042
   Income taxes receivable                                                                               4,732                  862
   Inventories, net                                                                                     14,052               16,962
   Deferred tax asset                                                                                      378                  962
   Other current assets                                                                                    871                  945
-----------------------------------------------------------------------------------------------------------------------------------
         Total current assets                                                                           34,199               36,490
-----------------------------------------------------------------------------------------------------------------------------------
Property, plant and equipment, net                                                                       7,657               11,864
Excess of cost over fair value of net assets acquired, net                                              10,865               11,295
Other assets                                                                                               999                1,066
-----------------------------------------------------------------------------------------------------------------------------------
         Total assets                                                                                 $ 53,720             $ 60,715
===================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
   Notes payable                                                                                      $    127             $  2,774
   Current installments of long-term debt                                                                2,179                4,149
   Accounts payable                                                                                      7,484                4,684
   Accrued payroll and commissions                                                                         535                1,056
   Other accrued expenses                                                                                6,435                4,703
   Income taxes payable                                                                                    774                   19
-----------------------------------------------------------------------------------------------------------------------------------
         Total current liabilities                                                                      17,534               17,385
-----------------------------------------------------------------------------------------------------------------------------------
Notes payable                                                                                            6,000                 --
Long-term debt                                                                                           7,990               10,797
Other accrued expenses                                                                                   1,522                1,318
Deferred income taxes                                                                                      378                  622
-----------------------------------------------------------------------------------------------------------------------------------
         Total liabilities                                                                              33,424               30,122
-----------------------------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities
-----------------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity:
   Capital Stock:
      Preferred stock, no par value, 2,000,000                                                            --                   --
         share authorized and unissued
      Common stock, $.10 par value, 10,000,000
         shares authorized; shares issued: 7,174,592
         in 1994 and 6,770,654 (as adjusted) in 1993                                                       717                  651
   Capital in excess of par value                                                                       14,718               12,084
   Foreign currency translation adjustment                                                                 107                  (54)
   Retained Earnings                                                                                     4,754               17,912
-----------------------------------------------------------------------------------------------------------------------------------
         Total shareholders' equity                                                                     20,296               30,593
-----------------------------------------------------------------------------------------------------------------------------------
         Total liabilities and shareholders' equity                                                   $ 53,720             $ 60,715
===================================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

                                      NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                                       Consolidated Statements of Operations

                                                                               Years ended December 31,
(in thousands except per share amounts)                                   1994            1993           1992
-------------------------------------------------------------------------------------------------------------------
Net sales                                                                   $54,520         $81,024        $67,315
-------------------------------------------------------------------------------------------------------------------

Cost of sales                                                                44,254          53,526         45,492
-------------------------------------------------------------------------------------------------------------------

Gross Margin                                                                 10,266          27,498         21,823
-------------------------------------------------------------------------------------------------------------------

Selling expense                                                               7,490           7,351          5,820
General and administrative expense                                            6,313           5,794          3,834
Research and development                                                      3,214           5,020          3,661
Restructuring expense                                                         7,321             --             --
Other                                                                           517             373            101
-------------------------------------------------------------------------------------------------------------------

Total expenses                                                               24,855          18,538         13,416
-------------------------------------------------------------------------------------------------------------------

Operating earnings (loss)                                                   (14,589)          8,960          8,407
-------------------------------------------------------------------------------------------------------------------

Non-operating income (expense)
   Interest income                                                               83             121            183
   Interest expense                                                          (1,477)           (786)          (619)
-------------------------------------------------------------------------------------------------------------------

                                                                             (1,394)           (665)          (436)
-------------------------------------------------------------------------------------------------------------------

Earnings (loss) before income taxes                                         (15,983)          8,295          7,971
(Recovery of) provision for income taxes                                     (4,392)          2,840          2,920
-------------------------------------------------------------------------------------------------------------------

Net earnings (loss)                                                        ($11,591)         $5,455         $5,051
===================================================================================================================

Earnings (loss) per common share                                             ($1.69)          $0.80          $0.80
===================================================================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

                     NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                 Consolidated Statements of Shareholders' Equity
                   For the three years ended December 31, 1994

                                                                Capital                                                  Total
                                                      Common   in excess   Deferred     Note    Translation Retained  shareholders'
(in thousands)                                        stock      of par  compensation receivable adjustment earnings    equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1991                           $    354   $  7,724     ($  27)      --         --     $ 10,846   $ 18,897
   Net earnings                                         --         --         --         --         --        5,051      5,051
   Common stock acquired and retired                      (3)      (300)      --         --         --         --         (303)
   Forfeiture of non-qualified stock options            --          (37)        37       --         --         --         --
   4% common stock dividend                               14      1,158       --         --         --       (1,172)      --
   Amortization of deferred compensation for
    grants of stock options                             --         --          (10)      --         --         --          (10)
   Exercise of employee stock options, net of
    shares tendered                                       19        283       --          (26)      --         --          276
                                                    --------------------------------------------------------------------------
Balance December 31, 1992                                384      8,828       --          (26)      --       14,725     23,911
   Net earnings                                         --         --         --         --         --        5,455      5,455
   Common stock acquired and retired                      (2)      (336)      --         --         --         --         (338)
   4% common stock dividend                               16      2,252       --         --         --         --         --
   Three for two common stock split                      214       (214)      --         --         --       (2,268)      --
   Exercise of common stock warrants                       8         (8)      --         --         --         --         --
   Foreign currency translation adjustment               --         --         --         --          (54)     --          (54)
   Common stock issued in connection with
    the acquisition of Lynwood                            20      1,100       --         --         --         --        1,120
   Tax benefit from exercise of employee stock
    options                                             --          220       --         --         --         --          220
   Exercise of employee stock options and
    stock purchase plan, net of shares
    tendered                                              11        254       --           14       --         --          279
                                                    --------------------------------------------------------------------------
Balance December 31, 1993                                651     12,096       --          (12)       (54)    17,912     30,593
   Net earnings (loss)                                  --         --         --         --         --      (11,591)   (11,591)
   4% common stock dividend                               26      1,541       --         --         --       (1,567)      --
   Foreign currency translation adjustment              --         --         --         --          161       --          161
   Sale of common stock                                   36        964       --         --         --         --        1,000
   Tax benefit from exercise of employee stock
    options                                             --           23       --         --         --         --           23
   Exercise of employee stock options and
    stock purchase plan                                    4        106       --         --         --         --          110
                                                    --------------------------------------------------------------------------
Balance December 31, 1994                           $    717   $ 14,730      $--     ($  12)    $  107   $  4,754   $ 20,296
                                                    ==========================================================================

The accompanying notes to consolidated financial statements are an integral part of these statements.

                     NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows

                                                                                                Years ended December 31,
(in thousands)                                                                                   1994          1993          1992
-----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
   Net earnings (loss)                                                                         ($11,591)     $  5,455      $  5,051
   Adjustments to reconcile net earnings (loss) to cash (used in) provided by operating activities:
   Depreciation and amortization                                                                  2,435         2,508         1,667
   Loss on disposal of property, plant, & equipment                                               2,298          --            --
   Tax benefit from exercise of employee stock options                                               23           220          --
   Changes in assets and liabilities,  excluding  effects from  acquisitions and foreign currency adjustments:
     Accounts receivable                                                                          2,534        (1,374)        1,883
     Inventories                                                                                  2,910        (2,125)        2,005
     Accounts payable and other accrued expenses                                                  4,215        (4,885)          331
     Income taxes payable                                                                        (2,775)       (1,199)         (373)
     Other, net                                                                                     (82)          336           (61)
-----------------------------------------------------------------------------------------------------------------------------------
Net cash flow (used in) provided by operating activities                                            (33)       (1,064)       10,503
-----------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
   Payment for purchase of KMS Advanced Products                                                   --            --          (1,709)
   Contingent payment on purchase of KMS Advanced Products                                         (189)         (227)         (115)
   Payment for purchase of Lynwood, net of cash acquired                                           --          (3,986)         --
   Payment for purchase of Codar, net of cash acquired                                             --          (4,592)         --
   Payment for purchase of Wilcom                                                                  --            --          (6,210)
   Purchase of property, plant and equipment                                                       (935)       (1,484)       (1,928)
   Proceeds from sale of property, plant and equipment                                            1,053            70            26
-----------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                               (71)      (10,219)       (9,936)
-----------------------------------------------------------------------------------------------------------------------------------
Cash Flows form Financing Activities:
   Issuances of notes payable                                                                     8,636           250          --
   Payments of notes payable                                                                     (5,283)         --            --
   Proceeds from long-term borrowings                                                              --           7,500         5,000
   Payments of long-term debt                                                                    (4,777)       (2,748)       (2,228)
   Receipts on notes receivable                                                                     223           433            44
   Proceeds from exercise of stock options and stock purchase plan                                  110           265           276
   Proceeds from sale of common stock                                                             1,000          --            --
   Purchase and retirement of common stock                                                         --            (338)         (303)
-----------------------------------------------------------------------------------------------------------------------------------
Net cash (used in) provided by financing activities                                                 (91)        5,362         2,789
-----------------------------------------------------------------------------------------------------------------------------------
Effect of foreign currency exchange rates on cash                                                   136           (35)         --
-----------------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                                                (59)       (5,956)        3,356
Cash and cash equivalents at beginning of year                                                    1,717         7,673         4,317
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                                       $  1,658      $  1,717      $  7,673
===================================================================================================================================
Supplemental disclosure of cash flow information:
 Cash paid for (refunded):
    Interest                                                                                   $  1,462      $    771      $    622
    Income taxes                                                                              ($    773)     $  3,859      $  3,292

  Non-cash investing and financing activities:
   Note receivable from sale of inventory and machinery and equipment                              --            --        $    686
   Common stock issued in Lynwood acquisition                                                      --        $  1,120          --
   Notes payable issued in Codar acquisition                                                       --        $  2,524          --
===================================================================================================================================


The accompanying notes to consolidated financial statements are an integral part of these statements.

                     NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1994, 1993 and 1992


1.      SUMMARY OF ACCOUNTING POLICIES

        Principles of Consolidation: The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

        Foreign Currency Translation: The financial statements and transactions of the Company's foreign subsidiary are maintained in its functional currency. For consolidation purposes, assets and liabilities of the Company's U.K. subsidiary have been translated at rates of exchange at the end of the period. Revenues and expenses have been translated at the weighted average rates of exchange in effect during each period. Translation gains and losses are accumulated as a separate component of shareholders' equity. Gains and losses resulting from transactions denominated in a currency other than the entity's functional currency are included in other operating expense in the consolidated statements of operations. There were no significant gains or losses from foreign currency transactions in the years presented.

        Financial Statement Reclassification: Certain reclassifications have been made to prior years' financial statements to conform them to the 1994 presentation.

        Cash equivalents: The Company classifies investments that are readily convertible into cash, and have original maturities of three months or less, as cash equivalents.

        Inventories: Inventories are valued at the lower of cost or market on a first-in, first-out (FIFO) basis. Work in process is stated at total cost incurred, reduced by estimated costs of units delivered, but not in excess of net realizable value.

        Property, Plant and Equipment: Property, plant and equipment are recorded at historical cost. Depreciation and amortization have been computed using the straight-line method over the estimated useful lives of the assets: equipment and furniture and fixtures, generally -- 3 to 10 years, and buildings -- 33 years. Leasehold improvements are amortized over the shorter of the estimated useful life of the improvements or the lease term.

        Excess of Cost over Fair Value of Net Assets Acquired: The excess of cost over fair value of net assets acquired (goodwill) is being amortized on a straight line basis over a period of twenty years. The Company reviews the significant assumptions which underlie the twenty year amortization period on a quarterly basis and will shorten the amortization period if considered necessary. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through projected undiscounted future results. Accumulated amortization was approximately $1,100,000 and $480,000 at December 31, 1994 and 1993, respectively. The amortization expense associated with these amounts is included in other operating expense in the consolidated statements of earnings and amounted to $620,000, $359,000 and $91,000 in 1994, 1993 and 1992, respectively.

        Revenue Recognition: Sales are recorded when title passes (either at shipment or customer acceptance). In some limited cases, a sale may be recorded upon the completion of a specific contractual task such as the issuance of a test report. Cost of goods sold is based upon average estimated cost per unit. Sales and profits on cost reimbursable contracts are recognized as costs are incurred. Sales and estimated profits under long-term contracts are recorded under the percentage of completion method of accounting using the cost to cost method. Costs include direct engineering and manufacturing costs, applicable overhead costs and special tooling and test equipment. All selling, general and administrative expenses are charged to operations as incurred. Warranty expense is accrued based upon the historical relationship between sales and warranty claims. Estimated losses are provided for in full when identified.

        Income Taxes: Effective January 1, 1993 the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". This statement requires the use of the asset and liability approach for financial accounting and reporting of income taxes. Under this method, deferred tax assets and liabilities are recognized based on the temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and income tax purposes using enacted rates expected to be in effect when such amounts are realized or settled. The Company previously accounted for income taxes in conformity with SFAS No. 96. The adoption of this statement did not have a material effect on the Company's 1993 financial statements and prior years' financial statements were not restated.

        Stock Dividends: On March 14, 1994 the Company issued 261,139 shares of common stock in connection with a 4% stock dividend to shareholders of record on February 25, 1994. On March 26, 1993 the Company issued 252,784 shares (as adjusted for stock dividend and stock split) of common stock in connection with a 4% stock dividend to shareholders of record on February 26, 1993. On March 27, 1992 the Company issued 234,067 shares (as adjusted for stock dividends and stock split) of common stock in connection with a 4% stock dividend to shareholders of record on February 28, 1992. All references to earnings per share, stock option plan data and common shares have been adjusted to give effect to the stock dividends. The stock dividends were accounted for by transferring approximately $1,567,000, $2,268,000 and $1,172,000, respectively, from retained earnings to common stock and capital in excess of par value.

        Stock Split: On September 17, 1993 the Company issued 2,219,621 shares (as adjusted for stock dividend) of common stock in connection with a three for two stock split payable in the form of a 50% stock dividend to shareholders of record on August 16, 1993. The stock split was accounted for by transferring approximately $214,000 from additional paid in capital to common stock. All references to earnings per share, stock option plan data and common shares have been adjusted to give effect to the stock split.

        Earnings (loss) Per Share: Earnings (loss) per share is computed based upon the weighted average number of common shares and common share equivalents outstanding. Common share equivalents consist of dilutive common stock options, common stock subscribed to under the Employee Stock Purchase Plan and common stock warrants, net of assumed buy-back. The computation of fully diluted earnings (loss) per share does not materially differ from that presented in the consolidated statements of operations. Earnings (loss) per share amounts are based on 6,850,000, 6,843,000 and 6,309,000 average shares outstanding (including common stock equivalents) for 1994, 1993 and 1992, respectively.


2.      ACQUISITIONS

        On October 14, 1993, the Company acquired Codar Technology, Inc. via a merger of a wholly-owned subsidiary with and into Codar for approximately $6.5 million consisting of cash and notes payable. Additional costs incurred pursuant to the transaction resulted in a final total acquisition cost of approximately $7.6 million. The Company increased its term loan borrowings by $7.5 million in conjunction with the acquisition. The excess of the total acquisition cost over the fair value of net assets acquired, amounting to approximately $5.4 million, is being amortized on a straight line basis over 20 years.

        On January 13, 1993, the Company acquired all of the outstanding common stock of Lynwood Scientific Developments Limited (Lynwood), a U.K. company, for approximately $4 million in cash, 330,497 shares (adjusted for stock dividends and stock split) of common stock and warrants to purchase 39,000 shares of common stock at a price of $8.89 per share. The common stock was valued at approximately $1.1 million based on an appraisal by an investment company. The cash portion of the purchase price was paid from existing cash balances. The excess of the total acquisition cost over the fair value of net assets acquired, amounting to approximately $3.7 million, is being amortized on a straight line basis over 20 years.

        On August 7, 1992, the Company acquired certain assets and assumed certain liabilities and obligations of the Wilcom Division of Superior TeleTec Transmission Products, Inc. for approximately $6.0 million in cash and assumed liabilities of approximately $1.0 million. Additional costs incurred pursuant to the transaction resulted in a total acquisition cost of approximately $8.0 million. The acquisition cost was funded by existing cash balances and $5.0 million of additional borrowings under the Company's long-term credit agreement with its two principal banks. The excess of cost over fair value of net assets acquired, amounting to approximately $1.3 million, is being amortized on a straight line basis over 20 years.

        On May 6, 1992, the Company acquired certain assets of KMS Advanced Products, Inc., a wholly owned subsidiary of KMS Industries, Inc., for approximately $1.7 million in cash and assumed liabilities of approximately $0.4 million. Additional costs pursuant to the transaction resulted in a total acquisition cost of approximately $2.5 million. The Company may also be required to pay an additional $1 million based on the cumulative net sales of the purchased business through May 1995. Through December 1994 the Company has paid approximately $0.5 million, based on sales through September 1994. The purchase price was paid from the Company's cash balances. The excess of cost over fair value of net assets acquired, amounting to approximately $0.8 million, is being amortized on a straight line basis over 20 years.

        Each of the acquisitions was accounted for as a purchase and the operating results of each are included in the consolidated statements of operations from the date of acquisition.

        The following unaudited pro-forma consolidated results of operations assume that these four acquisitions occurred on January 1, 1992 and reflect the historical operations of the purchased businesses adjusted for increased interest expense as a result of borrowings, reduced interest income as a result of cash utilization and increased depreciation and amortization net of applicable income taxes resulting from the acquisitions.

        (in thousands, except per share data)        1993            1992
        -----------------------------------------------------------------------
        Net sales                                  $92,870         $110,661

        Net earnings                               $ 3,894         $  4,922

        Earnings per share                         $  0.57         $   0.74
        =======================================================================


        The pro-forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the purchases been made at the beginning of the period, or of results which may occur in the future.


3.      NATURE OF ORGANIZATION

        NAI Technologies is a diversified international electronics company with strengths in both advanced computer system design and telecommunications. It is a leading provider of rugged computers, peripherals and integrated systems for military, government and commercial applications. In addition, NAI Technologies holds a strong market position in transmission enhancement products and rugged, hand-held test equipment for analog, digital and fiber-optic communications and data-interchange networks. The Company's diverse customer base includes commercial markets requiring rugged, mobile computer and communications systems, U.S. and foreign armed services, intelligence agencies, the regional Bell operating companies and major worldwide independent telephone companies. Net sales to the U.S. Government for the years ended December 31, 1994, 1993 and 1992 were $21,819,000, $41,559,000 and $44,615,000, respectively. With the exception of the U.S. Government, no single customer accounted for more than 10% of annual sales in any of the years presented.

4.      ACCOUNTS RECEIVABLE

        Accounts receivable at December 31 consisted of the following:

        (in thousands)                                       1994         1993
        -----------------------------------------------------------------------
        Amounts receivable from United States Government
           Amounts billed                                 $  4,008     $  4,700
           Unbilled contract receivables                     1,629          971
        -----------------------------------------------------------------------
                                                             5,637        5,671
        Amounts receivable from others
           Amounts billed                                    6,728        8,959
           Unbilled contract receivables                       276          584
        -----------------------------------------------------------------------
                                                             7,004        9,543
        -----------------------------------------------------------------------
                                                            12,641       15,214
        Allowance for doubtful accounts                       (133)        (172)
        -----------------------------------------------------------------------
                                                          $ 12,508     $ 15,042
        =======================================================================


        Unbilled contract receivables represent revenue earned but not yet billed to customers at year end. The Company expects that substantially all such amounts will be billed and collected within one year. The Company has one contract which, under its terms, will result in a maximum unbilled receivable of approximately $1,400,000 in late 1996 or early 1997. This amount is expected to be fully collected in 1997 as the Company begins to make deliveries under this contract.


5.      INVENTORIES

        Inventories at December 31, summarized by major classification, were as follows:

        (in thousands)                             1994            1993
        -----------------------------------------------------------------------
        Raw materials and components             $ 9,698        $ 9,206
        Work-in-process                            3,849          5,691
        Finished goods                               662          2,065
        Unliquidated Progress Payments              (157)           --
        -----------------------------------------------------------------------
                                                 $14,052        $16,962
        =======================================================================

6.      OTHER CURRENT ASSETS

        Other current assets at December 31 consisted of the following:

        (in thousands)                             1994            1993
        -----------------------------------------------------------------------
        Prepaid insurance                         $ 482          $  351
        Notes receivable                             -              178
        Other prepaid expenses                      389             416
        -----------------------------------------------------------------------
                                                  $ 871          $  945
        =======================================================================

7.      PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment at December 31 consisted of the following:

        (in thousands)                             1994            1993
        -----------------------------------------------------------------------
        Land                                    $ 1,612         $ 1,813
        Buildings                                 3,302           6,209
        Machinery and equipment                   8,185          10,431
        Furniture and fixtures                      635           1,693
        Leasehold improvements                      279             390
        -----------------------------------------------------------------------
                                                 14,013          20,536
        Less accumulated depreciation and
          amortization                           (6,356)        ( 8,672)
        -----------------------------------------------------------------------
                                                $ 7,657         $11,864
        =======================================================================

8.      RESTRUCTURING

        On April 8, 1994 the Company announced that as part of its transition from the design and manufacture of computer peripherals toward both producing and integrating computer systems, it would close its Hauppauge, New York based Military Products Division and transfer the division's operations to its Codar facility in Longmont, Colorado. As a direct result of the above, during the first quarter of 1994 the Company recorded a $9,500,000 charge, of which $7,300,000 was classified as a restructuring charge and $2,200,000 was charged to cost of sales. The major components of the restructuring charge relate to employee expense ($2,731,000), disposition of assets ($2,000,000), inventory write downs on discontinued products ($1,120,000), idle facility costs ($590,000) and lease termination costs ($370,000). The major components of the $2.2 million charge pertain to inventory write-offs related mostly to excess start-up costs associated with the NST-II production. The transfer of operations to Colorado was substantially completed by the fourth quarter of 1994.

        At December 31, 1994 there was a remaining liability of $981,000, comprised principally of remaining employee severance ($448,000) which is being paid weekly, idle facility expense ($248,000) and lease termination costs ($205,000).

9.      OTHER ACCRUED EXPENSES - CURRENT

        Other accrued expenses - current at December 31, 1994, consisted of the following:

        (in thousands)                                    1994            1993
        -----------------------------------------------------------------------
        Employee benefits                                $1,599           $1,664
        Restructuring                                       981             --
        Insurance payable                                   305              197
        Purchase liabilities                                682              942
        Warranty                                            348              520
        Deferred revenue                                    763              288
        Other                                            $1,757            1,092
        ------------------------------------------------------------------------
                                                         $6,435           $4,703
        ========================================================================

10.     DEBT

        Long term debt at December 31 consisted of the following:

        (in thousands)                                    1994      1993
        -----------------------------------------------------------------------
        Industrial  Development Bond, payable in
         monthly principal  installments
         of $4,775 through February 1999 with
         interest at 70% of prime (8.5% at
         December 31, 1994)                             $   234  $   291

        Secured term loan, payable in
        quarterly installments of $875
        with interest at prime plus 1/2%                  9,175   13,375

        Midland Bank PLC, secured 5 year
         business term loan, monthly principal
         installments of 'L'7,257  (approximately
         $11,000) through July 1995 with
         interest at 2% above the U.K. base rate
         (6.25% at December 31, 1994)                        80      204

        Notes payable (generally  secured by
         specified  machinery and equipment)
         with interest at rates ranging from
         8.875% to 12.43%                                   680    1,076
         ----------------------------------------------------------------------
                                                         10,169   14,946
        Less current installments                         2,179    4,149
        -----------------------------------------------------------------------
                                                        $ 7,990  $10,797
        =======================================================================

        Aggregate principal payments for the five years subsequent to December 31, 1994 are as follows:

         1995           $ 2,179,000
         1996            13,662,000
         1997               215,000
         1998               107,000
         1999                 6,000
                        -----------
                        $16,169,000
                        ===========

        At December 31, 1994, the Company was not in compliance with certain covenants under its secured term loan agreement. Such violations were subsequently waived by the Company's lenders.

        During 1994, the Company had secured lines of credit with its two principal lending institutions amounting to $6,000,000 which bear interest at the prime rate (8.5% at December 31, 1994). At December 31, 1994 borrowing under these lines amounted to $6,000,000 and are classified as long-term notes payable in the accompanying balance sheet. There were no borrowings under these lines in 1993 and 1992. The maximum month-end amount outstanding under these lines during the year ended December 31, 1994 was $6,000,000. The average short-term borrowings for 1994 was $4,275,000 at a weighted average interest rate of 7.59%. The amounts due on the lines of credit were made part of the revolving loan agreement mentioned above.

        On April 12, 1995 the Company entered into a secured revolving credit agreement with its lenders which replaced its then existing agreements. Under the terms of the new agreement, the existing term debt and lines of credit which totaled $15,175,000 were converted into a revolving credit line in exchange for a cash payment of $100,000 and the issuance of 250,000 shares of common stock (valued at approximately $478,000). The agreement expires on January 15, 1996 at which time the Company can extend the maturity to April 15, 1996, if certain conditions are met, or repay all outstanding amounts due. Such payment is expected to approximate $13,425,000 ($12,500,000 at April 15, 1996) at that time.
        The repayment of the amount due will be dependent upon the Company's ability to either obtain alternate financing or to restructure the remaining balance due. The Company is considering several alternates to achieve this, including the sale of common or preferred stock, issuance of convertible debt, a business combination, the sale of all or a portion of the Company and establishment of a borrowing arrangement with new lending institutions. The ability of the Company to accomplish this at favorable terms will be somewhat dependent upon the Company's results of operations in 1995. The term loan agreement requires that the Company maintain certain minimum levels of tangible net worth, current ratio and quick ratio. It also limits capital expenditures and prohibits the payment of cash dividends.

        The Company's U.K. subsidiary has a credit facility (sterling overdraft) with a U.K. bank. The credit facility amounts to 'L'600,000 (approximately $938,000) and bears interest at 2 1/4% above the U.K. base rate (6 1/4% at December 31, 1994). This facility is renewable in April 1995. The maximum month end borrowings under the credit facility during the years ended December 31, 1994 and 1993 were 'L'355,000 and 'L'653,000 (approximately $555,000 and $966,000, respectively). The average short term borrowings for the years ended December 31, 1994 and 1993 were 'L'89,000 and 'L'254,000 (approximately $139,000 and $376,000, respectively). The weighted average interest rate during the years ended December 31, 1994 and 1993 was 7.23% and 8.52%, respectively.

11.     OTHER ACCRUED EXPENSES - NON-CURRENT

        Other Accrued Expenses - non-current at December 31 consisted of the following:

        (in thousands)                                 1994       1993
       ------------------------------------------------------------------------
        Supplemental retirement plan                  $  899      $  706
        Deferred compensation                            623         612
       ------------------------------------------------------------------------
                                                      $1,522      $1,318
       ========================================================================

        The supplemental retirement plan is described in Note 14.


        In 1981, the Company entered into agreements with two former officers which provide for the payments to each of $25,000 per year, adjusted for the cumulative effects of inflation from inception of the agreement, over a period of 15 years. Such deferred compensation payments commenced on January 1, 1990. The 1995 payment to each of the former officers will be approximately $40,000.

12.     INCOME TAXES

        The Company and its domestic subsidiaries file a consolidated Federal income tax return. The provision for income taxes consisted of the following items:

        (in thousands)             1994       1993       1992
        -----------------------------------------------------------------------
          Current:
                Federal           $(4,286)   $ 2,407    $ 2,486
                State                --          362        510
                Foreign              (446)       181       --
        -----------------------------------------------------------------------
                                   (4,732)     2,950      2,996
        -----------------------------------------------------------------------
          Deferred:
                Federal               360       (110)       (76)
                State                --         --         --
                Foreign               (20)      --         --
        -----------------------------------------------------------------------
                                      340       (110)       (76)
        -----------------------------------------------------------------------
        Total income tax
        expense                   $(4,392)   $ 2,840    $ 2,920
        =======================================================================

        The tax effects of temporary differences that gave rise to significant portions of the net deferred tax asset and (liability) at December 31, 1994 and 1993 are as follows:

        (in thousands)                        1994       1993
        -----------------------------------------------------------------------
                Deferred tax assets:
                     AMT credit carry forward $   545   $  --
                     Restructure                  333      --
                     Inventories                  356       591
                     Supplemental retirement      268       172
                     Accrued vacation             127       275
                     Deferred compensation        236       232
                     Other                        114      (308)
                     Valuation allowance       (1,601)     --
       -----------------------------------------------------------------------
                                                  378       962
       ========================================================================
                Deferred tax liabilities:
                     Plant and equipment         (372)     (514)

                     Other                         (6)     (108)
       -----------------------------------------------------------------------
                                                 (378)     (622)
       -----------------------------------------------------------------------
                                               $  --    $   340
       ========================================================================

        The Company has recorded a valuation allowance to reflect the estimated amount of deferred tax assets which will not be realized unless the Company is profitable in the future.

        The sources of the deferred tax provision and the related tax effect for the years ended December 31, 1994, 1993 and 1992 are as follows:

        (in thousands)                      1994     1993       1992
        -----------------------------------------------------------------------
        AMT credit carry forward          $  (545)  $  --     $  --
        Accelerated depreciation for
         tax purposes                        (142)      (77)      (68)
        DISC income recognized for
         tax purposes                        --        --         (49)
        Decrease (increase) in inventory
         reserves                             235        (8)      168
        Deferred compensation                  (4)        2        84
        Supplemental retirement               (96)      (79)      (54)
        Accrued restructure costs            (333)     --        --
        Accrued vacation                      148       (11)      (96)
        Other                                (524)       63       (61)
        Valuation allowance                 1,601      --        --
        -----------------------------------------------------------------------
                                          $   340   $  (110)  $   (76)
        =======================================================================

        A reconciliation of the provision for income taxes computed at the Federal statutory rate to the reported provision for income taxes is as follows:

        (in thousands)                           1994      1993      1992
        -----------------------------------------------------------------------
         Expected provision                    $(5,434)  $ 2,820   $ 2,710
         Increases (decreases) resulting from:
         Adjustment to prior years' income
           taxes                                  (665)     (264)     --
         State income taxes, net of
           Federal benefit                        --         239       337
         Tax benefit from exercise
           of stock options                       --        --        (487)
         Non-deductible expenses                   167       143        93
         Other                                     (61)      (98)      267
         Valuation allowance                     1,601      --        --
         ----------------------------------------------------------------------

         Total income taxes                    $(4,392)  $ 2,840   $ 2,920
         ======================================================================

        At December 31, 1994 the retained earnings of the Company's foreign subsidiary were negative. No United States income tax impact pertaining to the foreign subsidiary has been reflected in the Company's financial statements.

13.     SHAREHOLDERS' EQUITY

        The Company has two stock option plans -- the 1991 Stock Option Plan and the 1993 Stock Option Plan for Directors -- which together cover 773,448 shares of common stock which may be issued pursuant to the plans to key employees and directors. In addition there are 111,768 outstanding options under the Company's 1982 Non-Qualified Stock Option Plan which terminated in July 1992. Subsequent to July 1992, no further grants could be made under such plan.

        The 1991 Stock Option Plan covers 617,448 shares. Options under the 1991 Stock Option Plan are non-qualified stock options and are granted at the option price fixed by the Compensation Committee of the Board of Directors but in no event may the option price be less than the fair market value of a share of common stock on the date of grant. Options under the 1991 Stock Option Plan have such term as is fixed by the Compensation Committee but no option may be exercised during the first year after its date of grant or after the expiration of ten years from its date of grant.

        The 1993 Stock Option Plan for Directors covers 156,000 shares. Options under the Directors' Plan are non-qualified stock options and are granted in increments of 1,560 shares upon each non-employee director's election or re-election to the Board of Directors. The option price is equal to the fair market value of a share of common stock on the date of grant. Options are granted for a term of ten years and become exercisable eleven months after their date of grant. In no event may an option be exercised after the expiration of the term of such option.

        Full payment of the exercise price under all stock option plans may be made in cash or in shares of common stock valued at the fair market value thereof on the date of exercise. The Company's policy is that such shares must have been acquired by the optionee at least six months prior to the exercise date. In 1994, all payments were made in cash. In 1993 and 1992, 38,345 and 65,978 shares, respectively, were received as payment for the exercise price of options. In 1993 and 1992, 36,288 and 53,497 shares, respectively, were withheld from employee stock option exercises to cover required income tax withholdings. Such shares, with a fair market value of $338,000 and $303,000, respectively, were retired by the Company.

        The following is a summary of activity related to all stock option plans:

                                             Number     Weighted average
                                               of         option price
                                             shares        per share
                                             ------        ---------
        Outstanding at December 31, 1991       708,856           $2.09

        Granted                                313,978            5.40

        Exercised                             (400,643)           1.88

        Expired/cancelled                     ( 38,850)           2.29
        --------------------------------------------------------------

        Outstanding at December 31, 1992       583,341            4.01

        Granted                                237,130            8.63

        Exercised                             (168,227)           3.02

        Expired/cancelled                     ( 34,293)           4.63
        --------------------------------------------------------------

        Outstanding at December 31, 1993       617,951            6.20

        Granted                                498,998            5.28

        Exercised                             ( 30,472)           2.62

        Expired/cancelled                     (424,126)           7.60
        --------------------------------------------------------------

        Outstanding at December 31, 1994       662,351           $4.77
        ==============================================================


        At December 31, 1994, 179,358 options were exercisable and 885,216 shares were reserved for issuance under all stock option plans.

        At December 31, 1994, there were 40,560 warrants outstanding which are exercisable at $8.55 per share. The warrants expire January 13, 1996.

        Under the 1992 Employee Stock Purchase Plan, which commenced July 1, 1992, employees may subscribe to purchase shares of common stock at the lesser of 85% of the market price on the first day of the purchase period or the date purchased one year later. Payment for the shares is made through payroll deductions of up to 5% of annual base pay over a one year period. A total of 127,047 shares has been reserved for issuance under the Employee Stock Purchase Plan and as of December 31, 1994, 35,193 shares have been issued pursuant to the plan. A summary of employee stock purchase transactions follows:

                                              Number of            Price
                                               Shares              Range
                                              ---------            -----
           December 31, 1991                         --                 --

           Subscriptions                           35,263              $4.45

           Purchases                                 --                  --

           Cancellations                           (4,640)              4.45
           -----------------------------------------------------------------

           December 31, 1992                       30,623              $4.45

           Subscriptions                           27,253               7.02

           Purchases                              (25,365)              4.45

           Cancellations                           (8,971)         4.45-7.02
           -----------------------------------------------------------------

           December 31, 1993                       23,540              $7.02

           Subscriptions                           31,410               3.13

           Purchases                               (9,828)              3.13

           Cancellations                          (22,202)         3.13-7.02
           -----------------------------------------------------------------
           December 31, 1994                       22,920              $3.13
           =================================================================


        In 1993, warrants to purchase 148,481 (as adjusted) shares of common stock at an exercise price of $4.14 per share were exercised. The Company and the warrant holder agreed to issue 83,165 shares which represented 95% of the appreciation on the warrants as measured by the fair market value of the common stock at the date of exercise ($10.12 per share).

        At December 31, 1994 there was an outstanding loan which an employee received from the Company in the amount of approximately $12,000 for the exercise of previously granted stock options. The note bears interest at approximately 7% and is collateralized by the stock issued and is due in 1997. The note is presented as a reduction to shareholders' equity.

14.     EMPLOYEE BENEFIT PLANS

        Pension Plan

        The Company has a noncontributory defined benefit pension plan covering all eligible employees. The plan provides for normal retirement at age 65, or at least age 62 with 30 years of service, and optional early retirement.

        In December 1993, the Board of Directors approved an amendment to the pension plan which resulted in the freezing of all future benefits under the plan as of January 3, 1994. As a result, in 1993 the Company recognized a gain of $362,000 which substantially offset the pension expense for 1993. Beginning in 1994, future pension expense is expected to be minimal.

        The Company's funding policy is to make annual contributions to the extent such contributions are actuarially determined and tax deductible. Pension expense (income) for 1994, 1993 and 1992 was $(5,000), $367,000 and $382,000, respectively.

        The following table sets forth the funded status of the Company's defined benefit pension plan at December 31, 1994, 1993 and 1992:

      (in thousands)                              1994      1993      1992
      -------------------------------------------------------------------------
      Accumulated benefit obligation,
           including vested benefits of

       $2,473, $3,493 and $2,143                $(2,473)  $(3,715)  $(2,267)
      =========================================================================

      Projected benefit obligation               (2,473)   (3,715)   (4,054)
      Plan assets at fair value                   2,515     3,727     3,614
      -------------------------------------------------------------------------

      Plan assets greater (less) than
       projected benefit obligation                  42        12      (440)
      Unrecognized transition asset                  --        --       255
      Unrecognized net (gain) loss                  (24)       --       203
      -------------------------------------------------------------------------

      Prepaid pension asset                     $    18   $    12    $   18
      =========================================================================

      Net pension expense is comprised
      of the following:
        Service cost                            $     9   $   373    $  363
        Interest cost                               208       270       291
        Return on assets                             35      (175)     (136)
        Net amortization and deferral              (257)     (101)     (136)
      -------------------------------------------------------------------------

      Net pension expense                         $  (5)  $   367    $  382
      =========================================================================

        Prepaid pension costs are included in other non-current assets. The actuarial computations assume a discount rate on benefit obligations of 7.25% in 1994, 6% in 1993 and 8% in 1992. The expected long-term rate of return on plan assets was 6% in 1994 and 9% in 1993 and 1992. Pension Plan assets are primarily invested in short and intermediate term cash investments, corporate bonds and common and preferred stock. The assumed rate of compensation increase was 6% for 1992 and is not applicable thereafter.

        In 1991 the Company adopted the NAI Technologies Supplemental Retirement Plan which is a non-qualified, unfunded pension plan under which the Company will pay supplemental pension benefits to certain officers. The expense related to this plan amounted to $281,000, $232,000 and $159,000 in 1994, 1993 and 1992, respectively. The pension cost for this plan is based on substantially the same actuarial methods and economic assumptions as those used for the defined benefit pension plan. Such benefits will be paid from the Company's assets and not from retirement plan assets.

        The following table sets forth the funded status and cost components of the Company's supplemental retirement plan at December 31, 1994, 1993 and 1992:

        (In thousands)                              1994      1993     1992
        -----------------------------------------------------------------------
        Accumulated benefit obligation (no
         benefits are vested at December 31,
         1994, 1993 or 1992)                      $ (899)   $ (706)   $(376)
        =======================================================================

        Projected benefit obligation for service
         rendered to date                         (1,224)   (1,047)    (669)
        Plan assets at fair value                    --        --       --
        -----------------------------------------------------------------------

        Projected benefit obligation in excess
         of plan assets                           (1,224)   (1,047)    (669)
        Unrecognized prior service cost              360       388      269
        Unrecognized net loss                         77       153      125
        Adjustment required to recognize
         minimum liability                          (112)     (200)    (101)
        -----------------------------------------------------------------------

        Unfunded accrued supplementary costs       $(899)    $(706)   $(376)
        =======================================================================

        Net pension expense is comprised
        of the following:
          Service cost                             $ 156     $ 134    $  94
          Interest cost                               84        63       43
          Net amortization and deferral               41        35       22
        -----------------------------------------------------------------------

        Net pension expense                        $ 281     $ 232    $ 159
        =======================================================================

        The unfunded accrued supplementary costs are included in other long-term accrued expenses.

        Retirement Savings Plan

        The Company has a voluntary Retirement Savings Plan for all eligible employees which provides for basic (up to 15% of compensation) employee contributions. In 1992 and 1993, it was the Company's policy to provide a matching provision equal to 100% of the first 3% of the employee's basic contribution. In December 1993, the Board of Directors approved an amendment to the Retirement Savings Plan which increased the matching provision to 100% of the first 3% and 50% of the second 3% of the employee's basic contribution effective January 3, 1994. Effective August 20, 1994, the Board of Directors suspended the matching provisions. Plan participants may invest in a combination of equity, fixed income and money market funds. The Company's 1994, 1993 and 1992 contributions under the plan amounted to $365,143, $386,000 and $341,000, respectively.

        The plan also provides for a discretionary profit sharing contribution as determined by the Board of Directors, which is contributed to each of the participant's individual accounts. There was no contribution for 1994. For the years 1993 and 1992, the Company provided $128,000 and $240,000, respectively, for a profit sharing contribution.


15.     INFORMATION BY GEOGRAPHIC AREA

        Information about the Company's foreign operations and export sales is provided in the following table. Export revenue is foreign revenue produced by identifiable assets located in the United States while foreign revenue is generated by identifiable assets located in foreign countries.

        In order to achieve an appropriate sharing of operating results between the Company's subsidiaries, transfers between geographic areas are accounted for on the basis of a mark-up of manufacturing costs. Operating earnings are total sales less operating expenses. In computing operating earnings, none of the following items has been added or deducted: general corporate expenses, interest income, interest expense and income taxes.

        Identifiable assets are those assets of the Company that are identified with the operations in each geographic area. Corporate assets consisted primarily of cash and cash equivalents, property, plant and equipment and notes receivable.

                     NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                         INFORMATION BY GEOGRAPHIC AREA

                                                                                 Years ended December 31,
         (in thousands)                                                      1994       1993           1992
         ---------------------------------------------------------------------------------------------------------
         SALES TO UNAFFILIATED CUSTOMERS:
           United States                                                   $ 40,692    $ 63,661    $ 60,915
           Export                                                             2,723       4,637       6,400
           Europe                                                            11,105      12,726        --
                                                                           ---------------------------------------
             Total                                                           54,520      81,024      67,315

         TRANSFERS BETWEEN GEOGRAPHIC AREAS:
           United States                                                        787       1,011       2,802
           Europe                                                                11           9        --
                                                                           ---------------------------------------
             Total                                                              798       1,020       2,802

         TOTAL SALES:
           United States                                                     41,479      64,672      63,717
           Export                                                             2,723       4,637       6,400
           Europe                                                            11,116      12,735        --
           Eliminations                                                        (798)     (1,020)     (2,802)
                                                                           ---------------------------------------
             Total                                                         $ 54,520    $ 81,024    $ 67,315
------------------------------------------------------------------------------------------------------------------
         OPERATING EARNINGS (LOSS):
           United States                                                   ($11,068)   $ 10,617    $ 10,482
           Europe                                                            (1,232)        798        --
                                                                           ---------------------------------------
             Subtotal                                                       (12,300)     11,415      10,482
           Corporate expenses & other                                        (2,289)     (2,455)     (2,075)
                                                                           ---------------------------------------
             Total operating earnings (loss)                                (14,589)      8,960       8,407
           Net interest expense                                              (1,394)       (665)       (436)
                                                                           ---------------------------------------
             Earnings (loss) before income taxes                           ($15,983)   $  8,295    $  7,971
-----------------------------------------------------------------------------------------------------------------
          IDENTIFIABLE ASSETS:
           United States                                                   $ 33,795    $ 48,226    $ 35,855
           Europe                                                             8,761       8,038        --
                                                                           ---------------------------------------
             Subtotal                                                        42,556      56,264      35,855
           Corporate & other*                                                11,164       4,451       7,849
                                                                           ---------------------------------------
             Total                                                         $ 53,720    $ 60,715    $ 43,704

        * The increase in corporate assets is attributable to land and facility from a closed division which is currently listed for sale and a tax refund receivable.

16.     INFORMATION BY BUSINESS SEGMENT

        The Company's  operations  are  classified  into two business  segments:
        Electronic Systems and Telecommunications. The Electronic Systems segment includes Codar Technology, Inc. based in Longmont, Colorado, NAI Systems Division, Inc. in Columbia, Maryland, and Lynwood Scientific Developments Limited in Farnham, England.

        Codar Technology  designs and manufactures  rugged  computers,  computer peripherals and memory systems for military and commercial use. NAI Systems Division specializes in the integration of various manufacturers' computer software and hardware to address specific customer needs. Lynwood designs and manufactures intelligent terminals, terminal emulators, TEMPEST computer products and high performance work stations for commercial and government markets, primarily in the United Kingdom.

        The Telecommunications Segment currently consists of Wilcom, Inc. in Laconia, New Hampshire. Wilcom designs and manufactures a full range of analog, digital and fiber optic test and transmission enhancement equipment for the worldwide telecommunications market.

        In order to achieve an appropriate sharing of profits between the segments, inter-segment sales between segments are accounted for on the basis of a mark-up of manufacturing costs. Operating earnings are total sales less operating expenses. In computing operating earnings, none of the following items has been added or deducted: general corporate expenses, interest income, interest expense and income taxes.

        Identifiable assets by segment are those assets of the Company that are used in the Company's operations in each segment. Corporate assets consist primarily of cash and cash equivalents, property, plant and equipment and notes receivable.

                     NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                         INFORMATION BY INDUSTRY SEGMENT

                                                                                          Years ended December 31,
         (in thousands)                                                            1994              1993             1992
         --------------------------------------------------------------------------------------------------------------------
         SALES TO UNAFFILIATED CUSTOMERS:
           Electronic Systems                                                       $46,330          $71,202          $61,829
           Telecommunications                                                         8,190            9,822            5,486
                                                                                -----------       ----------       ----------
             Total                                                                   54,520           81,024           67,315

         INTERSEGMENT SALES:
           Electronic Systems                                                           798            1,020            2,802
                                                                                -----------       ----------       ----------
             Total                                                                      798            1,020            2,802

         TOTAL SALES:
           Electronic Systems                                                        47,128           72,222           64,631
           Telecommunications                                                         8,190            9,822            5,486
           Eliminations                                                                (798)          (1,020)          (2,802)
                                                                                -----------       ----------       ----------
             Total                                                                  $54,520          $81,024          $67,315

-----------------------------------------------------------------------------------------------------------------------------------
         OPERATING EARNINGS (LOSS):
           Electronic Systems                                                     ($11,788)          $10,655           $9,352
           Telecommunications                                                         (512)              760            1,130
                                                                                -----------       ----------       ----------
             Subtotal                                                              (12,300)           11,415           10,482
         Corporate expenses & other                                                 (2,289)           (2,455)          (2,075)
                                                                                -----------       ----------       ----------
             Total operating earnings (loss)                                       (14,589)            8,960            8,407
         Net interest expense                                                       (1,394)             (665)            (436)
                                                                                -----------       ----------       ----------
             Earnings (loss) before income taxes                                  ($15,983)           $8,295           $7,971

-----------------------------------------------------------------------------------------------------------------------------------
         IDENTIFIABLE ASSETS:
           Electronic Systems                                                       $35,529          $48,198          $26,658
           Telecommunications                                                         7,027            8,066            9,197
                                                                                -----------       ----------       ----------
             Subtotal                                                                42,556           56,264           35,855
           Corporate & other*                                                        11,164            4,451            7,849
                                                                                -----------       ----------       ----------
             Total                                                                  $53,720          $60,715          $43,704

-----------------------------------------------------------------------------------------------------------------------------------
         CAPITAL EXPENDITURES:
           Electronic Systems                                                          $716           $1,326           $1,861
           Telecommunications                                                           114              146               27
                                                                                -----------       ----------       ----------
             Subtotal                                                                   830            1,472            1,888
           Corporate & other                                                            105               12               40
                                                                                -----------       ----------       ----------
             Total                                                                     $935           $1,484           $1,928

-----------------------------------------------------------------------------------------------------------------------------------
         DEPRECIATION & AMORTIZATION:
           Electronic Systems                                                        $2,078           $2,202           $2,575
           Telecommunications                                                           320              288               86
                                                                                -----------       ----------       ----------
             Subtotal                                                                 2,398            2,490            1,661
           Corporate & other                                                             37               18                6
                                                                                -----------       ----------       ----------
             Total                                                                   $2,435           $2,508           $1,667


        * The increase in corporate assets is attributable to land and facility from a closed division which is currently listed for sale and a tax refund receivable.

17.     COMMITMENTS AND CONTINGENCIES

        The Company and its subsidiaries are subject to certain legal actions which arise in the normal course of business. It is management's belief that these actions will not have a material effect on the Company's consolidated financial position.

        The  Company  and  its  subsidiaries   lease  office  and  manufacturing
        facilities, automobiles, computers and other equipment under various non-cancellable operating leases.

        Future minimum rental commitments for leases with non-cancellable terms in excess of one year are as follows:

      (in thousands)                                       Amount
      -------------------------------------------------------------
      1995                                               $1,763,000
      1996                                                1,515,000
      1997                                                1,134,000
      1998                                                1,065,000
      1999                                                  941,000
      2000 and thereafter                                 4,837,000
                                                         ----------

      Total minimum lease payments                      $11,255,000
                                                        ===========

        With the acquisition of Lynwood, the Company assumed a 25 year operating lease for office and manufacturing facilities. Annual future minimum lease payments through the year 2014, which are included in the above table, amount to approximately $316,000 per year.

        Rental expense amounted to $1,170,000,  $1,132,000 and $385,000 in 1994,
        1993 and 1992, respectively. There was no sublease income in these periods.

        Most leases provide for additional payments of real estate taxes, insurance and other operating expenses applicable to the property, generally over a base period level. Total rental expense includes such base period expenses and the additional expense payments as part of the minimum lease payments.

        In June 1994, a class action lawsuit was filed in the United States District Court for the Eastern District of New York against the Company and certain of its officers and directors, alleging violations of the Federal securities laws as a result of certain misrepresentations and omissions of fact in public statements issued by the Company during the second half of 1993, which allegedly had the effect of artificially inflating the trading price of the Company's shares of stock. At the present time the plaintiff is seeking unspecified damages. Management believes this litigation is without merit and intends to defend such action vigorously. Management also believes that a finding of ultimate liability against the Company, if any, whether directly or as a result of the indemnification of officers who are also defendants would not have a materially adverse effect on its financial position.

18.     QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

        The following table sets forth quarterly financial information for 1994 and 1993:

                                                                    Earnings
      (in thousands,             Net         Gross        Net          per
      except per share data)    sales       margin      earnings      share
      -------------------------------------------------------------------------
        1994
        ----
          First Quarter         $15,516       $ 1,555      $(7,340)    $(1.08)
          Second Quarter         14,909         4,258         (374)     (0.06)
          Third Quarter          12,093         2,666         (831)     (0.12)
          Fourth Quarter         12,002         1,787       (3,046)     (0.43)
          --------------------------------------------------------------------

          Total                 $54,520       $10,266     $(11,591)    $(1.69)
          ====================================================================

        1993
        ----
          First Quarter         $21,703       $ 7,078      $ 1,570     $ 0.23
          Second Quarter         21,275         7,612        1,743       0.26
          Third Quarter          19,670         6,986        1,450       0.21
          Fourth Quarter         18,376         5,822          692       0.10
          -------------------------------------------------------------------

          Total                 $81,024       $27,498      $ 5,455     $ 0.80
          ===================================================================

(in thousands of dollars)                                            SCHEDULE II

                        NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                            VALUATION AND QUALIFYING ACCOUNTS

      -----------------------------------------------------------------------------------------------------------------------------
              Column A                     Column B                Column C                 Column D           Column E
      -----------------------------------------------------------------------------------------------------------------------------
                                                                  Additions
                                                         ------------------------------
                                                            (1)            (2)
                                           Balance at      Charged        Charged to                           Balance
                                           Beginning     to Costs      Other Accounts     Deductions           at End
            Description                    of Period    and Expenses      Describe         Describe           of Period
      -----------------------------------------------------------------------------------------------------------------------------
       Allowance deducted from asset to
          which it applies

          Allowance for doubtful accounts
       Year ended December 31, 1994          $172            $11              $0             $50(A)               $133

       Year ended December 31, 1993           130             42              99              99(A)                172

       Year ended December 31, 1992           128             61               0              59(A)                130


          Allowance for inventory
             obsolescence reserve:
       Year ended December 31, 1994         4,018          2,031               7           3,806(B)              2,250

       Year ended December 31, 1993         3,322            387           1,429(C)        1,120(B)              4,018

       Year ended December 31, 1992         1,375            934           2,506(D)        1,493(B)              3,322




       Note A - Uncollected receivables written off, net of recoveries.

       Note B - Obsolete inventory scrapped, net of recoveries.

       Note C - Included in the purchase of the Codar Technology Inc. - $563
                Included in the purchase price of the Lynwood Scientific Dev. Ltd. - $810.
                Included in the purchase of the Tollgrade assets - $56.

       Note D - Other - $3.
                Included in the purchase price of the KMS division - $519. Included in the purchase price of the Wilcom Inc. - $1,984.

                                   Appendix 2

                                                                (COMPOSITE COPY)

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-Q


(Mark One)

 X      QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
---     EXCHANGE ACT OF 1934

        For the quarterly period ended September 30, 1995

                                       OR

___ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        For the transition period from _________________ to __________________


                          Commission File Number 0-3704


                             NAI TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


      New York                                          11-1798773
(State or other jurisdiction of                (IRS Employer Identification No.)
 incorporation or organization)

1000 Woodbury Road, Woodbury, New York                11797-2530
(Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code: (516) 364-4433

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.


                    Yes  X       No
                        ---        ---


As of October 25, 1995, 7,459,437 shares of NAI Technologies, Inc.'s $.10 par value Common Stock were outstanding.









                            Exhibit Index on Page 14

                             NAI TECHNOLOGIES, INC.


                                      INDEX

                                                                      PAGE

Facing Sheet                                                            1

Index                                                                   2


PART I.   Financial Information

  Item 1. Financial Statements

          Consolidated Balance Sheets -                                 3
            September 30, 1995 and December 31, 1994

          Consolidated Statements of Operations -                       4
           Three months ended September 30, 1995 and
           October 1, 1994

          Consolidated Statements of Operations -                       5
            Nine months ended September 30, 1995 and
            October 1, 1994

          Consolidated Statements of Cash Flows -                       6
            Nine months ended September 30, 1995 and
            October 1, 1994

          Other financial information                                   7

  Item 2. Management's Discussion and Analysis of                     8-13
           Financial Condition and Results of Operations


PART II.  Other Information                                            14


Signatures                                                             16


Exhibits (not included)                                                17

                          PART I. FINANCIAL INFORMATION

Item 1.  Financial Statements

                     NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                                 (in thousands)

--------------------------------------------------------------------------------
                                                       Sept. 30,      Dec. 31,
                                                         1995           1994
                                                      (Unaudited)
--------------------------------------------------------------------------------
ASSETS
Current Assets:
  Cash and cash equivalents                              $ 1,436     $ 1,658
  Accounts receivables, net                               14,043      12,508
  Income taxes receivable                                   -          4,732
  Inventories, net                                        10,983      14,052
  Deferred tax asset                                         372         378
  Other current assets                                     1,242         871
--------------------------------------------------------------------------------

        Total current assets                              28,076      34,199
--------------------------------------------------------------------------------

Property, plant and equipment, net                         5,252       7,657
Excess of cost over fair value of assets acquired, net    10,497      10,865
Long-term notes receivable                                 1,190         -
Other assets                                                 666         999
--------------------------------------------------------------------------------

      Total assets                                       $45,681     $53,720
================================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Notes payable                                          $  -        $   127
  Current installments of long-term debt                  15,437       2,179
  Accounts payable                                         9,489       7,484
  Accrued payroll and commissions                            369         535
  Other accrued expenses                                   5,290       6,435
  Income taxes payable                                       238         774
--------------------------------------------------------------------------------

      Total current liabilities                           30,823      17,534
--------------------------------------------------------------------------------

Notes payable                                                -         6,000
Long-term debt                                               249       7,990
Other accrued expenses                                     2,588       1,522
Deferred income taxes                                        378         378
--------------------------------------------------------------------------------

      Total liabilities                                   34,038      33,424
--------------------------------------------------------------------------------

Shareholders' Equity:
  Capital Stock:
  Preferred stock, no par value, 2,000,000
    shares authorized and unissued                            -          -
  Common stock, $.10 par value, 10,000,000
    shares authorized; shares issued: 7,459,437
    in 1995 and 7,174,592 in 1994                            746         717
  Capital in excess of par value                          15,249      14,718
  Foreign currency translation adjustment                     89         107
  Retained earnings                                       (4,441)      4,754
--------------------------------------------------------------------------------

      Total shareholders' equity                          11,643      20,296
--------------------------------------------------------------------------------

       Total liabilities and shareholders' equity        $45,681     $53,720
================================================================================

                     NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                     (in thousands except per share amounts)
                                   (Unaudited)

--------------------------------------------------------------------------------
                                                    For the Three Months Ended
                                                   -----------------------------
                                                       Sept. 30,     Oct. 1,
                                                          1995        1994
--------------------------------------------------------------------------------
Net sales                                                $15,887     $12,093
--------------------------------------------------------------------------------

Cost of sales                                             14,097       9,427
--------------------------------------------------------------------------------

Gross margin                                               1,790       2,666
--------------------------------------------------------------------------------

Selling expense                                            1,269       1,644
General and administrative expense                         1,413       1,200
Research and development                                     425         657
Other                                                        170          55
--------------------------------------------------------------------------------

Total expenses                                             3,277       3,556
--------------------------------------------------------------------------------

Operating loss                                            (1,487)       (890)
--------------------------------------------------------------------------------

Non-operating income (expense)
  Deferred debt expense                                     (300)         -
  Interest income                                             48          39
  Interest expense                                          (446)       (397)
--------------------------------------------------------------------------------

                                                            (698)       (358)

Loss before income taxes                                  (2,185)     (1,248)
Provision for (recovery of) income taxes                     111        (417)
--------------------------------------------------------------------------------


Net loss                                                 $(2,296)    $  (831)
================================================================================

Loss per common share                                    $( 0.31)    $ (0.12)
================================================================================


Average shares outstanding                                 7,459       6,808
================================================================================


                     NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                     (in thousands except per share amounts)
                                   (Unaudited)

--------------------------------------------------------------------------------
                                                     For the Nine Months Ended
                                                    ----------------------------
                                                       Sept. 30,     Oct. 1,
                                                          1995        1994
--------------------------------------------------------------------------------
Net sales                                                $42,658     $42,518
--------------------------------------------------------------------------------

Cost of sales                                             40,177      34,039
--------------------------------------------------------------------------------

Gross margin                                               2,481       8,479
--------------------------------------------------------------------------------

Selling expense                                            3,775       5,966
General and administrative expense                         4,172       4,293
Research and development                                   1,451       2,673
Restructuring Expense                                        -         7,321
Other                                                        396         336
--------------------------------------------------------------------------------

Total expenses                                             9,794      20,589
--------------------------------------------------------------------------------

Operating loss                                            (7,313)    (12,110)
--------------------------------------------------------------------------------

Non-operating income (expense)
  Deferred debt expense                                     (600)        -
  Interest income                                            136          62
  Interest expense                                        (1,197)     (1,072)
--------------------------------------------------------------------------------

                                                          (1,661)     (1,010)
--------------------------------------------------------------------------------
Loss before income taxes                                  (8,974)    (13,120)
Provision for (recovery of) income taxes                     221      (4,575)
--------------------------------------------------------------------------------

Net loss                                                 $(9,195)    $(8,545)
================================================================================


Loss per common share                                    $( 1.25)    $( 1.26)
================================================================================

Average shares outstanding                                 7,356       6,794
================================================================================

                     NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                                 (in thousands)
                                   (Unaudited)

--------------------------------------------------------------------------------
                                                     For the Nine Months Ended
                                                    ----------------------------
                                                          Sept. 30,    Oct. 1,
                                                            1995        1994
--------------------------------------------------------------------------------

Cash Flows from Operating Activities:
  Net loss                                               $(9,195)    $(8,545)
  Adjustments to reconcile net loss
    to cash provided by operating activities:
  Depreciation and amortization                            2,190       1,865
  (Gain) loss on disposal of property, plant & equipment      (2)      2,298
Change in assets and liabilities, excluding effects from
 acquisitions and foreign currency adjustments:
    Accounts receivable                                   (1,535)      2,465
    Inventories                                            3,069       1,360
    Accounts payable and other accrued expenses            1,859       3,128
    Income taxes                                           4,202      (3,968)
    Other, net                                               252         752
--------------------------------------------------------------------------------

 Net cash flow provided by (used in) operating activities    840        (645)
--------------------------------------------------------------------------------

Cash Flows from Investing Activities:
  Contingent payment on purchase of KMS Advanced Products   (103)       (149)
  Purchase of property, plant and equipment                 (439)       (804)
  Proceeds from sale of property, plant and equipment        440          28
--------------------------------------------------------------------------------

Net cash used in investing activities                       (102)       (925)
--------------------------------------------------------------------------------

Cash Flows from Financing Activities:
  Issuances of notes payable                                   6       8,422
  Payments of notes payable                                 (133)     (5,117)
  Payments of long-term debt                                (533)     (3,067)
  Receipts of notes receivable                                -          223
  Payments for debt restructuring                           (340)         -
  Proceeds from exercise of stock options
    and stock purchase plan                                   60         108
--------------------------------------------------------------------------------

Net cash provided by (used in) financing activities         (940)        569
--------------------------------------------------------------------------------

Effect of foreign currency exchange rates on cash            (20)        157
--------------------------------------------------------------------------------
Net decrease in cash and cash equivalents                   (222)       (844)
Cash and cash equivalents at beginning of year             1,658       1,717
--------------------------------------------------------------------------------

Cash and cash equivalents at end of period               $ 1,436      $  873
================================================================================

Supplemental disclosure of cash flow information:
  Cash paid (refunded) for:
    Interest                                             $ 1,049      $ 1,057
    Income taxes                                         $(4,725)     $  (606)
  Non-cash investing and financing activities
    Notes receivable from sale of property               $ 1,190          -
    Common stock issued in debt restructuring            $   500          -
================================================================================

                           OTHER FINANCIAL INFORMATION


UNAUDITED FINANCIAL STATEMENTS

The accompanying unaudited consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the SEC. The Company believes that the disclosures contained herein are adequate to make the information presented not misleading. The consolidated statements of operations for the nine months ended September 30, 1995 are not necessarily indicative of the results to be expected for the full year. These unaudited financial statements should be read in conjunction with the audited financial statements and accompanying notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994.


INVENTORIES

Inventories are summarized by major classification as follows:

--------------------------------------------------------------------------------
                                                      Sept. 30,    Dec. 31,
                                                       1995          1994
                                                    (Unaudited)
--------------------------------------------------------------------------------
(In thousands of dollars)
  Raw materials and components                        $ 6,554     $ 9,698

  Work-in-process                                       4,599       3,849

  Finished goods                                          469         662

  Unliquidated progress payments                         (639)       (157)
--------------------------------------------------------------------------------

  Inventories, net                                    $10,983     $14,052
================================================================================

Item 2.
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Third Quarter 1995 Compared with Third Quarter 1994

The nature of the Company's business is such that year to year changes in sales levels are predominantly due to changes in shipping volume or product mix rather than changing sales prices. Net sales for the third quarter of 1995 were $15.9 million, a 31% increase when compared with $12.1 million for the same period in 1994.

The following chart provides the sales breakdown by product line for the third quarter:

In thousands of dollars                     1995         1994      % Change
-------------------------------------------------------------------------------
Electronic Systems Segment
         Systems                          $ 8,824       $ 4,172        112%
         Component                          3,105         4,027        (23%)
         Service                            1,411         2,180        (35%)
                                          -------------------------------------
  Total Electronic Systems Segment         13,340        10,379         29%

Telecommunications Segment
         Line treatment                     1,859         1,215         53%
         Test equipment                       672           499         35%
         Data comm                             16            -         100%
                                         --------------------------------------

 Total Telecommunications Segment           2,547         1,714         49%
                                         -------------------------------------

  TOTAL                                   $15,887       $12,093         31%
                                         ======================================

Sales in the Electronic Systems segment (net of intercompany eliminations) increased 29% to $13.3 million from $10.4 million for the same period in 1994. The sales increase was primarily attributable to higher systems integration revenue, partially offset by lower component revenue and service revenue. The increase in systems integration revenue was principally attributable to higher systems integration revenue from NAI's Systems and Lynwood Divisions. The decrease in service and component revenue is primarily attributable to the lower revenue from Codar Technology and the closing of the Military Products Division which was consolidated into Codar in September 1994.

The 1994 third quarter had approximately $1.7 million of revenue produced at the Hauppauge facility which was subsequently closed in September 1994 when the Military Products Division was consolidated into one location at Codar. The merging of the two businesses has placed significant strain on Codar which has resulted in delayed shipments, significant cost overruns on long-term contracts, large losses and significant cash constraints.

Sales in the Telecommunications segment increased 49% to $2.5 million as compared to $1.7 million for the same period in 1994. The increase in sales was attributable to higher line treatment revenue which increased 53% due to initial deliveries of Wilcom's new Enhanced Line Powered Amplifier products. The test equipment revenue increased as a result of increased orders from the regional Bell operating companies.

The consolidated gross margin percentage for the third quarter of 1995 was 11.3% as compared with 22.0% for the same period in 1994. The gross margin percentage was adversely affected by a $1.4 million charge to operations and an unfavorable mix of high and low margin product deliveries. The $1.4 million charge to operations was attributable to cost growth on certain long-term contracts due to engineering design changes, greater than anticipated labor and material costs and under absorbed overhead expense. Although margins are expected to improve, low margins are expected to continue at least during the fourth quarter of 1995 principally at Codar due to a disproportionate level of low margin revenue as a result of past cost overruns on certain long-term contracts for which the Company continues to provide products.

Selling expense for the third quarter of 1995 was $1.3 million as compared with $1.6 million for the same period in 1994. This decrease is attributable to savings associated with the consolidation of the Military Products Division in the third quarter of 1994.

General and administrative expenses for the third quarter of 1995 were $1.4 million as compared with $1.2 million for the same period in 1994. This increase is primarily attributable to higher general and administrative expenses at Codar as a result of increased management resources, partially offset by the savings associated with the previously mentioned consolidation in 1994. The third quarter of 1994 was favorably impacted by the reversal of two over-accruals aggregating $300,000. The first reversal, in the amount of $200,000, pertained to a charge established in 1991 when the Company entered into a "self-funding" arrangement with its insurance carrier for employee medical insurance. The Company adjusted its "reserve for claims in process" each year. In July 1993, the Company returned to a conventional funding arrangement with a different insurance carrier. Because it took up to 12 months for a claim in process to actually be charged to the Company, the Company deemed it prudent to wait one year before adjusting the reserve balance. The second reversal, in the amount of $100,000, related to the Company's determination during the third quarter that corporate management would not earn any bonus in 1994. The amounts accrued for bonuses in the first two quarters of 1994 were reversed in the third quarter of 1994.

Company-sponsored research and development expenditures for the third quarter of 1995 were $0.4 million as compared with $0.7 million for the same period in 1994. This decrease is attributable to savings associated with the previously mentioned consolidation and the change in mix between Company-sponsored research and development and customer-funded research and development. A key component to the Electronic Systems segment's strategy is to focus on its systems integration business. Although systems integration work by its nature will require significant engineering content, such costs must be classified as contract costs and charged to cost of sales as opposed to Company-sponsored research and development (IR&D).

For the third quarter of 1995 the Company had an operating loss of $1.5 million as compared with a loss of $0.9 million for the same period in 1994. The operating loss was primarily attributable to the $1.4 million charge previously noted.

Interest expense, net of interest income, was $0.7 million in the third quarter of 1995, as compared with $0.4 million in the comparable quarter of 1994. The second quarter of 1995 also included a $0.3 million charge for debt restructuring expense related to the April 7, 1995 agreement reached with the Company's two lending institutions.

The Company was unable to recognize a tax benefit for its loss in the third quarter of 1995 due to uncertainties as to whether or not a future benefit will be realized. Any earnings in 1995 will not be taxed at the statutory rate. The small tax provision is associated with Lynwood Scientific Developments Ltd., the Company's U.K. subsidiary.

For the third quarter of 1995 the Company had a net loss of $2.3 million as compared with a net loss of $0.8 million in the third quarter of 1994. Loss per share was $(0.31) as compared with $(0.12) for the same period in 1994, based on a weighted average of 7.5 million and 6.8 million shares outstanding, respectively.

First Nine Months 1995 Compared with First Nine Months 1994

The nature of the Company's business is such that year to year changes in sales levels are predominantly due to changes in shipping volume or product mix rather than changing sales prices. Net sales for the first nine months of 1995 were $42.7 million, basically unchanged when compared with $42.5 million for the same period in 1994.

The following chart provides the sales breakdown by product line for the first nine months:

In thousands of dollars                 1995          1994        % Change
-------------------------------------------------------------------------------
Electronic Systems Segment
         Systems                          $21,754       $14,035         55%
         Component                          9,714        13,658        (29%)
         Service                            5,123         8,807        (42%)
                                          -------------------------------------
  Total Electronic Systems Segment         36,591        36,500          0%

Telecommunications Segment
         Line treatment                     4,081         3,947          3%
         Test equipment                     1,948         2,071         (6%)
         Data comm                             38           -          100%
                                          -------------------------------------
  Total Telecommunications Segment          6,067         6,018          1%
                                          -------------------------------------

  TOTAL                                   $42,658       $42,518          0%
                                          =====================================

The sales increase was primarily attributable to higher systems integration revenue, partially offset by lower component and service revenues. The increase in systems revenue was principally attributable to higher systems integration revenue from NAI's Systems Division. The decrease in service and component revenue is primarily attributable to lower revenue from Codar Technology and the closing of the Military Products Division which was consolidated into Codar in September 1994.

The Company expects a significant amount of 1995 sales to be directly to the military or through prime contractors to the military. For the first nine months of 1995, approximately 42% of the Company's consolidated sales were directly to the U.S. military or to prime contractors of the U.S. military. The Company does not anticipate a material change in this percentage over the next three years. The Company is not aware of any programs in which it participates that are specifically targeted for termination or curtailment. The Company's products are utilized on many different U.S. Government programs which reduces the adverse impact of cancelling a single specific program. However, changes in future U.S. defense spending levels could impact the Company's future sales volume.

Sales in the Telecommunications segment increased 1% to $6.1 million as compared to $6.0 million for the same period in 1994. The increase in sales was attributable to higher line treatment revenue due to deliveries of Wilcom's new Enhanced Line Powered Amplifier products. Test equipment revenue decreased due to lower orders from the regional Bell operating companies and foreign telecommunications companies primarily due to their cost cutting measures.

The consolidated gross margin percentage for the first nine months of 1995 was 5.8% as compared with 19.9% for the same period in 1994. The gross margin percentage was adversely affected by a $6.1 million charge to operations and an unfavorable mix of high and low margin product deliveries. The $6.1 million charge to operations was primarily attributable to cost growth on certain long-term contracts due to engineering design changes and greater than anticipated labor and material costs ($2,901,000); increased provisions for slow moving and obsolete inventory ($2,650,000); and increased overhead expenses as compared with budgeted bid rates ($336,000). Although the Company expects gross margins to improve in the fourth quarter, they will still be below historical levels due to a disproportionate level of low margin revenue as a result of past cost overruns on certain long-term contracts for which the Company continues to provide products. These contracts are expected to be substantially completed in 1995, although approximately $3.6 million of low margin revenue is expected to be recorded during the first half of 1996.

Selling expense for the first nine months of 1995 was $3.8 million as compared with $6.0 million for the same period in 1994. This decrease is attributable to savings associated with the consolidation of the military products division in the third quarter of 1994.

General and administrative expenses for the first nine months of 1995 were $4.2 million as compared with $4.3 million for the same period in 1994. This decrease is primarily attributable to savings associated with the previously mentioned consolidation in 1994, partially offset by higher general and administrative expenses at the Codar subsidiary as a result of increased management resources.

Company-sponsored research and development expenditures for the first nine months of 1995 were $1.5 million as compared with $2.7 million for the same period in 1994. This decrease is attributable to savings associated with the previously mentioned consolidation and the change in mix between Company-sponsored research and development and customer-funded research and development. A key component to the Electronic Systems segment's strategy is to focus on its systems integration business. Although systems integration work by its nature will require significant engineering content, such costs must be classified as contract costs and charged to cost of sales as opposed to Company-sponsored research and development (IR&D).

For the first nine months of 1995 the Company had an operating loss of $7.3 million as compared with a loss of $12.1 million for the same period in 1994. The operating loss in 1995 was primarily due to the $6.1 million charge previously noted and lower sales volume. The 1994 operating loss included a $7.3 million restructuring expense.

Interest expense, net of interest income, was $1.7 million in the first nine months of 1995, as compared to $1.0 million for the same period in 1994. The first nine months of 1995 also included a $0.6 million charge for debt restructuring expense related to the April 7, 1995 agreement reached with the Company's two lending institutions.

The effective income tax expense rate is below the combined statutory federal and state rates for the first nine months of 1995. The Company was unable to recognize a tax benefit for its loss in the first nine months of 1995 due to uncertainties as to whether or not a future benefit will be realized. Any earnings in 1995 will not be taxed at the statutory rate.

For the first nine months of 1995 the Company had a net loss of $9.2 million as compared with a net loss of $8.5 million in the first nine months of 1994. Loss per share was $(1.25) as compared with $(1.26) for the same period in 1994, based on a weighted average of 7.4 million and 6.8 million shares outstanding, respectively. The 1994 loss per share includes a pre-tax restructuring charge of $7.3 million.

Liquidity and Capital Resources

Although the Company reported a net loss of $9.2 million in the first nine months of 1995, it still generated a positive cash flow of $0.8 million from operations due to the receipt in January of a Federal tax refund of $4.0 million attributable to the 1994 tax loss carryback. Company operations have historically provided a positive cash flow. However, the Company is currently experiencing financial difficulties due to lower shipping volumes and cost overruns on certain long-term contracts.

Although the third quarter revenue level was up approximately 13% over the second quarter revenue level, the lower than normal gross margins resulted in continuing losses and the Company must continue to increase its shipment rate to improve its operating margin. However, its ability to do so is constrained by a shortage of working capital.

The restructuring actions taken in 1994 have significantly reduced the expense structure of the Company. However, it is not certain that the Company will be able to achieve the revenue level necessary to return to profitability. The Company is taking action to minimize its cash outlays by deferring or eliminating discretionary expenses and capital asset purchases. The Company must increase its shipment rate to an acceptable level within the near future, or obtain additional financing, in order to meet its cash flow requirements during 1995.

On April 7, 1995 the Company entered into an amended and restated credit agreement with its two primary lending institutions. Under the terms of the new agreement, the existing term debt and lines of credit were converted into a revolving credit line in exchange for a cash payment of $100,000 and the issuance of 250,000 shares of the Company's Common Stock. The new agreement required quarterly principal payments, commencing in September 1995, of $875,000 with a balloon payment of $13,425,000 due on January 15, 1996. At July 1, 1995 the Company was in violation of certain debt covenants of this new agreement. The defaults have been waived and the agreement has been amended to establish new covenants. In addition, payment of a fee of $50,000 and the quarterly principal payments which were scheduled to begin in September 1995 were deferred and added to the balloon payment due on January 15, 1996. On October 13, 1995, the Company received a limited waiver for certain financial covenant defaults.

The payment of the $15,175,000 principal obligation in January 1996 will be dependent upon the Company's ability either to obtain alternate financing or to restructure the remaining balance due. The Company is considering several alternatives to achieve this, including the sale of common or preferred stock, the issuance of convertible debt, a business combination, the sale of all or a portion of the Company and the establishment of a borrowing relationship with new lending institutions.

On October 16, 1995 the Company announced that a private investor had made a subordinated loan to the Company of $1,000,000 due January 15, 1996. The loan is exchangeable for the Company's 12% Convertible Subordinated Promissory Notes due in 2000, convertible into 500,000 shares of Common Stock at a conversion rate of $2.00 per share, and warrants representing the right to acquire 850,000 shares of Common Stock at an exercise price of $2.50, subject to adjustment. Charles S. Holmes, a representative of the Long Island based investor, became a director of NAI. The Company is also discussing with other private investors the investment of up to an additional $7 million in the 12% Convertible Subordinated Notes and Warrants to purchase shares of Common Stock at $2.50 per share. Such discussions are preliminary. If all transactions are consummated, following the exercise of the warrants and the conversion of the notes, an aggregate of 8,000,000 shares of Common Stock, or approximately 49.6% of the then outstanding fully diluted Common Stock of the Company, will have been issued for an aggregate consideration of $18,000,000. Approval of the Company's shareholders will be required for the consummation of the transaction.

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                                                                         Page 13


The restructuring of the timing of repayment of the outstanding principal under the Company's bank credit facilities is a condition to the consummation of the proposed new investment. The Company anticipates that, if it is successful in raising the additional funds, it will be able to restructure its credit facilities to permit repayment over a longer period. Upon completion of the proposed investment transaction, the restructuring of the credit facility and a return to profitability in 1996, the Company expects that it will be able to generate enough free cash flow to meet its operating and internal growth requirements over the next three years.

At September 30, 1995 the Company's long-term secured debt totaled $15.7 million of which current installments were $15.4 million. This compares to $16.2 million at December 31, 1994 of which current installments were $2.2 million. The Company's long-term borrowings, secured by plant and equipment, bear interest at rates ranging from 70% of prime (8.75% at September 30, 1995) to 12.43%.

Cash and cash equivalents totaled $1.4 million at September 30, 1995 as compared to $1.7 million at December 31, 1994. Cash provided by operating activities amounted to $0.8 million in the first nine months of 1995 as compared to cash used in operating activities of $0.6 million in the first nine months of 1994. In January 1995, the Company received a Federal tax refund of $4.0 million.

For the first nine months of 1995 the Company used cash of $0.4 million for the purchase of property, plant and equipment. In May 1995, the Company sold its vacated manufacturing facility located in Hauppauge, NY, and received cash of $0.4 million with a note for the balance payable in two years in the amount of $1.2 million.

For the first nine months of 1995, the Company made debt principal payments of $0.5 million and payments against notes payable of $0.1 million.


Inflation

The Company's financial statements are prepared in accordance with historical accounting systems, and therefore do not reflect the effect of inflation. The impact of changing prices on the financial statements is not considered to be significant.


Backlog

The backlog of unfilled orders at September 30, 1995 stood at $49.2 million compared to $39.3 million at October 1, 1994. Approximately 80% of the backlog is scheduled for delivery over the next twelve months.

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                                                                         Page 14


                           PART II. OTHER INFORMATION


Item 5.       Other Information

              On October 16, 1995 the Company announced that a private investor had made a subordinated loan to the Company of $1,000,000 due January 15, 1996. The loan is exchangeable for the Company's 12% Convertible Subordinated Promissory Notes due in 2000, convertible into 500,000 shares of Common Stock at a conversion rate of $2.00 per share, and warrants representing the right to acquire 850,000 shares of Common Stock at an exercise price of $2.50, subject to adjustment. Charles S. Holmes, a representative of the Long Island based investor, has become a director of NAI. The Company is also discussing with other private investors the investment of up to an additional $7 million in 12% Convertible Subordinated Notes and Warrants to purchase shares of Common Stock at $2.50 per share. Such discussions are preliminary. If all transactions are consummated, following the exercise of the warrants and the conversion of the notes, an aggregate of 8,000,000 shares of Common Stock, or approximately 49.6% of the then outstanding fully diluted Common Stock of the Company, will have been issued for an aggregate consideration of approximately $18,000,000. Approval of the Company's shareholders and consent from the Company's banks will be required for the consummation of the transaction.

              The Company also announced the relocation of the executive and administrative offices of the Company from Woodbury, New York to Longmont, Colorado in December 1995.

              The Company stated that the new loan will provide needed working capital. The Company is currently required to repay the outstanding principal amount of $15,225,000 under its bank credit facilities on January 15, 1996. The restructuring of the timing of repayment is a condition to the consummation of the proposed new investment. The Company anticipates that, if it is successful in raising the additional funds, it will be able to restructure its credit facilities to permit repayment over a longer period.


Item 6.           Exhibits and Reports on Form 8-K

         a)       Exhibits

                  10.1     -  Securities Purchase Agreement, dated as of October
                              13, 1995, by and between NAI Technologies, Inc. and Charles S. Holmes.

                  10.2     -  12% Subordinated Promissory Note due 1996 of NAI
                              Technologies, Inc.

                  10.3     -  Employment Agreement, dated as of October 16,
                              1995, between NAI Technologies, Inc. and Robert A. Carlson.

                  10.4     -  Employment Agreement, dated as of October 16,
                              1995, between NAI Technologies, Inc. and Richard
                              A. Schneider.

                  10.5     -  First Amendment, dated as of August 14, 1995, to
                              the Amended and Restated Credit Agreement, dated as of April 12, 1995, among NAI Technologies, Inc., Chemical Bank and The Bank of New York.

                  10.6     -  Second Amendment, dated as of October 13, 1995, to
                              the Amended and Restated Credit Agreement, dated as of April 12, 1995, among NAI Technologies, Inc., Chemical Bank and The Bank of New York.

                  10.7     -  Third Amendment, dated as of November 6, 1995, to
                              the Amended and Restated Credit Agreement, dated as of April 12, 1995, among NAI Technologies, Inc., Chemical Bank and The Bank of New York.


                  27       -  Financial Data Schedule (Edgar Filing Only).

         b)       Reports on Form 8-K

                  None.


                                      -15-





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                                                                         Page 16



                               S I G N A T U R E S


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                      NAI TECHNOLOGIES, INC.
                                          (Registrant)





DATE November 6, 1995                 By:\s\Richard A. Schneider
     --------------------------          --------------------------
                                            Richard A. Schneider
                                            Executive Vice President
                                     (On behalf of the registrant and as
                                     Principal Financial Officer)



                                      -16-



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

                                   Appendix 3

                            CERTIFICATE OF AMENDMENT

                                     of the

                          CERTIFICATE OF INCORPORATION

                                       of

                             NAI Technologies, Inc.
                            (a New York corporation)

                       (Under Section 805 of the Business
                    Corporation Law of the State of New York)

                              ====================

     The undersigned, desiring to amend a certificate of incorporation under the provisions of the Business Corporation Law of the State of New York (hereinafter referred to as the "BCL"), hereby certifies as follows:

     FIRST. The name of the corporation is NAI Technologies, Inc. (hereinafter referred to as the "Corporation"). The name under which the Corporation was originally formed is North Atlantic Industries, Inc.

     SECOND. The original Certificate of Incorporation of the Corporation was filed by the New York Department of State on July 15, 1954. The Restated Certificate of Incorporation of the Corporation was filed with the New York Department of State on August 13, 1991.

     THIRD. Paragraph "3" of the Restated Certificate of Incorporation of the Corporation, which sets forth the aggregate number and designations of shares of stock which the Corporation shall have the authority to issue, is hereby eliminated in its entirety and the following language is substituted in lieu thereof which has the effect of increasing from ten million (10,000,000) to twenty-five million (25,000,000) the number of shares of Common Stock the Corporation shall have authority to issue:

     "3. The aggregate number of shares of stock which the Corporation shall have the authority to issue is twenty-seven million (27,000,000) shares, of which twenty-five million (25,000,000) shares shall be designated Common Stock, each such share having a par value of $.10, and of which two million (2,000,000) shares shall be designated Preferred Stock, each such share having a par value of $.10."

     FOURTH. Paragraph "4" of the Restated Certificate of Incorporation of the Corporation, which sets forth the terms and conditions under which the Corporation may issue its Preferred Stock, is hereby restated in its entirety without making any amendment to or change in the provisions thereof:

     "4. The Preferred Stock may be issued in series. The Board of Directors of the Corporation is hereby expressly authorized to establish and designate series of Preferred Stock and to fix from time to time before issuance the number, designation, relative rights, preferences and limitations (including, without limitation, participating, voting, optional or other special rights) of the shares of any series of Preferred Stock. Except to the extent, if any, that holders of issued and outstanding shares of Preferred Stock are entitled to vote, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of Common Stock, who shall be entitled to one vote for each share of Common Stock held by them of record."

     FIFTH: The aforesaid amendment to Paragraph 3 of the Restated Certificate of Incorporation of the Corporation have been authorized (1) by the unanimous vote of the Board of Directors of the Corporation taken at a meeting of said Board of Directors and (2) by the vote of the holders of a majority of all outstanding shares of the Corporation entitled to vote thereon taken at a meeting of said shareholders, respectively, all in accordance with Section 803(a) of the BCL.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed and subscribed in its name this ___ day of February, 1996, and the statements contained herein are affirmed as true under the penalties of perjury.


                                            NAI TECHNOLOGIES, INC.


                                            By____________________________
                                               Robert A. Carlson
                                               President


                                            By____________________________
                                               Richard A. Schneider
                                               Secretary

                                   APPENDIX 4

                             NAI TECHNOLOGIES, INC.


                  PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD FEBRUARY 1, 1996


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Robert A. Carlson or John Helenek and each of them, proxies of the undersigned, with full power of substitution, to vote all Common Stock of NAI Technologies, Inc., a New York corporation (the "Company"), the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company to be held at the Raintree Conference Center located at 1850 Industrial Circle, Longmont, Colorado 80503, on Thursday, February 1, 1996 at 10:00 a.m. (local time), or any adjournment thereof, with all the powers the undersigned would have if personally present on the following matters:


     1. PROPOSAL TO RATIFY AND APPROVE THE ISSUANCE BY THE COMPANY OF CERTAIN DEBT SECURITIES AND WARRANTS CONVERTIBLE OR EXERCISABLE INTO OR FOR APPROXIMATELY 8,000,000 SHARES OF THE COMPANY'S COMMON STOCK TO INVESTORS IN A PROPOSED PRIVATE PLACEMENT WHICH WILL RESULT IN THE POTENTIAL ISSUANCE OF MORE THAN 20% OF THE COMPANY'S COMMON STOCK AND MAY RESULT IN A CHANGE OF CONTROL OF THE COMPANY.

                    FOR [ ]           AGAINST [ ]           ABSTAIN [ ]

     2. PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK FROM 10,000,000 TO 25,000,000.

                    FOR [ ]           AGAINST [ ]           ABSTAIN [ ]


     3. PROPOSAL TO RATIFY AND APPROVE THE SELECTION OF KPMG PEAT MARWICK AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDED DECEMBER 31, 1995.


                    FOR [ ]           AGAINST [ ]           ABSTAIN [ ]


     4. IN THEIR DISCRETION, THE ABOVE-NAMED PROXIES ARE AUTHORIZED TO VOTE IN ACCORDANCE WITH THEIR OWN JUDGMENT UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.



THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2 AND 3 AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 4.



                              The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Special Meeting of Shareholders and Proxy Statement and hereby revokes any Proxy or Proxies heretofore given. You may strike out the persons named as proxies and designate a person of your choice, and may send this Proxy directly to such person.


                              DATED:                                      , 1996

                              Please complete, date and sign exactly as your name appears hereon. When signing as attorney, administrator, executor, guardian, trustee or corporate official, please add your title. If shares are held jointly, each holder should sign.



                                       -2-


                                  STATEMENT OF DIFFERENCES

The section symbol shall be expressed as..................... SS
The British pound sign shall be expressed as................. 'L'
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